     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1994


                                                       REGISTRATION NO. 33-52705

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                          BRINKER INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

       DELAWARE                     5812                    75-1914582
      (State of         (Primary Standard Industrial     (I.R.S. employer
    incorporation)          Classification Code)      identification number)

                                6820 LBJ FREEWAY
                              DALLAS, TEXAS 75240
                                  214-980-9917
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ROGER F. THOMSON
                          EXECUTIVE VICE PRESIDENT AND
                                GENERAL COUNSEL
                          BRINKER INTERNATIONAL, INC.
                                6820 LBJ FREEWAY
                              DALLAS, TEXAS 75240
                                  214-980-9917
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

      Bruce H. Hallett, Esq.              Larry Schoenbrun, Esq.
     Crouch & Hallett, L.L.P.            Gardere & Wynne, L.L.P.
  717 N. Harwood St., Suite 1400         1601 Elm St., Suite 3000
       Dallas, Texas 75201                 Dallas, Texas 75201
           214-953-0053                        214-999-4703

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            Upon the consummation of the merger referred to herein.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          BRINKER INTERNATIONAL, INC.
          CROSS-REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM S-4

                      ITEM OF FORM S-4                                     PROSPECTUS CAPTION OR LOCATION
- -------------------------------------------------------------  ------------------------------------------------------
A.  INFORMATION ABOUT THE TRANSACTION
       1.  Forepart of Registration Statement and Outside
            Front Cover Page of Prospectus...................  Facing Page of Registration Statement; Outside Front
                                                                Cover Page of Proxy Statement/Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Inside Front Cover Page of Proxy Statement/
                                                                Prospectus; Available Information; Table of Contents
       3.  Risk Factors, Ratio of Earnings to Fixed Charges
            and Other Information............................  Inside Front Cover Page of Proxy Statement/
                                                                Prospectus; Summary of Proxy Statement/ Prospectus;
       4.  Terms of the Transaction..........................  Summary of Proxy Statement/Prospectus; The Merger
       5.  Pro Forma Financial Information...................  Pro Forma Financial Information
       6.  Material Contacts with the Company Being
            Acquired.........................................  Summary of Proxy Statement/Prospectus; The Merger
       7.  Additional Information Required for Reoffering by
            Persons and Parties Deemed to be Underwriters....  Not Applicable
       8.  Interests of Named Experts and Counsel............  Not Applicable
       9.  Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities...  Not Applicable
B.  INFORMATION ABOUT THE REGISTRANT
      10.  Information with Respect to S-3 Registrants.......  Not Applicable
      11.  Incorporation of Certain Information by
            Reference........................................  Not Applicable
      12.  Information with Respect to S-2 or S-3
            Registrants......................................  Not Applicable
      13.  Incorporation of Certain Information by
            Reference........................................  Not Applicable

      14.  Information with Respect to Registrants Other than
            S-3 or S-2 Registrants...........................  Summary of Proxy Statement/ Prospectus; The Merger;
                                                                Market Price of and Dividends on the Common Stock of
                                                                Brinker and OTB and Related Shareholder Matters;
                                                                Brinker Selected Financial Data; Business of Brinker;
                                                                Brinker Management's Discussion and Analysis of
                                                                Financial Condition and Results of Operations;
                                                                Management and Principal Shareholders of Brinker;
                                                                Description of Capital Stock of Brinker; Index to
                                                                Financial Statements
C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15.  Information with Respect to S-3 Companies.........  Not Applicable
      16.  Information with Respect to S-2 or S-3
            Companies........................................  Not Applicable
      17.  Information with Respect to Companies Other than
            S-3 or S-2 Companies.............................  Summary of Proxy Statement/Prospectus; The Merger;
                                                                Market Price of and Dividends on the Common Stock of
                                                                Brinker and OTB and Related Shareholder Matters; OTB
                                                                Selected Financial Data; Business of OTB; OTB
                                                                Management's Discussion and Analysis of Financial
                                                                Condition and Results of Operations; Management and
                                                                Principal Shareholders of OTB; Index to Financial
                                                                Statements
D.  VOTING AND MANAGEMENT INFORMATION
      18.  Information if Proxies, Consents or Authorizations
            are to be Solicited..............................  Summary of Proxy Statement/Prospectus; Annual Meeting
                                                                of OTB; The Merger; Amendment of Amended and Restated
                                                                Stock Option Plan; Management and Principal
                                                                Shareholders of OTB
      19.  Information if Proxies, Consents or Authorizations
            are not to be Solicited or in an Exchange
            Offer............................................  Not Applicable

                           ON THE BORDER CAFES, INC.
                                ----------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 1994

                            ------------------------

To The Shareholders of
ON THE BORDER CAFES, INC.:


    Notice is hereby given that the Annual Meeting of Shareholders of On The Border Cafes, Inc., a Texas corporation ("OTB"), will be held on Wednesday, May 18, 1994 beginning at 9:00 a.m. CDT at the Clarion Hotel, 1241 West Mockingbird Lane, Dallas, Texas 75247, for the following purposes:



    1. To consider and vote upon a proposal to approve that certain Amended and Restated Agreement and Plan of Merger, by and among OTB, Brinker International, Inc. ("Brinker") and Rio Acquisition Corp., pursuant to which (a) OTB would become a subsidiary, directly or indirectly, of Brinker, and (b) each outstanding share of common stock of OTB would be converted into shares of common stock of Brinker pursuant to the formula described therein;


    2.  To elect nine directors of OTB;

    3. To consider and vote upon a proposal to amend and restate OTB's Amended and Restated Stock Option Plan (the "Option Plan") to permit grants of options under the Option Plan to consultants of OTB; and

    4. To transact any other business as may properly come before the meeting or any adjournment thereof.


    Shareholders of record at the close of business on April 20, 1994 are entitled to notice of and to vote at the meeting or any adjournment thereof. The list of shareholders entitled to vote at the meeting will be available for inspection by any shareholder for any purpose relating to the meeting during regular business hours at OTB's corporate office at 7800 N. Stemmons Freeway, Suite 580, Dallas, Texas 75247 for ten days prior to the meeting.



    If the Merger is consummated, the holders of record of OTB's common stock who comply with the requirements of Articles 5.11 through 5.13 of the Texas Business Corporation Act, which Articles are attached as Appendix C to the attached Proxy Statement/Prospectus, may dissent from the merger and exercise their appraisal rights in accordance with Texas law. See "The Merger -- Appraisal Rights of Dissenting Shareholders" in the attached Proxy Statement/Prospectus for a description of the procedures which must be followed to perfect appraisal rights under the Texas Business Corporation Act.


    WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                                          By Order of the Board of Directors
                                          RAYMOND E. YOAKUM
                                          SECRETARY


Dallas, Texas
April 22, 1994

PROXY STATEMENT/PROSPECTUS



                                PROXY STATEMENT
                           ON THE BORDER CAFES, INC.
                      ANNUAL MEETING OF SHAREHOLDERS TO BE
                              HELD ON MAY 18, 1994


                            ------------------------

                                   PROSPECTUS
                          BRINKER INTERNATIONAL, INC.
                        1,134,726 SHARES OF COMMON STOCK

                            ------------------------


    This Proxy Statement/Prospectus is being furnished to shareholders of On The Border Cafes, Inc., a Texas corporation ("OTB"), in connection with the solicitation of proxies by the Board of Directors of OTB for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on May 18, 1994 at the Clarion Hotel, 1241 West Mockingbird Lane, Dallas, Texas (together with any adjournment or postponement thereof, the "Annual Meeting").



    This document also constitutes a Prospectus of Brinker International, Inc., a Delaware corporation ("Brinker"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 1,134,726 shares, subject to possible adjustment (the "Brinker Shares"), of common stock of Brinker, $.10 par value per share (the "Brinker Common Stock"), to be issued to the shareholders of OTB. The Brinker Shares will be issued in exchange for all of the outstanding shares (the "OTB Shares") of common stock of OTB, $.02 par value per share (the "OTB Common Stock") (other than OTB Shares held by OTB or its subsidiaries and OTB Shares held by dissenting shareholders, if any), in the merger (the "Merger") of Rio Acquisition Corp., a wholly owned subsidiary of Brinker (the "Brinker Subsidiary"), into OTB in accordance with the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), by and among Brinker, OTB and the Brinker Subsidiary. As a result of the Merger, the separate corporate existence of the Brinker Subsidiary will cease, and OTB will continue its existence as a direct or indirect subsidiary of Brinker.


    The principal executive offices of Brinker are located at 6820 LBJ Freeway, Dallas, Texas 75240 and its telephone number is (214) 980-9917. The principal executive offices of OTB are located at 7800 North Stemmons Freeway, Suite 580, Dallas, Texas 75247 and its telephone number is (214) 905-7500.


    This Proxy Statement/Prospectus and the enclosed proxy card are first being mailed to shareholders of OTB on or about April 22, 1994.


  THE  BRINKER SHARES  TO BE  OFFERED IN CONNECTION  WITH THE  MERGER HAVE NOT
    BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND EXCHANGE  COMMISSION
      NOR    HAS   THE   COMMISSION   PASSED    UPON   THE   ACCURACY   OR
       ADEQUACY  OF  THIS  PROXY  STATEMENT/PROSPECTUS.  ANY  REPRESENTA-
                       TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS APRIL 22, 1994.

                             AVAILABLE INFORMATION

    This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto which Brinker has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information, which may be inspected without charge at the office of the Commission at 450 Fifth Street, Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Proxy Statement/ Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

    In addition, both Brinker and OTB are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the Commission which are located as follows: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates. Written requests for such material should be addressed to the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Brinker Common Stock is listed on the New York Stock Exchange, Inc. ("NYSE") and such reports, proxy statements and other information concerning Brinker can be inspected and copies can be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERS MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BRINKER OR OTB. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER IN SUCH PERSON'S JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/ PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT, SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BRINKER OR OTB.

                               TABLE OF CONTENTS

                                                                                                             Page
                                                                                                           ---------
Available Information....................................................................................          2
Summary of Proxy Statement/Prospectus....................................................................          4
Annual Meeting of OTB....................................................................................          9
The Merger...............................................................................................         10
Pro Forma Financial Information..........................................................................         28
Market Price of and Dividends on the Common Stock of Brinker and OTB and Related Shareholder Matters.....         35
Brinker Selected Financial Data..........................................................................         36
Brinker Management's Discussion and Analysis of Financial Condition and Results of Operations............         37
Business of Brinker......................................................................................         41
Management and Principal Shareholders of Brinker.........................................................         47
Description of Capital Stock of Brinker..................................................................         54
OTB Selected Financial Data..............................................................................         55
OTB Management's Discussion and Analysis of Financial Condition and Results of Operations................         56
Business of OTB..........................................................................................         62
Management and Principal Shareholders of OTB.............................................................         67
Amendment of Amended and Restated Stock Option Plan......................................................         75
Legal Matters............................................................................................         78
Experts..................................................................................................         78
Shareholders' Proposals..................................................................................         78
Index to Financial Statements............................................................................        F-1
Appendix A -- Amended and Restated Agreement and Plan of Merger..........................................        A-1
Appendix B -- Opinion of Armata Partners.................................................................        B-1
Appendix C -- Certain Provisions of the Texas Business Corporation Act...................................        C-1

                     SUMMARY OF PROXY STATEMENT/PROSPECTUS

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS. THE SUMMARY IS NECESSARILY INCOMPLETE AND SELECTIVE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO. THE TERMS "OTB" AND "BRINKER" REFER RESPECTIVELY TO ON THE BORDER CAFES, INC. AND ITS SUBSIDIARIES AND PREDECESSORS AND BRINKER INTERNATIONAL, INC. AND ITS SUBSIDIARIES AND PREDECESSORS, UNLESS THE CONTEXT OTHERWISE REQUIRES. ALL SHARE AND PER SHARE INFORMATION CONCERNING THE BRINKER COMMON STOCK (INCLUDING THE NUMBER OF BRINKER SHARES TO BE RECEIVED BY THE OTB SHAREHOLDERS IN THE MERGER) AND THE OTB COMMON STOCK HAS BEEN RESTATED TO REFLECT STOCK DIVIDENDS, STOCK SPLITS AND REVERSE STOCK SPLITS EFFECTED PRIOR TO THE DATE HEREOF, INCLUDING A THREE-FOR-TWO STOCK DIVIDEND EFFECTED BY BRINKER ON MARCH 30, 1994).

    MATTERS TO BE VOTED UPON. At the Annual Meeting, the shareholders of OTB will be asked to consider and vote upon proposals to approve and adopt the Merger Agreement, amend and restate OTB's Amended and Restated Stock Option Plan (the "Option Plan") and elect nine directors.

    MERGER. Pursuant to the proposed Merger, the Brinker Subsidiary would be merged into OTB and OTB would become a subsidiary of Brinker. Upon completion of the Merger, each OTB Share would be converted into the right to receive the number of Brinker Shares equal to the "Conversion Amount" (as defined herein); provided, however, OTB Shares held by OTB and OTB Shares held by shareholders who perfect their appraisal rights under Texas law (the "Unconverted Shares") would not be converted into shares of Brinker Common Stock upon completion of the Merger. If the average closing price of the Brinker Common Stock on the NYSE for the ten trading days ending on the date which is five trading days before the consummation of the Merger (the "Brinker Trading Price") is between $28.583 and $32.00, the Conversion Amount for each OTB Share would be equal to .301171. If the Brinker Trading Price is more than $32.00, then the Conversion Amount for each OTB Share would be equal to the quotient of (A) 9.637473 divided by (B) the Brinker Trading Price. If the Brinker Trading Price is less than $28.583, the Conversion Amount for each OTB Share would be equal to the quotient of (X)
8.608472 divided by (Y) the Brinker Trading Price; however, if the Conversion Amount would exceed .3472325, OTB and Brinker would either determine in good faith the Conversion Amount or terminate the Merger Agreement. A VOTE IN FAVOR OF THE MERGER BY AN OTB SHAREHOLDER WILL BE DEEMED TO BE AUTHORIZATION OF OTB'S EXECUTIVE OFFICERS AND DIRECTORS TO AGREE TO ANY CONVERSION AMOUNT THEY DEEM IS APPROPRIATE IF THE CONVERSION AMOUNT (PURSUANT TO THE FORMULA DESCRIBED ABOVE) EXCEEDS .3472325. See "The Merger."

    BUSINESS OF BRINKER. Brinker is principally engaged in the operation and development of the "Chili's Grill & Bar," "Grady's American Grill," "Romano's Macaroni Grill" and "Spageddies Italian Italian Food" restaurant concepts. As of February 2, 1994, Brinker's system of company-operated, joint venture and franchised units included 413 restaurants located in 42 states, Canada, Mexico and Singapore. The principal executive offices of Brinker are located at 6820 LBJ Freeway, Dallas, Texas 75240, and its telephone number is (214) 980-9917. See "Business of Brinker."

    BUSINESS  OF  OTB.    OTB  owns  and  operates  casual  dining  Mexican food
restaurants. OTB's system of restaurants includes 21 restaurants system-wide, with 14 operated by OTB and seven operated by franchisees. The principal executive offices of OTB are located at 7800 North Stemmons Freeway, Suite 580, Dallas, Texas 75247, and its telephone number is (214) 905-7500. See "Business of OTB."

    EFFECTIVE TIME OF THE MERGER. It is currently contemplated that the Merger will be consummated as soon as practicable after the Annual Meeting. The Merger will be effective upon the filing of Articles of Merger with the Secretary of State of Texas (the "Effective Time").

    EXCHANGE OF OTB STOCK CERTIFICATES. As soon as practicable after the Effective Time, instructions and a letter of transmittal will be furnished to all OTB shareholders for use in exchanging their stock certificates for certificates evidencing the Brinker Shares they will be entitled to receive as a result of the Merger. SHAREHOLDERS OF OTB SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL SUCH INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED. See "The Merger -- Exchange of Certificates Representing OTB Shares."

    VOTES REQUIRED. The affirmative votes of the holders of a majority of the outstanding OTB Shares are required to approve the Merger on behalf of OTB. Approval of the amendment to the Option Plan requires the affirmative vote of a majority of the OTB Shares represented in person or by proxy at the Annual Meeting. The election as a director of each nominee for election as a director requires the affirmative vote of a plurality of the OTB Shares represented in person or by proxy at the Annual Meeting. See "Annual Meeting of OTB." Directors and executive officers of OTB and their affiliates own approximately 38% of the OTB Shares entitled to vote at the Annual Meeting. Certain directors of OTB who own a total of approximately 37% of the OTB Shares have agreed to vote all of their OTB Shares in favor of the adoption and approval of the Merger Agreement.

    The consummation of the Merger will not require the vote of the shareholders of Brinker, and the Merger is not being presented to the shareholders of Brinker for their approval. Brinker, the sole shareholder of the Brinker Subsidiary, has approved and adopted the Merger on behalf of the Brinker Subsidiary.

    NO SOLICITATION. The Merger Agreement provides that OTB will not directly or indirectly (i) solicit or initiate discussions with or (ii) enter into any negotiations or agreements with, or furnish any information that is not publicly available to, any third party concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction, subject to the fiduciary duties of the OTB Board of Directors (the "OTB Board"). See "The Merger -- Certain Covenants."

    INTERESTED PERSONS. Two shareholders of OTB (the "Optionees") and the Brinker Subsidiary have entered into an Option Agreement, dated January 24, 1994 (the "Option Agreement"). Under the terms of the Option Agreement, the Optionees granted to the Brinker Subsidiary an irrevocable option to purchase approximately 1,089,000 OTB Shares owned by them. The Option will become effective, subject to certain conditions, if OTB, its directors, executive officers or the Optionees decide to enter into negotiations or agreements with, or furnish any information that is not publicly available to, any entity, person or group concerning any proposal for a merger or sale of OTB or its subsidiaries. The exercise price to be paid by the Brinker Subsidiary for each of these shares upon the exercise of the Option will be $8.78 per share together with an amount payable from time to time equal to the federal income taxes payable by the Optionees due to the sale of the shares to the Brinker Subsidiary. The exercise price may be paid at the option of the Optionees in cash or in shares of Brinker Common Stock. In the event that the Brinker Subsidiary exercises the Option and OTB consummates a transaction such that other shareholders of OTB receive an amount per share in excess of the amount payable to the Optionees as previously described, then the Brinker Subsidiary will pay to the Optionees an amount equal to such difference, on an after-tax basis, with respect to each OTB Share purchased pursuant to the Option. The Optionees also agreed to vote all of their OTB Shares in favor of the Merger at the Annual Meeting, to take all action necessary to adopt and implement the Merger Agreement and to refrain from asserting any appraisal rights. See "The Merger -- Interested Persons."

    APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS. Subject to certain other conditions, a shareholder of record of OTB who does not vote his or her OTB Shares in person or by proxy in favor of the Merger and who files with OTB a written objection to the Merger before the vote at the Annual Meeting, stating that his or her right to dissent will be exercised if the Merger is effective and giving his or her name and address, will be eligible to make a written demand on OTB for appraisal rights following the consummation of the Merger. Neither a proxy nor a vote opposing or abstaining from the Merger will constitute a written objection to the Merger. An OTB shareholder who files a written objection will not be entitled to appraisal rights unless such shareholder also makes a written demand following the consummation of the Merger and takes certain other steps in the manner required by Texas law. A vote in favor of the Merger, in person or by proxy, will constitute a waiver of appraisal rights. See "The Merger -- Appraisal Rights of Dissenting Shareholders."

    FEDERAL INCOME TAX CONSEQUENCES. The Merger is intended to be a tax-free reorganization under the federal income tax laws, and, as such, no gain or loss will be recognized by the shareholders of OTB upon their receipt of the Brinker Shares in exchange for their OTB Shares. Gain or loss will be recognized, however, by holders of OTB Shares to the extent of any cash received by the OTB shareholders who perfect their appraisal rights or for any fractional share amount. See "The Merger -- Federal Income Tax Consequences."

    ACCOUNTING TREATMENT.   Brinker  intends  to account  for  the Merger  as  a
pooling-of-interests.


    CONDITIONS OF THE MERGER; TERMINATION. In addition to approval by the shareholders of OTB, consummation of the Merger is subject to the satisfaction or waiver of a number of conditions and to certain regulatory matters. Brinker's obligation to consummate the Merger is also conditioned upon the delivery of a favorable letter from the independent accountants for Brinker with respect to the qualification of the Merger as a pooling-of-interests transaction in conformity with certain accounting guidelines. Other than approval of the Merger by the OTB shareholders, substantially all of the conditions to the Merger may be waived, in whole or in part, by the parties for whose benefit they have been created, without the approval of their respective shareholders. However, after approval by the shareholders of OTB, no amendment or modification may be made which by law requires further approval by such shareholders unless such approval is obtained. In addition, the Merger may be abandoned under certain circumstances, and such abandonment will not require shareholder approval. See "The Merger -- Conditions to Merger, and "-- Termination of Merger Agreement."


    REASONS FOR MERGER. The OTB Board considered a number of factors, including, without limitation, the following: (i) the arm's-length negotiations with Brinker which resulted in the agreement by Brinker to acquire all of the outstanding OTB Shares for a premium over the prevailing market price of the OTB Shares; (ii) OTB's restricted ability to open additional restaurants based upon its limited capital resources and the impact of its recent operating results and the financial obligations resulting from the settlement of claims arising from the March 1993 airplane accident (see "OTB Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources"); (iii) limitations on OTB's ability to compete effectively with other Mexican food restaurant companies with greater access to capital; (iv) current market conditions, historical market prices and trading information for both the OTB Common Stock and the Brinker Common Stock; (v) the structure of the Merger, which provides that shareholders of OTB will receive an equity interest in a larger, higher growth, more diversified restaurant company with a stronger balance sheet and cash flow and with depth of management personnel and training resources; (vi) the historical and current financial condition, results of operations, prospects and businesses of OTB and Brinker; (vii) the expectation that OTB shareholders will receive the Brinker Shares in a tax-free transaction;
(viii) the expectation that the Merger would be beneficial to the employees of OTB; and (ix) the opinion of Armata Partners, L.P. ("Armata Partners"), OTB's financial advisor, that the consideration to be received by holders of OTB Shares in the Merger is fair, from a financial point of view, to such shareholders. See "The Merger -- Interested Persons."

    OPINION OF FINANCIAL ADVISOR. Armata Partners has delivered its written opinion to the OTB Board to the effect that, as of the date of its opinion, the consideration to be received by the OTB shareholders in the Merger was fair, from a financial point of view, to the OTB shareholders. A copy of the opinion of Armata Partners, which sets forth the assumptions made, is attached to this Proxy Statement/Prospectus as Appendix B and should be read in its entirety. See "The Merger -- Opinion of OTB Financial Advisor."

    COMPARISON OF RIGHTS OF BRINKER SHAREHOLDERS AND OTB SHAREHOLDERS. Brinker is incorporated under the laws of the State of Delaware, and OTB is incorporated under the laws of the State of Texas. Shareholders of OTB will, upon consummation of the Merger and to the extent they receive Brinker

Shares, become shareholders of Brinker and their rights as such will be governed by Delaware law and Brinker's Certificate of Incorporation and Bylaws. See "The Merger -- Comparison of Rights of Holders of Brinker Common Stock and OTB Common Stock."


    MARKET, DIVIDEND AND SHARE PRICE INFORMATION. On April 8, 1994, the last reported closing price of the Brinker Common Stock on the NYSE was $29.625 per share. On such date, the last reported closing price of the OTB Common Stock on the Nasdaq National Market was $8.50 per share. On January 24, 1994, the trading day immediately prior to the public announcement that Brinker and OTB had entered into the Merger Agreement, the last reported closing price of the Brinker Common Stock was $29.083 per share and of the OTB Common Stock was $7.25. No cash dividends have been paid to date on either the Brinker Common Stock or the OTB Common Stock. See "Market Price of and Dividends on the Common Stock of Brinker and OTB and Related Shareholder Matters."


    SUMMARY OF SELECTED FINANCIAL INFORMATION. The following tables set forth selected financial information for Brinker for each of the five fiscal years in the period ended June 30, 1993 and for the six months ended December 31, 1992 and the 26 weeks ended December 29, 1993, and for OTB for each of the five fiscal years in the period ended January 3, 1994. Such information should be read in conjunction with the historical financial statements of Brinker and OTB and the notes thereto which are included herein. Selected financial information for Brinker for the six months ended December 31, 1992 and the 26 weeks ended December 29, 1993 has been derived from the unaudited historical financial statements and, in the opinion of the management of Brinker, includes all adjustments (consisting only of normal recurring adjustments) that are considered necessary for a fair presentation of the operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

    The unaudited pro forma combined information presented below provides financial information giving effect to the Merger on a pooling-of-interests basis for the periods presented. The pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented or of future results. The pro forma information is derived from the Pro Forma Financial Information appearing elsewhere herein and should be read in conjunction with those statements. See "Pro Forma Financial Information."

                             BRINKER -- HISTORICAL
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                             26 WEEKS    6 MONTHS
                                                   FISCAL YEARS ENDED JUNE 30,                 ENDED    ENDED DEC.
                                      -----------------------------------------------------  DEC. 29,       31,
                                        1993       1992       1991       1990       1989       1993        1992
                                      ---------  ---------  ---------  ---------  ---------  ---------  -----------
INCOME STATEMENT DATA:
Revenues............................  $ 652,943  $ 519,260  $ 426,848  $ 347,127  $ 285,943  $ 389,968   $ 303,125
Net Income..........................     48,933     35,712     26,099     18,090     13,938     29,408      21,464
Fully Diluted Net Income Per Share..       0.68       0.51       0.40       0.33       0.26       0.40        0.30
Fully Diluted Weighted Average
 Shares Outstanding.................     71,594     70,163     64,832     55,611     54,606     73,238      71,078
Dividends Per Share.................     --         --         --         --         --         --          --
BALANCE SHEET DATA (AT PERIOD END):
Total Assets........................  $ 435,259  $ 337,312  $ 266,332  $ 197,718  $ 154,024  $ 484,642
Long-term Liabilities...............     25,622     21,060     18,729     23,755     49,682     28,503
Shareholders' Equity................    334,731    254,095    207,466    132,394     78,314    366,741
Book Value Per Outstanding Share....       4.88       3.91       3.25       2.30       1.54       5.30

                               OTB -- HISTORICAL
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          FISCAL YEARS
                                      -----------------------------------------------------
                                        1993       1992       1991       1990      1989(1)
                                      ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
Revenues............................  $  30,585  $  23,350  $  20,985  $  20,817  $  19,303
Net Income (Loss)...................     (2,703)       786        (16)    (1,239)       289
Fully Diluted Net Income (Loss) Per
 Share..............................      (0.84)      0.29      (0.01)     (0.92)       N/A
Fully Diluted Weighted Average
 Shares Outstanding.................      3,209      2,674      1,470      1,349        N/A
Dividends Per Share.................     --         --         --         --            N/A
BALANCE SHEET DATA (AT PERIOD END):
Total Assets........................  $  14,454  $  11,418  $   4,110  $   3,926  $   4,239
Long-term Liabilities...............      3,659      1,204        987      1,989      2,222
Shareholders' Equity (Deficit)......      4,889      7,767       (610)      (605)       258
Book Value Per Outstanding Share....       1.52       2.41      (0.41)     (0.41)       N/A

- ------------------------------
(1) OTB began operations in 1990 when stock was issued in exchange for the net assets of several limited partnerships and stock of a corporation. Amounts shown reflect that of the combined predecessor entities.

                BRINKER AND OTB -- UNAUDITED PRO FORMA COMBINED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                             26 WEEKS   6 MONTHS
                                                              FISCAL YEARS ENDED JUNE 30,      ENDED      ENDED
                                                            -------------------------------  DEC. 29,   DEC. 31,
                                                              1993       1992       1991       1993       1992
                                                            ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
Revenues..................................................  $ 678,558  $ 541,025  $ 447,457  $ 407,461  $ 315,648
Net Income................................................     49,903     35,692     25,066     27,222     21,928
Fully Diluted Net Income Per Share(1).....................       0.69       0.50       0.38       0.37       0.30
Fully Diluted Weighted Average Shares Outstanding(1)......     72,556     70,770     65,273     74,200     72,046
Dividends Per Share.......................................     --         --         --         --         --
BALANCE SHEET DATA (AT PERIOD END):
Total Assets..............................................  $ 447,784  $ 348,095  $ 269,949  $ 499,096
Long-term Liabilities.....................................     27,569     22,277     20,445     32,162
Shareholders' Equity......................................    342,830    261,470    207,328    372,654
Book Value Per Outstanding Share..........................       4.93       3.96       3.22       5.31

- ------------------------
(1) The unaudited pro forma combined net income per share is based on the combined average number of common and common equivalent shares of Brinker Common Stock and OTB Common Stock outstanding during the period, based on an exchange ratio of 0.30 of a share of Brinker Common Stock for each share of OTB Common Stock.


               OTB EQUIVALENT -- UNAUDITED PRO FORMA COMBINED(1)

                                                                        FISCAL YEARS ENDED JUNE 30,     26 WEEKS     6 MONTHS
                                                                                                       ENDED DEC.   ENDED DEC.
                                                                      -------------------------------      29,          31,
                                                                        1993       1992       1991        1993         1992
                                                                      ---------  ---------  ---------  -----------  -----------
Fully Diluted Net Income Per Share..................................  $    0.21  $    0.15  $    0.11  $     0.11   $     0.09
Dividends Per Share.................................................     --         --         --          --           --
Book Value Per Outstanding Share....................................       1.48       1.19       0.97        1.59

- ------------------------------
(1) These amounts are calculated by multiplying the "Brinker and OTB -- Unaudited Pro Forma Combined" data by the exchange ratio of 0.30 for OTB Common Stock.

                             ANNUAL MEETING OF OTB


    This Proxy Statement/Prospectus is furnished to shareholders of OTB in connection with the solicitation of proxies on behalf of the OTB Board for use at the Annual Meeting to be held on May 18, 1994. Proxies in the form enclosed will be voted at the Annual Meeting, if properly executed, returned to OTB prior to the meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice to the Secretary of OTB. The approximate date on which this Proxy Statement/ Prospectus and the enclosed proxy card will first be sent to shareholders is April 22, 1994.



    OUTSTANDING CAPITAL STOCK AND RECORD DATE. The record date for shareholders of OTB entitled to vote at the Annual Meeting is April 20, 1994. At the close of business on that day, there were 3,209,795 shares of OTB Common Stock outstanding and entitled to vote at the Annual Meeting.


    QUORUM AND VOTING. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of OTB Common Stock is necessary to constitute a quorum at the meeting. In deciding all questions, a holder of OTB Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal (other than the proposal to approve the Merger Agreement, in which case such non-votes will have the same effect as a negative vote). Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the issued and outstanding OTB Common Stock. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast. The affirmative vote of the holders of a majority of the shares represented at the Annual Meeting will be required for the approval of the amendment to the Option Plan and all other proposals submitted for a vote at the Annual Meeting.

    ACTION TO BE TAKEN AT THE ANNUAL MEETING. The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the proposal to approve the Merger Agreement, (ii) for the election of each of the nine nominees named herein for the office of director, (iii) for the proposal to amend and restate the Option Plan to permit grants of options under the Option Plan to consultants of OTB and (iv) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof. Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter of business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter of business. A representative of Coopers & Lybrand, OTB's independent auditors, is expected to be present at the Annual Meeting and will be available to answer questions.

    SOLICITATION OF PROXIES. The accompanying proxy is being solicited on behalf of the OTB Board. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by Brinker. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of OTB. Arrangements have also been made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of soliciting materials to the beneficial owners of the OTB Shares held of record by such persons, and OTB will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.


    All information contained in this Proxy Statement/Prospectus relating to the occupations, affiliations and securities holdings of directors and officers of OTB and their relationship and transactions with OTB is based upon information received from the individual directors and officers. Corporate Investor Communications, Inc. will assist in the solicitation of proxies by OTB for a fee of $3,000.


    OTB's Annual Report on Form 10-K for the fiscal year ended January 3, 1994, which includes financial statements and accompanies or precedes this Proxy Statement/Prospectus, does not form any part of the material for the solicitation of proxies.

                                   THE MERGER

GENERAL

    The terms and conditions of the Merger are set forth in the Merger Agreement, the text of which is attached to this Proxy Statement/Prospectus as Appendix A. The summary of the Merger Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the complete text of such document.

    At the time the Merger becomes effective, the Brinker Subsidiary will be merged with and into OTB in accordance with Texas law. As a result of the Merger, the separate corporate existence of the Brinker Subsidiary (which was formed solely for the purposes of the Merger and has not engaged in any operations or businesses) will cease, and OTB will continue its existence as a separate subsidiary of Brinker.

    Upon the consummation of the Merger, the OTB Shares (other than the Unconverted Shares) outstanding immediately prior to the time the Merger becomes effective will be converted into the Brinker Shares. Any fractional shares resulting from such conversion will entitle the holder to receive cash. See "The Merger -- No Fractional Shares." The shares of capital stock of Brinker outstanding immediately prior to the Merger will not be affected as a result of the Merger.

    Brinker will treat the Merger as a pooling-of-interests for financial reporting purposes. See "The Merger -- Accounting Treatment." The Merger is intended to be a tax-free reorganization under the federal income tax laws, and, as such, no gain or loss will be recognized by the shareholders of OTB upon their receipt of the Brinker Shares in exchange for their OTB Shares. Gain or loss will be recognized, however, by holders of OTB Shares to the extent of any cash received by the OTB shareholders who perfect their appraisal rights or for any fractional share amount. See "The Merger -- Federal Income Tax Consequences."

BACKGROUND OF THE MERGER

    In mid-October, 1993, certain senior officers of Brinker participated in an informal meeting to discuss strategic development within the Mexican food segment of the restaurant industry. At such time, Brinker was actively engaged in research and development of its own Mexican food restaurant, and at this meeting, among other things, the parties present discussed the competitive pressures involved in building a new restaurant concept from infancy. Due to the considerable national activity in the Mexican food segment of the restaurant industry, it was determined to be in the best interest of Brinker to evaluate potential acquisition targets to allow Brinker to add a proven Mexican theme concept to its multi-concept system of restaurants.

    After performing an internal evaluation of Mexican theme restaurants that might be suitable acquisition targets, Brinker senior officers decided to investigate further the potential acquisition of OTB. Certain senior officers of Brinker contacted a representative of Montgomery Securities ("Montgomery") to discuss the possibility of an acquisition of OTB.

    In late October 1993, a representative of Montgomery contacted Louis P. Neeb, an outside director of OTB, inquiring whether OTB might be interested in a business combination with Brinker. Mr. Neeb suggested that the Montgomery representative call David deN. Franklin, the Chairman of the Board and a major shareholder of OTB. Brinker senior officers then held an informal meeting with Mr. Franklin and Frederick G. Molsen, a director and a major shareholder of OTB. At this meeting, among other things, the parties discussed in general terms the restaurant industry and possible benefits that might be derived from a business combination between Brinker and OTB. Both Brinker and OTB then began reviewing publicly available financial information about each other.

    On November 13, 1993, the OTB Board informally met, and Messrs. Franklin and Molsen conveyed to the OTB Board that they had met with representatives of Brinker. The OTB Board determined it was interested in engaging in discussions with Brinker. The OTB Board then authorized Raymond C. Hemmig, a director of OTB, and Stephen D. Fenstermacher, the Chief Executive Officer and a director of OTB, to act as OTB's representatives in connection with discussions with Brinker. The OTB Board also discussed investment banking representation and authorized Mr. Hemmig to contact the investment banking firm of Armata Partners, which contact was made later that week. OTB subsequently entered into an engagement letter with Armata Partners.

    On December 1, 1993, OTB entered into a confidentiality agreement with Brinker relating to non-public information of OTB. As part of that confidentiality agreement, (i) Brinker agreed that, without the prior written consent of OTB, it would not, for a period of two years, seek control of OTB and
(ii) OTB agreed that, except as required by applicable law, it would not discuss an acquisition of OTB with any other party until the close of business on December 23, 1993 (which date was subsequently extended until January 6, 1994). Upon execution of the confidentiality agreement, Brinker made a formal request to OTB for delivery of certain non-public information for use in its analysis of OTB.

    On December 9, 1993, January 6, 1994 and January 14, 1994 informal meetings were held among Brinker representatives and OTB representatives pursuant to which exploratory discussions took place and the companies engaged in preliminary due diligence of each other.

    The OTB Board and the Brinker senior officers who participated in the discussions thought it would be difficult to proceed with a possible business combination until a claim against OTB asserted by the wife of a former employee of OTB relating to a 1993 airplane accident was settled (see "OTB Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources"). The Brinker representatives advised OTB that Brinker was unwilling to engage in substantive or definitive discussions with OTB until the claim was resolved. The settlement agreement resolving this claim was executed on January 15, 1994, and the settlement was publicly announced on January 17, 1994.

    On January 19, 1994, representatives of Brinker and OTB negotiated the price and principal structure terms of the Merger Agreement, subject to the approval of the Boards of Directors of Brinker and OTB. Between January 20, 1994 and January 24, 1994, representatives of Brinker and OTB negotiated the other terms of the Merger Agreement. On January 24, 1994, the Merger was approved by the Boards of Directors of OTB and Brinker, the Merger Agreement was executed by OTB and Brinker and a public announcement of the Merger was made.

    On January 31, 1994, counsel for OTB was contacted by an investment banker ("Investment Banker") representing a publicly traded restaurant company who inquired whether OTB would be interested in another acquisition offer. Counsel for OTB referred the call to Armata Partners. The Investment Banker and a representative of Armata Partners engaged in several conversations that week in which the Investment Banker indicated his client might consider offering to acquire OTB in a stock for stock merger valued in the range of $37 million. The Armata Partners representative advised the Investment Banker about restrictions on OTB's engaging in merger discussions, subject to the OTB Board's fiduciary obligations to shareholders, and the Option Agreement affecting OTB Shares held by certain major OTB shareholders. The Investment Banker sent public information about his client to Armata Partners. In accordance with the Merger Agreement, OTB notified Brinker about the inquiry.

    After discussing the indication of interest with several of the OTB directors, the Armata Partners representative communicated to the Investment Banker that based on his conversations with several of the directors, there did not seem to be a substantial amount of interest in a stock for stock transaction with the Investment Banker's client at the $37 million price range. The Investment Banker indicated that he realized the OTB Board could not make any real decisions about the interest of his client without something in writing from his client and that he realized that it was incumbent on his client to provide something in writing to OTB if it desired to pursue a possible acquisition. As of the date of this Proxy Statement/Prospectus, OTB has not received additional correspondence from the Investment Banker.

    The Merger Agreement originally provided that, as a condition to Brinker's obligation to complete the Merger, Brinker must have completed its due diligence review of the business, operations and records of OTB by February 23, 1994 and have been satisfied in its sole discretion with the results of such due diligence review. On February 23, 1994, this due diligence review period was extended. On February 28, 1994, Brinker completed its due diligence review of OTB and determined to proceed with the Merger. In addition, the Merger Agreement was amended in the following respects: (i) a condition precedent to Brinker's obligation to close was added which is the receipt by Brinker of evidence reasonably satisfactory to Brinker that FGM Corporation (which is an affiliate of Frederick G. Molsen, a director of OTB) and all of the shareholders of FGM Corporation will have released OTB from certain claims (see "Management and Principal Shareholders of OTB -- Certain Transactions"); (ii) the formula relating to the number of Brinker Shares an OTB shareholder would receive in the Merger was changed so that if the Brinker Trading Price (as described in "The Merger -- Effective Time and Consequences of the Merger") exceeds $32.00 per share, the OTB shareholders would receive fewer Brinker Shares (as originally executed, the Merger Agreement provided that the $32.00 and 9.637473 numbers described in the above-referenced section had been $33.5417 and 10.101778, respectively); (iii) each OTB Share held by OTB or its subsidiaries which were to be cancelled in the Merger will continue to be outstanding and will not be converted into Brinker Common Stock; and (iv) the officers and members of the board of directors of the surviving corporation after the Merger were changed to the officers and members of the board of directors of the Brinker Subsidiary immediately prior to the Merger rather than the officers and members of the OTB Board immediately prior to the Merger.

REASONS FOR THE MERGER

    At a meeting held on January 24, 1994, the OTB Board unanimously determined that the Merger was advisable and in the best interests of OTB shareholders and approved the Merger Agreement. See "The Merger--Interested Persons."

    At the meeting held on January 24, 1994, the OTB Board received a presentation from its financial advisor, Armata Partners, and reviewed with legal counsel the terms of the Merger Agreement, including the representations, warranties, covenants and closing conditions contained therein. The OTB Board also received the oral opinion of Armata Partners that, as of the date of such opinion, the consideration to be received by the OTB shareholders in the Merger was fair, from a financial point of view, to such shareholders.

    At the OTB Board meeting held on February 24, 1994, the OTB Board received a presentation from Armata Partners and reviewed with legal counsel the terms of the proposed amendment to the Merger Agreement that was entered into on February 28, 1994. The OTB Board also received the oral opinion of Armata Partners that, as of February 24, 1994, the consideration to be received by the OTB shareholders in the Merger (pursuant to the formula described in the amended Merger Agreement) was fair, from a financial point of view, to such shareholders.

    In reaching its conclusion to enter into the Merger Agreement and to recommend adoption of the Merger Agreement by the OTB shareholders, the OTB Board considered a number of factors, including, without limitation, the following:

        (i) the arm's-length negotiations with Brinker, which resulted in the agreement by Brinker to acquire all outstanding OTB Shares for the Brinker Shares, which represented between an approximately 18.7% and 32.9% premium (depending upon the Conversion Amount) over the closing price for the OTB Common Stock immediately prior to the announcement of the signing of the Merger Agreement (and between an approximately 27.5% and 42.8% premium over the closing price for the OTB Common Stock on the day before representatives of Brinker and OTB negotiated the price and principal structure terms of the Merger Agreement);

        (ii) OTB's restricted ability to open additional restaurants based upon its limited capital resources and the impact of its recent operating results and the financial obligations resulting from the settlement of claims arising from the March 1993 airplane accident (see "OTB Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources");

       (iii) limitations on OTB's ability to compete effectively with other Mexican food restaurant companies with greater access to capital;

       (iv) the historical and current financial condition, results of operations, prospects and businesses of OTB and Brinker before and after giving effect to the Merger (see "OTB Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Brinker Management's Discussion and Analysis of Financial Condition and Results of Operations");

        (v) current market conditions, historical market prices and trading information for both the OTB Common Stock and the Brinker Common Stock;

       (vi) the structure of the Merger, which provides that shareholders of OTB will receive an equity interest in a larger, higher growth, more diversified restaurant company, with a stronger balance sheet and cash flow and with depth of management personnel and training resources;

       (vii) the expectation that the Merger will afford OTB shareholders the opportunity to receive Brinker Common Stock in a tax-free transaction;

      (viii) the expectation that the Merger would be beneficial to the employees of OTB; and

       (ix) the opinion of Armata Partners that as of such date the consideration to be received by holders of OTB Shares in the Merger was fair, from a financial point of view, to such shareholders. In considering the opinion of Armata Partners, the OTB Board took into account, among other things, the terms of Armata Partners' engagement by OTB and the fees payable to Armata Partners thereunder. See "The Merger -- Opinion of OTB Financial Advisor."

    In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the OTB Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to specific factors considered in reaching its determinations.

    THE OTB BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE OTB SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE MERGER.

OPINION OF OTB FINANCIAL ADVISOR

    OTB has engaged Armata Partners to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to render its opinion as to the fairness, from a financial point of view, to the OTB shareholders of the consideration to be received by such shareholders in the Merger.

    On January 24, 1994, in connection with the evaluation by the OTB Board of the Merger Agreement, and again on February 24, 1994, in connection with the evaluation by the OTB Board of the amendment to the Merger Agreement that was entered into on February 28, 1994, Armata Partners made presentations to the OTB Board with respect to the consideration to be received by the OTB shareholders in the Merger and rendered its oral opinion (confirmed in a written opinion dated the date of this Proxy Statement/Prospectus) that, as of the date of each such opinion, and subject to assumptions, factors and limitations set forth in such opinion as described below, the consideration to be received by the OTB shareholders in the Merger was fair, from a financial point of view, to the OTB shareholders.

    THE FULL TEXT OF THE WRITTEN OPINION OF ARMATA PARTNERS DATED THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY ARMATA PARTNERS, IS INCLUDED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. OTB SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY.

    No limitations were imposed by OTB on the scope of Armata Partners' investigation or the procedures to be followed by Armata Partners in rendering its opinion, except that OTB did not authorize Armata Partners to solicit, and Armata Partners did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of OTB's business. In arriving at its opinion, Armata Partners did not ascribe a specific range of value to OTB, but made its determination as to the fairness, from a financial point of view, of the consideration to be received by the OTB shareholders in the Merger on the basis of the analyses referenced below. Armata Partners' opinion is directed to the OTB Board only and does not constitute a recommendation to any OTB shareholder as to how such shareholder should vote at the Annual Meeting. Armata Partners was not requested to opine as to, and its opinion does not address, OTB's underlying business decision to proceed with or effect the Merger.

    In arriving at its opinion, Armata Partners reviewed and analyzed: (i) the Merger Agreement, the terms of the Merger and a comparison of those terms with the terms of other transactions which Armata Partners deemed relevant; (ii) publicly available information concerning OTB and Brinker which Armata Partners believed to be relevant to its inquiry; (iii) financial and operating information with respect to the business, operations and prospects of OTB and Brinker furnished to Armata Partners by their respective managements, and discussions held with various members of the senior managements of OTB and Brinker concerning the historical and current operations, financial conditions and future prospects of OTB and Brinker and the benefits expected to result from consolidating OTB and Brinker; (iv) the prices and trading histories of the common stocks of OTB and Brinker and a comparison of the trading histories of other companies which Armata Partners deemed relevant; (v) a comparison of the historical financial results and present financial conditions of OTB and Brinker with those of other companies which Armata Partners deemed relevant; and (vi) such other financial studies, analyses, investigations and other factors as Armata Partners deemed relevant or appropriate.

    In connection with its review, Armata Partners assumed and relied upon the accuracy and completeness of the financial and other information provided to it or discussed with it by OTB or Brinker or otherwise used by it in arriving at its opinion, without independent verification. Armata Partners further relied upon the assurances of the respective managements of OTB and Brinker that such managements were not aware of any facts that would make such information inaccurate or misleading with respect to the financial forecasts (including on a pro forma basis) of OTB and Brinker. Armata Partners also relied upon the advice of OTB's and Brinker's managements concerning the business, operations and strategic benefits and implications of the Merger, including information provided to Armata Partners by Brinker relating to the benefits expected to be achieved through the combination of the operations of OTB and Brinker. With respect to the financial forecasts provided to Armata Partners by the managements of OTB and Brinker, Armata Partners assumed that such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of OTB and Brinker as to the future financial performance of OTB and Brinker (including on a pro forma basis), and further assumed that OTB and Brinker will perform in accordance with such projections. In arriving at its opinion, Armata Partners did not conduct physical inspections of the properties and facilities of OTB or Brinker and did not make or obtain any evaluation or appraisals of the assets or liabilities of OTB or Brinker. Armata Partners' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its investigation.

    Armata Partners performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. In its analyses, Armata Partners made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of OTB, Brinker and Armata Partners. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than such estimates. Because such estimates are inherently subject to uncertainty, none of OTB, Armata Partners or any other person assumes responsibility for their accuracy. Furthermore, in arriving at its fairness opinion, Armata Partners did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Armata Partners believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion.

    In connection with its review and determination that the Merger is fair, from a financial point of view, to the shareholders of OTB, Armata Partners considered the following factors, among others, to be important: (i) the fact that the shareholders of OTB will receive a premium value for their shares of between 18.7% and 32.9% (depending upon the Conversion Price) over the market price of the OTB Common Stock immediately prior to the announcement of the signing of the Merger Agreement; (ii) OTB's latest 12 month compound growth in sales, earnings before interest and taxes ("EBIT") and net income compared to companies deemed comparable; (iii) OTB's projected one year growth rate in revenues and net income (based on management's estimates) compared to companies deemed comparable (with respect to which estimates are publicly available); (iv) OTB's latest four quarters sales less cost of goods sold (gross profit), EBIT, and net income compared with companies deemed comparable; (v) calculation of the range of market multiples for companies deemed comparable based on the market capitalization, sales, EBIT and market value as compared with those of OTB and Brinker; (vi) financial terms of the Merger compared with certain financial terms of selected other business combinations deemed relevant; (vii) OTB's restricted ability to open additional restaurants based upon its limited capital resources and the impact of its recent operating results and the financial obligations resulting from the settlement of claims arising from the March 13, 1993 airplane accident; (viii) limitations on OTB's ability to compete effectively with other restaurant companies whose operating formats are similar to OTB with greater access to capital; (ix) the historical and current financial condition, results of operations, prospects and businesses of OTB and Brinker before and after giving effect to the Merger; (x) current market conditions, historical market prices and trading information for both the OTB Common Stock and the Brinker Common Stock; (xi) the structure of the Merger, (xii) the fact that the earnings of OTB have declined in recent quarters and for its last fiscal year; and (xiii) the fact that the shareholders of OTB are entitled to vote on the Merger and that they may elect to dissent and receive cash for their shares.

    The OTB Board selected Armata Partners as its financial advisor because several of the directors were familiar with the expertise in the restaurant industry and the reputation of one of the partners of Armata Partners and some of the directors had worked with that partner in prior restaurant transactions. Armata Partners is an investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

    There is no material relationship between OTB and, to its knowledge, its affiliates and Armata Partners which existed in the past two years or is mutually understood to be contemplated in the future.


    Pursuant to an engagement letter dated November 16, 1993, OTB agreed to pay Armata Partners (i) a monthly fee of $25,000 beginning with the signing of the engagement letter (which fees will be credited against any fees that may be payable pursuant to clause (ii) below); and (ii) if a sale of OTB occurs either during the term of Armata Partners' engagement or at any time during a period of 12 months following the effective date of termination of Armata Partners' engagement, then OTB shall pay to Armata Partners the sum of the following based on the aggregate consideration involved in the sale: (a) $250,000 (the "Fee");
(b) if the per share consideration is between $8.50 and $9.00, then, in addition to the Fee, Armata Partners will receive an additional fee equal to 3% of the amount by which the aggregate consideration paid exceeds the aggregate consideration payable if the per share consideration had been $8.50; (c) if the per share consideration is between $9.00 and $10.00, then, in addition to the Fee, Armata Partners will receive an additional fee equal to the sum of (x) 3% of the amount by which the aggregate consideration payable if the per share consideration had been $9.00 exceeds the aggregate consideration payable if the per share consideration had been $8.50 (the "Incremental Fee") and (y) 4% of the amount by which the aggregate consideration paid exceeds the aggregate consideration payable if the per share consideration had been $9.00; (d) if the per share consideration exceeds $10.00, then in addition to the Fee and the Incremental Fee, Armata Partners will receive an additional fee equal to the sum of (x) 4% of the amount by which the aggregate consideration payable if the per share consideration had been $10.00 exceeds the aggregate consideration payable if the per share consideration had been $9.00 and (y) 5% of the amount by which the aggregate consideration paid exceeds the aggregate consideration payable if the per share consideration had been $10.00. Furthermore, Armata Partners will receive a fee of $100,000 on delivery of a fairness opinion. In addition, in connection with the rendering of financial advisory services to OTB with respect to the Merger, OTB has agreed to reimburse Armata Partners for reasonable out-of-pocket expenses incurred by Armata Partners in carrying out its duties, and to indemnify Armata Partners against certain liabilities, including liabilities that may arise under federal securities laws to which Armata Partners may become subject.

APPROVAL BY BRINKER

    Brinker considered a number of factors in considering the Merger, including, without limitation, the following:

        (i) the opportunity to acquire an existing, proven and flexible concept in the casual dining, Mexican-theme, segment of the restaurant industry;

        (ii) the successful market penetration of OTB in the Dallas and Houston markets which had created both name recognition and the capability of becoming media efficient for television advertising in the future;

       (iii) accelerated expansion capability by acquiring OTB versus generating a new restaurant concept;

       (iv) the expectation that OTB would provide a complementary fit with Brinker's existing portfolio of restaurants due to their similar per person check average, demographic profile and investment costs, and the fact that existing OTB units have operated successfully in close proximity to Brinker restaurants, thereby enabling Brinker to continue to expand OTB as part of its multi-restaurant development strategy;

        (v) the location of the corporate headquarters of OTB and seven of its restaurants in the Dallas area would make the assimilation process more smooth and limit the loss of key OTB personnel;

       (vi) the expectation that the Merger could be completed quickly and in a friendly manner; and

       (vii) the expectation that the acquisition would be an integral part of Brinker's plan to continue its rapid growth and premier reputation within the casual dining segment of the restaurant industry, while maximizing long-term shareholder wealth.

    Accordingly, the Board of Directors of Brinker (the "Brinker Board") approved the Merger and the Merger Agreement at a meeting on January 24, 1994. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Brinker Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determinations.

INTERESTED PERSONS

    OPTION AGREEMENT. Under the terms of the Option Agreement, David deN. Franklin and Frederick G. Molsen, directors of the Company (who own in the aggregate approximately 34% of the outstanding OTB Shares) granted to the Brinker Subsidiary an irrevocable option to purchase approximately 1,089,000 OTB Shares owned by them. The Option will become effective, subject to certain conditions, if OTB, its directors, executive officers or the Optionees decide to enter into negotiations or agreements with, or furnish any information that is not publicly available to, any entity, person or group concerning any proposal for a merger or sale of OTB or its subsidiaries. The exercise price to be paid by the Brinker Subsidiary for each of these shares upon the exercise of the Option will be $8.78 per share, together with an amount payable from time to time equal to the federal income taxes payable by the Optionees due to the sale of the shares to the Brinker Subsidiary. The exercise price may be paid at the option of the Optionees in cash or in shares of Brinker Common Stock. In the event that the Brinker Subsidiary exercises the Option and OTB consummates a transaction such that other shareholders of OTB receive an amount per share in excess of the amount payable to the Optionees as previously described, then the Brinker Subsidiary will pay to the Optionees an amount equal to such difference, on an after-tax basis, with respect to each OTB Share purchased pursuant to the Option. If the Optionees elect to receive shares of Brinker Common Stock, the number of shares of Brinker Common Stock issued upon the exercise of the Option will be equal to (i) $8.78 times the number of OTB Shares being purchased divided by (ii) the "Brinker Closing Price" (as defined herein), rounded to the nearest whole share. The "Brinker Closing Price" will be equal to the average closing price of the Brinker Common Stock on the NYSE for the five trading days ending immediately preceding the date the Option was exercised. The Optionees also agreed to vote all of their OTB Shares in favor of the Merger at the Annual Meeting, to take all action necessary to adopt and implement the Merger Agreement and to refrain from asserting any appraisal rights.

    OTB STOCK OPTIONS. Each of Messrs. Hemmig, Neeb, Reed and Willingham (directors of OTB) is a party to an option agreement with OTB pursuant to which he has an option to acquire 5,000 shares of OTB Common Stock at an exercise price of $8.00 per share. Mr. Neeb's and Mr. Reed's options expire in November 1994 and Mr. Hemmig's and Mr. Willingham's options expire in February 1995. All of such options are fully vested. Each of Messrs. Lidvall and Fenstermacher (directors of OTB) is a party to option agreements with OTB pursuant to which he has options to acquire 85,000 shares of OTB Common Stock at exercise prices between $5.75 and $6.50 per share. Those options expire at varying times between August 1996 and June 1998. Options to acquire 23,750 shares of OTB Common Stock held by Mr. Lidvall are presently exercisable and options to acquire 17,500 shares of OTB Common Stock held by Mr. Fenstermacher are presently exercisable.

    Prior to the announcement of the Merger, the market price of the OTB Shares was $7.25. If the Merger is consummated, Brinker will assume all outstanding options granted by OTB (including those described above) and such optionees will then have options to purchase Brinker Common Stock. The result of such assumption will be that the exercise price for each of the above-referenced options will likely be less than the market price of the Brinker Shares, and that the options if exercised would likely be more valuable immediately after the Merger than they were immediately prior to the announcement of the Merger. In addition, the option agreements pursuant to which each of the officers, employees and consultants of OTB is a party contains change of control provisions and, as a result of those provisions, all of the options held by the officers and employees of OTB (including Messrs. Fenstermacher and Lidvall) will become fully exercisable upon consummation of the Merger. See "The Merger -- Treatment of OTB Options, Warrants and Debentures."

    FENSTERMACHER AND LIDVALL EMPLOYMENT AGREEMENTS. Brinker has entered into Employment Agreements with Messrs. Fenstermacher and Lidvall contingent on the closing of the Merger. Those agreements are for a period of 12 months following the closing. Each of Mr. Fenstermacher and Mr. Lidvall would generally be entitled to be paid for the full 12 month period even if his employment were terminated prior to the end of the 12 month period. Mr. Fenstermacher will hold the position of Vice President/Controller -- On The Border Cafes Concept of Brinker and receive an annual salary of $90,000. Mr. Lidvall will hold the position of Vice President/Operations -- On The Border Cafes Concept of Brinker and receive an annual salary of $100,000. Each of Messrs. Fenstermacher and Lidvall will be granted options for 15,000 shares of Brinker Common Stock and will be eligible for annual profit sharing beginning in fiscal year 1996. For a description of bonuses payable to Messrs. Fenstermacher and Lidvall, see "Management and Principal Shareholders of OTB -- Summary Compensation Table."

    HEMMIG FEE. In consideration for Mr. Hemmig's acting as Chairman of OTB's negotiating committee in OTB's negotiations with Brinker, the OTB Board authorized the payment to Mr. Hemmig of $25,000 immediately prior to the Effective Time.

    INDEMNIFICATION. The Merger Agreement provides that (i) Brinker will indemnify the present and former officers and directors of OTB in certain circumstances, (ii) all rights of indemnification existing in favor of the officers and directors of OTB in the Articles of Incorporation of, and Bylaws of, or agreement with, OTB will survive the Merger, (iii) OTB will use its best efforts to continue to provide officers' and directors' liability insurance for the benefit of its officers and directors; and (iv) Brinker agrees not to amend or repeal any provisions of the Articles of Incorporation or Bylaws of OTB in any manner which would adversely affect the indemnification or exculpatory provisions contained therein. See "The Merger -- Certain Covenants."

    BRINKER  STOCK  OWNERSHIP.   As  of  January  24, 1994,  Mr.  Franklin owned
approximately 171,000 shares of Brinker Common Stock which is approximately 0.2% of the total number of outstanding shares of Brinker Common Stock.

EFFECTIVE TIME AND CONSEQUENCES OF THE MERGER

    If approved by the requisite vote of the shareholders of OTB and if all other conditions to the consummation of the Merger are satisfied or waived, the Merger will become effective, unless the Merger Agreement is terminated as provided therein, upon the making of certain filings with the Secretary of State of the State of Texas pursuant to the Texas Business Corporation Act (the "TBCA"). At the Effective Time, the Brinker Subsidiary will be merged with and into OTB, which will be the surviving corporation in the Merger, and the separate corporate existence and identity of the Brinker Subsidiary will cease. The corporate existence and identity of OTB will continue unaffected by the Merger, although it will become a subsidiary of Brinker.

    It is currently contemplated that the Effective Time of the Merger will occur as promptly as practicable after the approval of the Merger by the OTB shareholders at the Annual Meeting, subject to the conditions described under "The Merger -- Conditions to Merger."

    Upon completion of the Merger, each OTB Share (other than the Unconverted Shares) will be converted into the right to receive the number of Brinker Shares equal to the Conversion Amount. If the Brinker Trading Price (which is the average closing price of the Brinker Common Stock on the NYSE for the ten trading days ending on the date which is five trading days before the consummation of the Merger) is between $28.583 and $32.00, the Conversion Amount for each OTB Share will be equal to .301171. If the Brinker Trading Price is more than $32.00, then the Conversion Amount for each OTB Share will be equal to the quotient of (A) 9.637473 divided by (B) the Brinker Trading Price. If the Brinker Trading Price is less than $28.583, the Conversion Amount for each OTB Share will be equal to the quotient of (X) 8.608472 divided by (Y) the Brinker Trading Price; however, if the Conversion Amount would exceed .3472325, OTB and Brinker will either determine in good faith the Conversion Amount or terminate the Merger Agreement. A VOTE IN FAVOR OF THE MERGER BY AN OTB SHAREHOLDER WILL BE DEEMED TO BE AUTHORIZATION OF OTB'S EXECUTIVE OFFICERS AND DIRECTORS TO AGREE TO ANY CONVERSION AMOUNT THEY DEEM IS APPROPRIATE IF THE CONVERSION AMOUNT (PURSUANT TO THE FORMULA DESCRIBED ABOVE) EXCEEDS .3472325. If the Merger Agreement is so terminated, Brinker has agreed to pay to OTB the fees and expenses incurred by OTB in connection with the Merger in an amount not to exceed the sum of $100,000 and the fees paid to OTB's financial advisor (not to exceed $200,000).

    The officers and directors of the Brinker Subsidiary will be the officers and directors of the surviving corporation after the Effective Date. The directors elected at the Annual Meeting described herein will serve as directors of OTB in the event the Merger Agreement is terminated and the Merger does not occur.

EXCHANGE OF CERTIFICATES REPRESENTING OTB SHARES

    Instructions with regard to the surrender of OTB stock certificates, together with a letter of transmittal to be used for this purpose, will be mailed to OTB shareholders as promptly as practicable after the Effective Time. In order to receive certificates evidencing the Brinker Shares, the shareholders of OTB will be required to surrender their stock certificates after the Effective Time, together with a duly completed and executed letter of transmittal, to Chemical Shareholder Services Group, Inc. which will act as Exchange Agent (the "Exchange Agent") in connection with the Merger. Promptly after the Effective Time, Brinker will deposit in trust with the Exchange Agent certificates representing the number of whole Brinker Shares to which the holders of OTB Shares (other than shareholders who perfect their appraisal rights) are entitled to receive in the Merger together with cash sufficient to pay for fractional shares. Upon receipt of such stock certificates and letter of transmittal, the Exchange Agent will issue a stock certificate evidencing the Brinker Shares to the registered holder or his transferee for the number of Brinker Shares such person is entitled to receive as a result of the Merger, together with cash in lieu of any fractional share. No interest will be paid or accrued on the amounts payable upon the surrender of OTB stock certificates.

    SHAREHOLDERS OF OTB SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THE INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED.

    If any certificate for the Brinker Shares is to be issued or any cash payment for a fractional share is to be made to a person other than the person in whose name the certificate for the OTB Shares surrendered in exchange therefor is registered, it will be a condition of such issuance or payment that the stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer, and that the person requesting such issuance or payment (i) pay in advance any transfer or other taxes required by reason of the issuance of certificates for the Brinker Shares or a check representing cash for a fractional share to a person other than the registered holder of the OTB stock certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    After the Effective Time, there will be no further transfers on the stock transfer books of OTB of the OTB Shares that were outstanding immediately prior to the Effective Time. If a certificate representing such shares is presented for transfer, subject to compliance with the requisite transmittal procedures, it will be cancelled and exchanged for the applicable number of Brinker Shares and cash for any fractional share amount.

    Each certificate representing OTB Shares immediately prior to the Effective Time (other than the Unconverted Shares) will, at the Effective Time, be deemed for all purposes to represent only the right to receive the number of whole shares of the Brinker Shares (and the right to receive cash in lieu of any fraction of a Brinker Share) into which the OTB Shares represented by such certificate were converted in the Merger.

    Until a certificate which formerly represented OTB Shares is actually surrendered for exchange and received by the Exchange Agent, the holder thereof will not be entitled to vote or receive any dividends or other distributions with respect to Brinker Common Stock payable to holders of record after the Effective Time. Subject to applicable law, upon such surrender of OTB stock certificates such dividends or other distributions will be remitted (without interest) to the record holder of certificates for the Brinker Shares issued in exchange therefor.

    Any certificates for the Brinker Shares and cash sufficient to pay for fractional shares delivered or made available to the Exchange Agent and not exchanged for OTB stock certificates within six months after the Effective Time will be returned by the Exchange Agent to Brinker, which will thereafter act as Exchange Agent. None of Brinker, OTB or the Exchange Agent will be liable to a holder of OTB Shares for any of the Brinker Shares, dividends or other distributions thereon or cash in lieu of fractional shares delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

NO FRACTIONAL SHARES

    No fractional shares of Brinker Common Stock will be issued in connection with the Merger. All fractional shares of Brinker Common Stock to which a holder of OTB Shares immediately prior to the Effective Time would otherwise be entitled at the Effective Time will be aggregated. If a fractional share results from such aggregation, the OTB shareholder will be entitled to received from Brinker an amount in cash equal to the Brinker Trading Price multiplied by the fraction of a share of Brinker

Common Stock which the OTB shareholder would otherwise have received. Except for such payment, no OTB shareholder will be entitled to any dividends or other distributions or other rights of shareholders with respect to any fractional interest.

TREATMENT OF OTB OPTIONS, WARRANTS AND DEBENTURES


    OPTIONS. At January 24, 1994, a total of 376,250 shares of OTB Common Stock was reserved for issuance upon the exercise of options outstanding under the Option Plan. Brinker has agreed to assume all of OTB's obligations under the Option Plan in accordance with its terms and conditions as in effect at the Effective Time, except that (i) all actions to be taken thereunder by the OTB Board or a committee thereof shall be taken by the Brinker Board or a committee thereof, (ii) each option shall thereafter evidence the right to purchase only the number of whole shares of Brinker Common Stock (rounded down) which would have been issued if the shares of OTB Common Stock represented by the option had been outstanding at the Effective Time, (iii) the exercise price for each share of Brinker Common Stock issued upon the exercise of options will be determined by multiplying (A) the option price immediately prior to the Effective Time and
(B) the number of shares of OTB Common Stock into which the option was exercisable immediately prior to the Effective Time and dividing such product by
(C) the number of shares of Brinker Common Stock into which the option is exercisable (as adjusted pursuant to clause (ii) above), and (iv) each reference in the Option Plan to OTB and OTB Common Stock will be deemed to be references to Brinker and Brinker Common Stock. Notwithstanding the provisions set forth in clause (iii) above, with respect to each incentive option, if the new option price calculated pursuant to clause (iii) would cause any incentive option not to satisfy the requirements of Regulation 1.425-1(a)(1)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), the new exercise price with respect to that option will be the minimum price that it could be and still satisfy the requirements of the Regulation. In addition, Brinker has agreed to take such other steps as are necessary to ensure that the incentive stock options remain incentive options.



    WARRANTS AND DEBENTURES. At January 24, 1994, OTB had 32,292 shares of OTB Common Stock reserved for issuance upon the exercise of OTB warrants (the "Warrants") and 150,000 shares of OTB Common Stock reserved for issuance upon the conversion of its Senior Subordinated Convertible Debentures ("Debentures"). The obligations of OTB with respect to the Warrants and Debentures will continue to be the obligations of OTB after the Effective Time; provided, however, upon the exercise of such Warrants or the conversion of such Debentures after the Effective Time, the holders will receive such number of shares of Brinker Common Stock as such holders would have received if they had exercised such Warrants or converted such Debentures into shares of OTB Common Stock immediately prior to the Effective Time. In addition, Brinker has agreed to assume the obligations and rights with respect to the shares of Brinker Common Stock issued upon the exercise of such Warrants and the conversion of such Debentures from time to time after the Effective Time that OTB currently has with respect to the shares of OTB Common Stock.


CONDITIONS TO MERGER

    In addition to customary conditions, the obligations of Brinker, OTB and the Brinker Subsidiary to consummate the Merger are subject to the satisfaction or, where permitted, waiver of certain other conditions, including (a) the absence of any action, suit or proceeding to restrain, modify, enjoin or prohibit the carrying out of the transactions contemplated by the Merger Agreement and (b) the receipt of officer certificates and satisfactory opinions from legal counsel.

    In addition, Brinker's obligation to consummate the Merger is subject to various additional conditions, including (a) the absence of any material adverse change in OTB, subject to certain exceptions and limitations, (b) shareholders owning no more than 5% of the outstanding OTB Shares shall have exercised their statutory appraisal rights, (c) receipt of a satisfactory letter from OTB's independent accountants with respect to certain financial information of OTB and
(d) the receipt of a letter from the independent accountants for Brinker dated the Effective Time stating that such firm concurs that the Merger will qualify as a pooling-of-interests transaction, subject to certain assumptions.

    OTB's obligation to consummate the Merger is subject to various additional conditions, including (a) approval and adoption of the Merger Agreement by the affirmative vote of holders of a majority of the OTB Shares; (b) the authorization for listing on the NYSE of the Brinker Shares to be issued in the Merger and upon the conversion of the Debentures and exercise of the Options and Warrants; (c) the absence of any stop order suspending the effectiveness of the Registration Statement or preventing the use thereof or any related prospectus;
(d) the receipt by OTB of an opinion of Crouch & Hallett, L.L.P., special counsel for Brinker, that subject to certain exceptions and assumptions, no gain or loss will be recognized by the OTB shareholders as a result of the Merger;
(e) the receipt of certain governmental approvals; and (f) the absence of any material adverse change with respect to Brinker.

AMENDMENT OF THE MERGER AGREEMENT; WAIVER OF CONDITIONS

    The respective Boards of Directors of Brinker, the Brinker Subsidiary and OTB may, by written agreement, at any time before or after the approval of the Merger Agreement by the OTB shareholders, amend the Merger Agreement, provided that after such shareholder approval no amendment or modification may be made that would materially adversely affect the rights of OTB shareholders without the further approval of such shareholders. A vote in favor of the merger by an OTB shareholder will be deemed to be authorization of OTB's executive officers and directors to negotiate the Conversion Amount or to terminate the Merger Agreement if the Conversion Amount exceeds .3472325. Each party may, to the extent legally permitted, extend the time for the performance of any of the obligations of any other party to the Merger Agreement, waive any inaccuracies in the representations or warranties of any other party contained in the Merger Agreement, waive compliance or performance by any other party with any covenants, agreements or obligations contained in the Merger Agreement or waive the satisfaction of any condition precedent to its performance under the Merger Agreement.

TERMINATION OF MERGER AGREEMENT

    The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time, whether before or after the approval by the OTB shareholders, (i) by the mutual consent of Brinker and OTB; (ii) by Brinker if there has been a material misrepresentation or breach of warranty in the representations and warranties of OTB made in the Merger Agreement, subject to certain exceptions, or there has been a material failure by OTB to comply with its obligations under the Merger Agreement; (iii) by OTB if there has been a material misrepresentation or breach of warranty in the representations and warranties of Brinker made in the Merger Agreement or there has been a material failure by Brinker to comply with its obligations under the Merger Agreement;
(iv) by either Brinker or OTB if all conditions to that party's obligation to consummate the Merger have not been satisfied or waived by June 30, 1994; (v) by either Brinker or OTB if the consummation of the Merger would violate any nonappealable final order, decree or judgment of any court or governmental body or agency having competent jurisdiction; or (vi) by Brinker if at any time it is advised by its independent accountants that the Merger would not qualify as a pooling-of-interests for financial purposes. See "The Merger -- Effective Time and Consequences of the Merger" for a discussion as to the possible termination of the Merger Agreement if the Conversion Amount exceeds .3472325.

    If Brinker or OTB terminates the Merger Agreement as provided above, there will be no liability on the part of any party or its officers, directors or shareholders, except as described in "The Merger -- Fees and Expenses" below.

FEES AND EXPENSES

    Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses; provided, however, that if the Merger Agreement is terminated because the Conversion Amount would exceed .3472325 and Brinker and OTB fail to agree on a new Conversion Amount, then Brinker will promptly reimburse OTB for its reasonable documented expenses incurred in connection with the Merger in an amount not to exceed the sum of $100,000 and the fees of Armata

Partners, OTB's financial advisor (such fees of Armata Partners not to exceed $200,000). In addition, if the Merger Agreement is terminated as a result of OTB's breach of the covenant with respect to an Acquisition Proposal (as described below under "The Merger -- Certain Covenants"), then OTB will promptly reimburse Brinker (a) for its reasonable documented expenses incurred in connection with the Merger in an amount not to exceed $200,000 and (b) the fees of Brinker's financial advisor (such fees not to exceed $200,000) plus (c) $1.5 million.


CERTAIN COVENANTS

    The Merger Agreement provides that OTB will not directly or indirectly (i) solicit or initiate discussions with or (ii) enter into any negotiations or agreements with, or furnish any information that is not publicly available to, any third party concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or any other takeover or business combination transaction (an "Acquisition Proposal") involving OTB; provided, however, that OTB may take the actions prohibited by (ii) above if such action is taken by, or upon the authority of, the OTB Board in the exercise of its good faith judgment as to its fiduciary duties to the OTB shareholders, which judgment is based upon the written advice of independent, outside legal counsel that a failure of the OTB Board to take such action would be likely to constitute a breach of its fiduciary duties to such shareholders. OTB has agreed to notify Brinker promptly in writing if OTB receives any inquiries or proposals with respect to an Acquisition Proposal.

    Under the Merger Agreement, OTB is generally obligated prior to the Effective Time to conduct its operations in the ordinary and usual course of business consistent with past and current practices, to notify Brinker of changes in the normal course of its business and to refrain from taking certain actions without the consent of Brinker, including, among other matters, issuing stock (subject to certain exceptions), declaring dividends, entering into new development and/or franchise agreements or paying in excess of $25,000 to settle any lawsuit, claim or proceeding.

    OTB and Brinker agreed in the Merger Agreement to indemnify after the Effective Time OTB's current and former officers and directors for claims made against such persons because they were a shareholder, director, officer, employee or agent of OTB or its subsidiaries or serving at the request of OTB or any subsidiary as a director, officer, employee or agent of another entity; provided, however, OTB and Brinker will have no obligation to indemnify such a person (a) if a court determines (and such determination becomes final and non-appealable) that the indemnification is prohibited by law or (b) if Brinker asserts that OTB had breached a representation or warranty in the Merger Agreement with respect to the same matters for which indemnification is being sought, except if such person proves that he or she had no actual knowledge of such breach at the Effective Time. All rights of indemnification existing in favor of OTB's officers and directors in OTB's Articles of Incorporation or Bylaws and in any agreement between OTB and any such officer or director will continue after the Effective Time. OTB agrees it use its best efforts to continue to provide officers' and directors' liability insurance for the benefit of its officers and directors for the four-year period commencing on the Effective Time on terms consistent in scope and amount of coverage with such insurance currently maintained by OTB. Brinker agrees not to amend OTB's Articles of Incorporation or Bylaws in a manner which would adversely affect the indemnification or exculpatory provisions contained therein.

CERTAIN REGULATORY MATTERS

    Consummation of the Merger is conditioned upon receipt by Brinker and OTB of such regulatory and other approvals as are required under applicable law, including certain approvals from the Commission, state securities commissions and state liquor control commissions as well as the issuance by the Secretary of State of Texas of a Certificate of Merger. Other than these approvals and the matters described below, Brinker and OTB know of no such regulatory or other approvals required by law.

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), certain acquisition transactions, including the proposed Merger, may not be consummated unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Justice Department (the "Antitrust Division") and certain waiting period requirements have expired or been terminated. In accordance with the HSR Act, Brinker and OTB each filed Notification and Report Forms and certain supplementary materials with the Antitrust Division and the FTC for review in connection with the proposed Merger. The FTC granted early termination of the waiting period under the HSR Act on March 1, 1994.

POTENTIAL RESALES OF BRINKER SHARES RECEIVED IN THE MERGER

    The Brinker Shares to be issued to OTB Shareholders in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any person who, at the time of the Annual Meeting, may be deemed to be an "affiliate" of OTB within the meaning of Rule 145 under the Securities Act. In general, affiliates of OTB include any person or entity who controls, is controlled by or is under common control with OTB. Rule 145, among other things, imposes certain restrictions upon the resale of securities received by affiliates in connection with certain reclassifications, mergers, consolidations or asset transfers. The Brinker Shares received by affiliates of OTB in the Merger will be subject to the applicable resale limitations of Rule 145.

    Additionally, consistent with the requirements of a pooling-of-interests transaction, affiliates of Brinker and OTB will be restricted after the Effective Time from disposing of any Brinker Common Stock until the publication of financial statements by Brinker which include at least 30 days of post-Merger operating results. Brinker has received a written undertaking from certain directors, executive officers and shareholders of OTB not to sell any OTB Shares (and Brinker Shares acquired in the Merger) owned directly or indirectly by them until after the publication of these post-Merger financial statements.

NYSE LISTING OF THE BRINKER SHARES

    Brinker has applied for listing on the NYSE of the Brinker Shares to be issued in connection with the Merger and upon the exercise of Options and Warrants and the conversion of the Debentures. Such shares have been approved for listing on the NYSE, subject to notice of issuance. See "The Merger -- Conditions to Merger."

ACCOUNTING TREATMENT

    Brinker will account for the business combination of Brinker and OTB in its financial statements by the pooling-of-interests method of accounting. See "The Merger -- Conditions to Merger."

FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Crouch & Hallett, L.L.P., the Merger will be a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by the OTB shareholders, except for cash received in lieu of fractional shares or as a result of appraisal rights.

    The federal income tax consequences of the Merger to the OTB shareholders will be as follows:

        (i)  The Merger will  constitute a reorganization  within the meaning of
    Section 368(a)(2)(E) of the Code;

        (ii) No gain or loss will be recognized to the shareholders of OTB upon their receipt of the Brinker Shares in exchange for their OTB Shares;

       (iii) The basis of the Brinker Shares to be received by the shareholders of OTB in the Merger will be the same as the basis of such shareholders in the OTB Shares exchanged for such Brinker Shares (reduced by any amount allocable to fractional share interests for which cash is received);

       (iv) The holding period of the Brinker Shares to be received by the shareholders of OTB will include the period during which they held their OTB Shares exchanged for the Brinker Shares; and

        (v) Neither Brinker nor OTB will recognize gain or loss as a result of the Merger.

    Cash received in the Merger  by an OTB shareholder  in lieu of a  fractional
Brinker Share will be treated under Section 302 of the Code as having been received by the OTB shareholder in exchange for such fractional share, and the OTB shareholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and such shareholder's basis allocable to the fractional share. An OTB shareholder who perfects his or her appraisal rights under Texas law and who receives payment in cash for the "fair value" of his or her OTB Shares will be treated as having received such payment in a redemption of the OTB Shares subject to the provisions of Section 302 of the Code. In general, a dissenting OTB shareholder will recognize capital gain or loss measured by the difference between the amount of cash received by such shareholder in payment for his or her OTB Shares and the basis of such shareholder's OTB Shares.

    OTB's obligation to consummate the Merger is conditioned upon its receipt of a written opinion (the "Tax Opinion") of Crouch & Hallett, L.L.P., Brinker's special counsel, that the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code and that no gain or loss will be recognized by the OTB shareholders as a result of the Merger (except gain or loss recognized by dissenting shareholders or shareholders who receive cash in lieu of fractional shares) and that OTB will not recognize gain or loss as a result of the Merger.

    In connection with the Tax Opinion, Crouch & Hallett, L.L.P. will make such factual assumptions as are customary in similar tax opinions. The Tax Opinion cannot be relied upon if any such factual assumption is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Merger has been requested, and the Tax Opinion will not be binding upon the Internal Revenue Service or the courts. If the Merger is consummated, and it is later determined that the Merger did not qualify as a tax-free reorganization under the Code, OTB shareholders would recognize taxable gain or loss in the Merger equal to the difference between the fair market value of the Brinker Shares they received and their tax basis in their OTB Shares.

    THE FOREGOING SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE ADVICE REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ANY HOLDER OF OTB SHARES. THIS SUMMARY DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF SHAREHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. EACH HOLDER OF OTB SHARES IS URGED TO OBTAIN, AND SHOULD RELY UPON, HIS OWN TAX ADVICE.

COMPARISON OF RIGHTS OF HOLDERS OF BRINKER COMMON STOCK AND OTB COMMON STOCK

    Brinker is incorporated under the laws of the State of Delaware, and OTB is incorporated under the laws of the State of Texas. The OTB shareholders, whose rights as shareholders are currently governed by Texas law and OTB's Articles of Incorporation and Bylaws, will become, upon consummation of the Merger and to the extent they receive Brinker Shares, shareholders of Brinker, and their rights will be governed by Delaware law and Brinker's Certificate of Incorporation and Bylaws. Certain differences between the rights of holders of Brinker Common Stock and the OTB Common Stock are set forth below.

    The following summary does not purport to be a complete statement of the rights of Brinker shareholders under applicable Delaware law and Brinker's Certificate of Incorporation and Bylaws as compared with the rights of OTB shareholders under applicable Texas law and OTB's Articles of Incorporation and Bylaws. The summary is qualified in its entirety by the Delaware General Corporation Law and the Texas Business Corporation Act, to which shareholders are referred.

    Under Texas law, shareholders have the right to vote on all mergers to which the corporation is a party (except for the merger into the surviving corporation of subsidiaries owned 90% or more by the surviving corporation, for which a shareholder vote also is not required under Delaware law). In certain circumstances, different classes of securities may be entitled to vote separately as classes with respect to such transactions. Approval of the holders of at least two-thirds of all outstanding shares entitled to vote is required by Texas law unless a corporation amends its Articles of Incorporation to provide differently. OTB's Articles of
Incorporation have been amended to provide that any vote of the OTB's shareholders which would require the affirmative of two-thirds of the outstanding shares will be authorized by the affirmative vote of a majority of the outstanding shares. Under Delaware law, shareholders of the surviving corporation have no right to vote, except under limited circumstances, on the acquisition by merger directly into the surviving corporation of companies in cases where the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the shares of common stock outstanding immediately prior to the effective date of the merger.

    Under a Delaware statute, no person who has acquired 15% of a Delaware corporation's voting stock (with certain exceptions) may enter into a business combination with the corporation for three years after acquiring 15% ownership, unless the board of directors of the corporation has approved the transaction or exempted the person before he reached the 15% threshold or unless one of two exceptions is satisfied: (i) upon consummation of the transaction resulting in such person reaching the 15% threshold, he owned at least 85% of the corporation's outstanding voting stock (excluding shares owned by certain corporate insiders and employee stock plans) or (ii) the business combination is approved by the corporation's board of directors and authorized by holders of at least two-thirds of the outstanding voting stock (excluding that owned by the acquiring person). This statute applies automatically to several classes of Delaware corporations, including those with voting stock authorized for trading on a national exchange, unless a majority of a corporation's shareholders elects to opt out of the statute's coverage by amendment to the bylaws or certificate of incorporation. Since Brinker stockholders have not elected to opt out of the coverage of this statute, the provisions of this statute are applicable to Brinker. No similar statute currently exists under Texas law.

    Shareholders of Texas corporations have appraisal rights in the event of a merger, consolidation or sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture, unless otherwise provided in the articles of incorporation) of all, or substantially, all the property and assets of the corporation. The appraisal rights of a shareholder of a Texas corporation are summarized herein under "The Merger -- Appraisal Rights of Dissenting Shareholders" below. Shareholders of a Delaware corporation have no appraisal rights in the event of a merger or consolidation of the corporation in which they receive solely stock of the surviving corporation and (i) stock of the Delaware corporation is listed on a national securities exchange; (ii) such stock is held of record by more than 2,000 shareholders; or (iii) in the case of a merger, if a Delaware corporation is the surviving corporation, (x) the agreement of merger does not amend the certificate of incorporation of the surviving corporation, (y) each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding share of the surviving corporation after the effective date of the merger and (z) the increase in the outstanding shares as a result of the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger. Otherwise, shareholders of a Delaware corporation have appraisal rights in consolidations and mergers.

    Under Texas law, any vacancy occurring in the board of directors may be filled by the shareholders or by the affirmative vote of a majority of the remaining directors. A directorship to be filled by reasons of an increase in the number of directors may be filled by the shareholders or by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders, provided that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders. Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office.

    Under Texas law, holders of not less than 10% of all the shares entitled to vote have the right to call a special shareholders' meeting, unless the articles of incorporation provide for a number of shares greater than or less than 10%, in which event, special meetings of the shareholders may be called by the holders of at least the percentage of shares so specified in the articles of incorporation, but in no event shall the articles of incorporation provide for a number of shares greater than 50%. OTB's Articles of Incorporation state that a special meeting of shareholders may be called by the holders of at least 25% of the outstanding shares entitled to vote at such meeting. Delaware law provides that special meetings of the shareholders may be called by the board of directors or such other persons authorized in the certificate of incorporation or bylaws. The Certificate of Incorporation and Bylaws of Brinker do not provide for the calling of a special meeting by anyone other than the Brinker Board.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

    Any holder of record of the OTB Shares who objects to the Merger may dissent from the Merger and may exercise his or her appraisal right in accordance with Texas law. Any shareholder of OTB contemplating the exercise of his or her right of appraisal is urged to review carefully the provisions of Articles 5.11 through 5.13 of the TBCA, which Articles are attached as Appendix C to this Proxy Statement/Prospectus, particularly with respect to the procedural steps required to perfect the exercise of such right of appraisal and the right of a shareholder who has demanded payment for his or her OTB Shares to withdraw such demand. A person who owns OTB Shares beneficially, but not of record, and who desires to dissent from the Merger and to exercise his or her right to appraisal may do so only by and through the holder of record of such shares. References to "shareholders" in the following summary are to shareholders of record. Set forth below is a summary of the steps to be taken by a holder of record if a right of appraisal is to be exercised. Such summary should be read in conjunction with the full text of Articles 5.11 through 5.13 referred to above.

    The TBCA provides that any shareholder of OTB who files a written objection to the Merger with OTB prior to the vote of the OTB shareholders thereon, setting out that his or her right to dissent will be exercised if the Merger is effective and giving his or her name and address, and who does not later vote in favor of the Merger, may, within ten days from the delivery or mailing of notice by OTB to such shareholder that the Merger has been consummated, make written demand upon OTB for the payment of the fair value of the OTB Shares. This demand must set forth the number of OTB Shares owned and their fair value as estimated by the shareholder. A proxy or vote opposing or abstaining from the Merger will not satisfy the statutory requirement that a shareholder give notice of the intention to dissent and to demand payment for the OTB Shares. Fair value is defined by the TBCA to mean the value as of the day before the vote was taken authorizing the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

    Once the demand for payment has been filed, the dissenter is not entitled to vote or to exercise any other rights of a shareholder with certain statutory exceptions. Any shareholder who has made a demand for payment pursuant to the statutory provisions may withdraw that demand at any time before payment is made for that dissenter's shares or before a petition to determine fair value is filed with a court of competent jurisdiction, but no such demand may be withdrawn after payment is made or, unless OTB shall consent thereto, after any such petition is filed.

    Within 20 days of OTB's receipt of a proper written demand for payment of the fair value of OTB Shares by the shareholder, OTB must give written notice either (i) accepting the amount claimed in the demand and agreeing to pay such amount within 90 days or (ii) containing an estimate by OTB of the fair value of such OTB Shares, together with an offer to pay that amount within 90 days after the date on which the Merger is effective, upon receipt of notice from the shareholder within 60 days after the date the Merger is effective that he or she agrees to accept that amount.

    Within 20 days after demanding payment for OTB Shares, each shareholder so demanding payment shall submit to OTB the certificates representing the OTB Shares for notation thereon that such demand has been made. Failure to submit the certificates will terminate the shareholder's right to dissent.

    If, within 60 days after the effectiveness of the Merger, OTB and the shareholder shall agree on the value of such shares, payment therefor must be made within 90 days after the date of the effectiveness of the Merger. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares. If, within the 60-day period following the date of the Merger, the dissenting shareholder and OTB do not agree on the fair value, then the shareholder of OTB may, within 60 days after the expiration of the 60-day period following the Merger, file a petition in any court of competent jurisdiction in the county in which the principal office of OTB is located (Dallas County, Texas) asking for a finding and determination of the fair value of his or her OTB Shares.

    In the absence of fraud in the transaction, Article 5.12 of the TBCA provides that the remedy contained therein is the exclusive remedy for the recovery of the value of a dissenter's OTB Shares or money damages to such dissenter with respect to the Merger. Precise compliance with the provisions of the TBCA is required to perfect the rights of a dissenting shareholder.

    For a discussion of certain federal income tax consequences resulting from the exercise of dissenters' appraisal rights see "The Merger -- Federal Income Tax Consequences."

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed financial statements assume a business combination between Brinker and OTB accounted for on a pooling-of-interests basis. The unaudited pro forma combined condensed financial statements are based on the respective historical financial statements and the notes thereto, included elsewhere herein. The unaudited pro forma combined condensed balance sheet combines Brinker's December 29, 1993 condensed consolidated balance sheet with OTB's January 3, 1994 condensed consolidated balance sheet. The unaudited pro forma combined condensed statements of operations combine Brinker's condensed consolidated statements of operations for the fiscal years ended June 30, 1993, 1992 and 1991 and the 26 week period ended December 29, 1993 and the six-month period ended December 31, 1992 with the corresponding OTB condensed consolidated statements of operations for the years ended June 14, 1993, June 15, 1992 and June 17, 1991 and the six-month periods ended January 3, 1994 and December 28, 1992, respectively. The amounts included as OTB historical amounts have been reclassified to conform to classifications used by Brinker.

    The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

    These unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and the related notes thereto of Brinker and OTB included herein.

                                BRINKER AND OTB

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            BRINKER          OTB
                                                                          YEAR ENDED     YEAR ENDED     PRO FORMA
                                                                         JUNE 30, 1993  JUNE 14, 1993   COMBINED
                                                                         -------------  -------------  -----------
Revenues...............................................................   $   652,943    $    25,615   $   678,558
                                                                         -------------  -------------  -----------
Costs and Expenses:
  Cost of Sales........................................................       180,772          7,072       187,844
  Restaurant Expenses..................................................       329,159         14,395       343,554
  Depreciation and Amortization........................................        36,700            805        37,505
  General and Administrative...........................................        34,160          2,213        36,373
  Interest Expense.....................................................       --                  99            99
  Other, Net...........................................................        (3,661)          (142)       (3,803)
                                                                         -------------  -------------  -----------
    Total Costs and Expenses...........................................       577,130         24,442       601,572
                                                                         -------------  -------------  -----------
Income Before Provision for Income Taxes...............................        75,813          1,173        76,986
Provision for Income Taxes.............................................        26,880            203        27,083
                                                                         -------------  -------------  -----------
Net Income.............................................................   $    48,933    $       970   $    49,903
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------
Primary Net Income Per Share...........................................  $       0.68   $       0.30   $      0.69(1)
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------
Fully Diluted Net Income Per Share.....................................  $       0.68   $       0.30   $      0.69(1)
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------
Primary Weighted Average Shares Outstanding............................        71,465          3,209        72,427(1)
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------
Fully Diluted Weighted Average Shares Outstanding......................        71,594          3,209        72,556(1)
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------

- ------------------------
(1) The unaudited pro forma combined net income per share is based on the combined average number of common and common equivalent shares of Brinker Common Stock and OTB Common Stock outstanding during the period, based on the exchange ratio of 0.30 of a share of Brinker Common Stock for each share of OTB Common Stock.

                                BRINKER AND OTB
          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            BRINKER          OTB
                                                                          YEAR ENDED     YEAR ENDED     PRO FORMA
                                                                         JUNE 30, 1992  JUNE 15, 1992   COMBINED
                                                                         -------------  -------------  -----------
Revenues...............................................................   $   519,260    $    21,765   $   541,025
                                                                         -------------  -------------  -----------
Costs and Expenses:
  Cost of Sales........................................................       143,633          6,295       149,928
  Restaurant Expenses..................................................       268,424         13,045       281,469
  Depreciation and Amortization........................................        27,271            520        27,791
  General and Administrative...........................................        28,635          1,580        30,215
  Interest Expense.....................................................       --                 201           201
  Other, Net...........................................................        (3,225)           118        (3,107)
                                                                         -------------  -------------  -----------
    Total Costs and Expenses...........................................       464,738         21,759       486,497
                                                                         -------------  -------------  -----------
Income Before Provision for Income Taxes...............................        54,522              6        54,528
Provision for Income Taxes.............................................        18,810             26        18,836
                                                                         -------------  -------------  -----------
Net Income (Loss)......................................................   $    35,712    $       (20)  $    35,692
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------
Primary Net Income (Loss) Per Share....................................  $       0.51   $      (0.01 ) $      0.51(1)
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------
Fully Diluted Net Income (Loss) Per Share..............................  $       0.51   $      (0.01 ) $      0.50(1)
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------
Primary Weighted Average Shares Outstanding............................        70,008          2,026        70,616(1)
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------
Fully Diluted Weighted Average Shares Outstanding......................        70,163          2,026        70,770(1)
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------

- ------------------------
(1) The unaudited pro forma combined net income per share is based on the combined average number of common and common equivalent shares of Brinker Common Stock and OTB Common Stock outstanding during the period, based on the exchange ratio of 0.30 of a share of Brinker Common Stock for each share of OTB Common Stock.

                                BRINKER AND OTB
          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            BRINKER          OTB
                                                                          YEAR ENDED     YEAR ENDED     PRO FORMA
                                                                         JUNE 30, 1991  JUNE 17, 1991   COMBINED
                                                                         -------------  -------------  -----------
Revenues...............................................................   $   426,848    $    20,609   $   447,457
                                                                         -------------  -------------  -----------
Costs and Expenses:
  Cost of Sales........................................................       122,579          6,158       128,737
  Restaurant Expenses..................................................       220,882         12,223       233,105
  Depreciation and Amortization........................................        21,267            659        21,926
  General and Administrative...........................................        23,651          2,223        25,874
  Interest Expense.....................................................           348            215           563
  Other, Net...........................................................        (1,543)           164        (1,379)
                                                                         -------------  -------------  -----------
    Total Costs and Expenses...........................................       387,184         21,642       408,826
                                                                         -------------  -------------  -----------
Income (Loss) Before Provision for Income Taxes........................        39,664         (1,033)       38,631
Provision for Income Taxes.............................................        13,565        --             13,565
                                                                         -------------  -------------  -----------
Net Income (Loss)......................................................   $    26,099    $    (1,033)  $    25,066
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------
Primary Net Income (Loss) Per Share....................................  $       0.41   $      (0.70 ) $      0.39(1)
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------
Fully Diluted Net Income (Loss) Per Share..............................  $       0.40   $      (0.70 ) $      0.38(1)
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------
Primary Weighted Average Shares Outstanding............................        63,890          1,470        64,331(1)
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------
Fully Diluted Weighted Average Shares Outstanding......................        64,832          1,470        65,273(1)
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------

- ------------------------
(1) The unaudited pro forma combined net income per share is based on the combined average number of common and common equivalent shares of Brinker Common Stock and OTB Common Stock outstanding during the period, based on the exchange ratio of 0.30 of a share of Brinker Common Stock for each share of OTB Common Stock.

                                BRINKER AND OTB
          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        BRINKER            OTB
                                                                    TWENTY-SIX WEEKS    SIX MONTHS
                                                                         ENDED            ENDED
                                                                      DECEMBER 29,      JANUARY 3,     PRO FORMA
                                                                          1993             1994        COMBINED
                                                                    ----------------  --------------  -----------
Revenues..........................................................   $      389,968     $   17,493    $   407,461
                                                                    ----------------  --------------  -----------
Costs and Expenses (1):
  Cost of Sales...................................................          107,183          4,935        112,118
  Restaurant Expenses.............................................          196,948         10,915        207,863
  Depreciation and Amortization...................................           22,986          1,007         23,993
  General and Administrative......................................           20,528          1,787         22,315
  Interest Expense................................................         --                  105            105
  Other, Net......................................................           (3,271)         2,061         (1,210)
                                                                    ----------------  --------------  -----------
    Total Costs and Expenses......................................          344,374         20,810        365,184
                                                                    ----------------  --------------  -----------
Income (Loss) Before Provision for Income Taxes...................           45,594         (3,317)        42,277
Provision (Benefit) for Income Taxes..............................           16,186           (107)        15,055(2)
                                                                    ----------------  --------------  -----------
Net Income (Loss).................................................   $       29,408     $   (3,210)   $    27,222
                                                                    ----------------  --------------  -----------
                                                                    ----------------  --------------  -----------
Primary Net Income (Loss) Per Share...............................  $          0.40   $       (1.00 ) $      0.37(3)
                                                                    ----------------  --------------  -----------
                                                                    ----------------  --------------  -----------
Fully Diluted Net Income (Loss) Per Share.........................  $          0.40   $       (1.00 ) $      0.37(3)
                                                                    ----------------  --------------  -----------
                                                                    ----------------  --------------  -----------
Primary Weighted Average Shares Outstanding.......................           72,966           3,209        73,929(3)
                                                                    ----------------  --------------  -----------
                                                                    ----------------  --------------  -----------
Fully Diluted Weighted Average Shares Outstanding.................           73,238           3,209        74,200(3)
                                                                    ----------------  --------------  -----------
                                                                    ----------------  --------------  -----------

- ------------------------
(1) Costs related to the Merger will be charged to expense upon consummation of the Merger.
(2) The unaudited pro forma combined provision for income taxes has been reduced by the reversal of a $1,024,000 current deferred tax asset valuation allowance recognized by OTB during the six months ended January 3, 1994. The valuation allowance was established due to the uncertainty of OTB's ability to utilize the asset against future earnings.
(3) The unaudited pro forma combined net income per share is based on the combined average number of common and common equivalent shares of Brinker Common Stock and OTB Common Stock outstanding during the period, based on the exchange ratio of 0.30 of a share of Brinker Common Stock for each share of OTB Common Stock.

                                BRINKER AND OTB

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      BRINKER              OTB
                                                                 SIX MONTHS ENDED   SIX MONTHS ENDED    PRO FORMA
                                                                 DECEMBER 31, 1992  DECEMBER 28, 1992   COMBINED
                                                                 -----------------  -----------------  -----------
Revenues.......................................................     $   303,125        $    12,523     $   315,648
                                                                 -----------------        --------     -----------
Costs and Expenses:
  Cost of Sales................................................          83,493              3,457          86,950
  Restaurant Expenses..........................................         154,435              7,157         161,592
  Depreciation and Amortization................................          17,084                302          17,386
  General and Administrative...................................          16,686              1,233          17,919
  Interest Expense.............................................         --                      14              14
  Other, Net...................................................          (1,454)              (102)         (1,556)
                                                                 -----------------        --------     -----------
    Total Costs and Expenses...................................         270,244             12,061         282,305
                                                                 -----------------        --------     -----------
Income Before Provision for Income Taxes.......................          32,881                462          33,343
Provision (Benefit) for Income Taxes...........................          11,417                 (2)         11,415
                                                                 -----------------        --------     -----------
Net Income.....................................................     $    21,464        $       464     $    21,928
                                                                 -----------------        --------     -----------
                                                                 -----------------        --------     -----------
Primary Net Income Per Share...................................  $          0.30    $          0.14    $      0.31(1)
                                                                 -----------------         --------    -----------
                                                                 -----------------         --------    -----------
Fully Diluted Net Income Per Share.............................  $          0.30    $          0.14    $      0.30(1)
                                                                 -----------------         --------    -----------
                                                                 -----------------         --------    -----------
Primary Weighted Average Shares Outstanding....................           70,907              3,229         71,875(1)
                                                                 -----------------         --------    -----------
                                                                 -----------------         --------    -----------
Fully Diluted Weighted Average Shares Outstanding..............           71,078              3,229         72,046(1)
                                                                 -----------------         --------    -----------
                                                                 -----------------         --------    -----------

- ------------------------
(1) The unaudited pro forma combined net income per share is based on the combined average number of common and common equivalent shares of Brinker Common Stock and OTB Common Stock outstanding during the period, based on the exchange ratio of 0.30 of a share of Brinker Common Stock for each share of OTB Common Stock.

                                BRINKER AND OTB

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                 BRINKER        OTB
                                                               DECEMBER 29,  JANUARY 3,    PRO FORMA          PRO FORMA
                                                                   1993         1994      ADJUSTMENTS         COMBINED
                                                               ------------  ----------  --------------       ---------
Current Assets:
  Cash and Cash Equivalents..................................  $     4,380   $   1,017   $ --                 $  5,397
  Accounts Receivable........................................        7,508         762     --                    8,270
  Assets Held for Sale and Leaseback.........................           50      --         --                       50
  Inventories................................................        7,467         663     --                    8,130
  Prepaid Expenses...........................................       12,966         275     --                   13,241
                                                               ------------  ----------  -------              ---------
    Total Current Assets.....................................       32,371       2,717     --                   35,088
                                                               ------------  ----------  -------              ---------
Property and Equipment, at Cost:
  Land.......................................................       93,732         552     --                   94,284
  Buildings and Leasehold Improvements.......................      244,928       9,652     --                  254,580
  Furniture and Equipment....................................      154,170       5,658     --                  159,828
  Construction-in-Progress...................................       20,881      --         --                   20,881
                                                               ------------  ----------  -------              ---------
                                                                   513,711      15,862     --                  529,573
  Less Accumulated Depreciation and Amortization.............      129,841       6,295     --                  136,136
                                                               ------------  ----------  -------              ---------
    Net Property and Equipment...............................      383,870       9,567     --                  393,437
                                                               ------------  ----------  -------              ---------
Other Assets:
  Deferred Costs.............................................       11,946         916     --                   12,862
  Investment in Joint Ventures...............................        4,071      --         --                    4,071
  Long-term Marketable Securities............................       32,075      --         --                   32,075
  Long-term Notes Receivable.................................        3,478         240     --                    3,718
  Other......................................................       16,831       1,014     --                   17,845
                                                               ------------  ----------  -------              ---------
    Total Other Assets.......................................       68,401       2,170     --                   70,571
                                                               ------------  ----------  -------              ---------
    Total Assets.............................................  $   484,642   $  14,454   $ --                 $499,096
                                                               ------------  ----------  -------              ---------
                                                               ------------  ----------  -------              ---------
                                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term Debt............................................  $     2,850   $  --       $ --                 $  2,850
  Current Installments of Long-term Debt.....................          268         207     --                      475
  Accounts Payable...........................................       35,355       2,910     --                   38,265
  Accrued Liabilities........................................       49,359       2,789     --                   52,148
  Deferred Income Taxes......................................        1,566      --        (1,024)(2)               542
                                                               ------------  ----------  -------              ---------
    Total Current Liabilities................................       89,398       5,906    (1,024)               94,280
                                                               ------------  ----------  -------              ---------
Long-term Debt, Less Current Installments....................        3,655       1,081     --                    4,736
Senior Subordinated Convertible Debentures...................      --            1,200     --                    1,200
Deferred Income Taxes........................................       10,471      --         --                   10,471
Other Liabilities............................................       14,377       1,378     --                   15,755
Commitments and Contingencies................................
Shareholders' Equity:
  Common Stock...............................................        6,919          85        10(1)              7,014
  Additional Paid-in Capital.................................      165,228       7,998       (10)(1)           173,216
  Retained Earnings (Deficit)................................      194,594      (3,019 )     849(2)(3)         192,424
                                                               ------------  ----------  -------              ---------
                                                                   366,741       5,064       849               372,654
  Less Treasury Stock........................................      --              175      (175)(3)             --
                                                               ------------  ----------  -------              ---------
    Total Shareholders' Equity...............................      366,741       4,889     1,024               372,654
                                                               ------------  ----------  -------              ---------
    Total Liabilities and Shareholders' Equity...............  $   484,642   $  14,454   $ --                 $499,096
                                                               ------------  ----------  -------              ---------
                                                               ------------  ----------  -------              ---------

- ------------------------------
(1) Represents an exchange ratio of .30 of a share of Brinker Common Stock for each share of OTB Common Stock.
(2) To reinstate the $1,024,000 OTB current deferred income tax asset not recognized on an OTB stand-alone basis due to the uncertainty of OTB's ability to utilize the asset against future earnings; however, the asset can be utilized on a combined basis.
(3) To eliminate OTB treasury stock which will not be exchanged for Brinker Common Stock pursuant to the terms of the Merger.

          MARKET PRICE OF AND DIVIDENDS ON THE COMMON STOCK OF BRINKER
                    AND OTB AND RELATED SHAREHOLDER MATTERS


    Brinker Common Stock is listed on the New York Stock Exchange, and the OTB Common Stock is reported on the Nasdaq National Market. As of April 8, 1994, there were approximately 1,564 record holders of Brinker Common Stock and approximately 237 record holders of the OTB Common Stock. The high and low closing prices for Brinker Common Stock and for the OTB Common Stock for their respective fiscal quarters, as reported in The Wall Street Journal, Southwest Edition, are set forth in the following table. Stock prices in the following table have been restated to reflect applicable stock dividends.



                                                       BRINKER (1)              OTB(2)
                                                    ------------------    ------------------
                                                     HIGH        LOW       HIGH        LOW
                                                    -------    -------    -------    -------
FISCAL 1992
  First Quarter..................................   $13 17/27  $11 2/9    $--        $--
  Second Quarter.................................    16 2/3     13 4/9      9          5 3/8
  Third Quarter..................................    18 1/3     15 5/9      6 7/8      4 3/8
  Fourth Quarter.................................    18 1/18    13 5/9      8 1/4      5 3/8
FISCAL 1993
  First Quarter..................................   $18        $13 8/9    $ 9 1/8    $ 7 3/8
  Second Quarter.................................    18 8/9     14 17/18    8 5/8      6 1/4
  Third Quarter..................................    21 2/3     18 5/9      8 3/8      6 3/8
  Fourth Quarter.................................    24 2/3     18 1/3      7          4 1/4
FISCAL 1994
  First Quarter..................................   $26 1/12   $22 1/6    $ 9 1/8    $ 6
  Second Quarter.................................    30 2/3     25 2/3      9          8 1/4(3)
  Third Quarter..................................    33 1/3     26 5/6
  Fourth Quarter.................................    31 1/2     28 3/4(3)

- ------------------------
(1) Brinker's fiscal year for fiscal 1992 and 1993 ended on June 30 of each year. Fiscal 1994 will end on June 29, 1994.
(2) OTB commenced its initial public offering on April 30, 1992. Prior to that time, no public market existed for the OTB Common Stock. OTB's fiscal years consist of 52/53 week years ending on the Monday nearest to December
      31. The 1994 fiscal year ends on January 2, 1995.
(3)   Through April 8, 1994.



    On January 24, 1994, the date immediately prior to the announcement of the Merger, the closing price of Brinker Common Stock was $29.083 and the closing price of the OTB Common Stock was $7.25. On April 8, 1994, the closing price of Brinker Common Stock was $29.625 and the closing price of the OTB Common Stock was $8.50.


    No cash dividends have been declared or paid by either Brinker and OTB on their respective common stock. Brinker and OTB currently do not intend to pay cash dividends as profits are reinvested into their respective companies to fund expansion of their restaurant businesses. Payment of dividends in the future will depend upon their growth, profitability, financial condition and other factors which their respective Boards may deem relevant.

                        BRINKER SELECTED FINANCIAL DATA
       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND NUMBER OF RESTAURANTS)

                                                                                             26 WEEKS  6 MONTHS
                                                     FISCAL YEARS ENDED JUNE 30,              ENDED     ENDED
                                           ------------------------------------------------  DEC. 29,  DEC. 31,
                                             1993      1992      1991      1990      1989      1993      1992
                                           --------  --------  --------  --------  --------  --------  --------
INCOME STATEMENT DATA:
Revenues.................................  $652,943  $519,260  $426,848  $347,127  $285,943  $389,968  $303,125
                                           --------  --------  --------  --------  --------  --------  --------
Costs and Expenses:
  Cost of Sales..........................   180,772   143,633   122,579   101,712    83,472   107,183    83,493
  Restaurant Expenses....................   329,159   268,424   220,882   180,168   148,326   196,948   154,435
  Depreciation and Amortization..........    36,700    27,271    21,267    17,406    15,161    22,986    17,084
  General and Administrative.............    34,160    28,635    23,651    19,684    16,835    20,528    16,686
  Interest Expense.......................        --        --       348     2,132     2,920        --        --
  Other, Net.............................    (3,661)   (3,225)   (1,543)   (1,387)   (1,509)   (3,271)   (1,454)
                                           --------  --------  --------  --------  --------  --------  --------
    Total Costs and Expenses.............   577,130   464,738   387,184   319,715   265,205   344,374   270,244
                                           --------  --------  --------  --------  --------  --------  --------
Income Before Provision for Income
 Taxes...................................    75,813    54,522    39,664    27,412    20,738    45,594    32,881
Provision for Income Taxes...............    26,880    18,810    13,565     9,322     6,800    16,186    11,417
                                           --------  --------  --------  --------  --------  --------  --------
    Net Income...........................  $ 48,933  $ 35,712  $ 26,099  $ 18,090  $ 13,938  $ 29,408  $ 21,464
                                           --------  --------  --------  --------  --------  --------  --------
                                           --------  --------  --------  --------  --------  --------  --------
Primary Net Income
  Per Share..............................  $   0.68  $   0.51  $   0.41  $   0.33  $   0.26  $   0.40  $   0.30
                                           --------  --------  --------  --------  --------  --------  --------
                                           --------  --------  --------  --------  --------  --------  --------
Primary Weighted Average Shares
 Outstanding.............................    71,465    70,008    63,890    55,080    53,391    72,966    70,907
                                           --------  --------  --------  --------  --------  --------  --------
                                           --------  --------  --------  --------  --------  --------  --------
BALANCE SHEET DATA
 (AT END OF PERIOD):
  Working Capital (Deficit)..............  $(44,008) $(31,241) $  2,147  $(18,389) $ (3,008) $(57,027) $(25,805)
  Total Assets...........................   435,259   337,312   266,332   197,718   154,024   484,642   384,765
  Long-term Liabilities..................    25,622    21,060    18,729    23,755    49,682    28,503    20,594
  Shareholders' Equity...................   334,731   254,095   207,466   132,394    78,314   366,741   304,491
NUMBER OF RESTAURANTS OPEN AT END OF
 PERIOD:
  Brinker Operated.......................       285       237       202       172       144       321       256
  50% Operated Joint Ventures............         9        10        10        12        10         9         9
  Franchised.............................        73        58        50        37        27        75        68
                                           --------  --------  --------  --------  --------  --------  --------
    Total................................       367       305       262       221       181       405       333
                                           --------  --------  --------  --------  --------  --------  --------
                                           --------  --------  --------  --------  --------  --------  --------

                BRINKER MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    The following table sets forth expenses as a percentage of total revenues for the periods indicated for the revenue and expense items included in the Brinker Consolidated Statements of Income included elsewhere herein.

                                                                               26 WEEKS  6 MONTHS
                                                        FISCAL YEARS            ENDED     ENDED
                                               ------------------------------  DEC. 29,  DEC. 31,
                                                1993    1992    1991    1990     1993      1992
                                               ------  ------  ------  ------  --------  --------
Revenues.....................................  100.0 % 100.0 % 100.0 % 100.0 %   100.0 %   100.0 %
                                               ------  ------  ------  ------  --------  --------
Costs and Expenses:
  Cost of Sales..............................   27.7    27.7    28.6    29.3      27.5      27.5
  Restaurant Expenses........................   50.4    51.6    51.8    51.9      50.5      51.0
  Depreciation and Amortization..............    5.6     5.3     5.0     5.0       5.9       5.6
  General and Administrative.................    5.2     5.5     5.6     5.7       5.3       5.5
  Interest Expense...........................     --      --     0.1     0.6        --        --
  Other, Net.................................   (0.5 )  (0.6 )  (0.4 )  (0.4 )    (0.9 )    (0.4 )
                                               ------  ------  ------  ------  --------  --------
    Total Costs and Expenses.................   88.4    89.5    90.7    92.1      88.3      89.2
                                               ------  ------  ------  ------  --------  --------
Income Before Provision for Income Taxes.....   11.6    10.5     9.3     7.9      11.7      10.8
Provision for Income Taxes...................    4.1     3.6     3.2     2.7       4.2       3.7
                                               ------  ------  ------  ------  --------  --------
    Net Income...............................    7.5 %   6.9 %   6.1 %   5.2 %     7.5 %     7.1 %
                                               ------  ------  ------  ------  --------  --------
                                               ------  ------  ------  ------  --------  --------

REVENUES

    The increases in Revenues in the years presented primarily relate to the increase in the number of Brinker-owned restaurants and comparable store sales increases. The percentage increases in the average number of Brinker-owned restaurants in operation over the prior fiscal year was 19%, 18% and 18% for fiscal 1993, 1992 and 1991, respectively. Increases in comparable store sales were 3.8%, 3.3%, and 3.9% in fiscal 1993, 1992 and 1991, respectively. These favorable trends were due to increased customer counts resulting from Brinker's commitment to providing quality food and service at an exceptional value, its ongoing evaluation of the menu mix and its continued remodeling program to keep its restaurants updated and the ambiance inviting to the guests. In addition, Brinker continues to refine its real estate site selection process which focuses on trading-area demographics, visibility and accessibility. Quality sites provide a competitive advantage and contribute to greater sales for new restaurants. Menu price increases had little impact on the increases in Revenues as weighted average price increases over the past three fiscal years averaged only 1% per year.

    Revenues for the 26 weeks ended December 29, 1993 rose 28.7% to $390 million from $303.1 million generated from the same period of fiscal 1993. The increase is primarily attributable to the 67 Brinker-operated restaurants opened or acquired since December 31, 1992. Consolidated comparable store sales year-to-date rose 3.1%, which also contributed to the increase. On a concept basis, Chili's Grill & Bar ("Chili's"), Romano's Macaroni Grill ("Macaroni Grill") and Grady's American Grill ("Grady's") experienced comparable store sales increases of 3.3%, 2.8% and 1.9%, respectively. The introduction of the "Guiltless Grill" menu items at Chili's as well as the addition of new dessert menu items has contributed to the increase in comparable store sales at the Chili's concept.

COSTS AND EXPENSES (AS A PERCENT OF REVENUES)

    Cost of Sales remained constant in fiscal 1993 as the favorable impact from the continued emphasis on food portioning and waste and yield management programs were offset by product mix changes to menu items with higher percentage food costs. Significant decreases in fiscal 1992 and 1991 were attributable to favorable commodity prices and the reformulation of certain menu items resulting in improved yields and favorable cost comparisons.

    Cost of Sales remained stable for the 26 weeks ending December 29, 1993 compared to the respective prior year period. Favorable commodity prices for produce and dairy experienced throughout fiscal 1994 were offset by unfavorable commodity prices for poultry experienced in the first quarter. In addition, the relative growth of Macaroni Grill and Grady's offset the impact of favorable commodity prices as these concepts have higher Cost of Sales ratios than Chili's.

    Restaurant Expenses continued their downward trend in fiscal 1993 as management labor costs were controlled by decreasing the administrative hours required of Restaurant Managers. Excluding the effect of new restaurants, fewer managers are now required throughout the system. Supervisory cost savings were also realized by increasing the number of restaurants supervised by each Area Director. In addition, the successful implementation of aggressive safety and loss management programs in the restaurants resulted in the containment of insurance costs. Also, occupancy costs remained stable due to increased purchases of land for new restaurant sites. These positive results offset incremental advertising costs attributable to the first time production of television commercials for the Grady's concept. The effectiveness in managing restaurant labor during fiscal 1992 and 1991 offset minimum wage rate legislation enacted in fiscal 1991. Each fiscal year has benefitted from increased Revenues which continue to absorb a greater portion of fixed and semi-fixed costs and improved information systems that have enhanced operating efficiencies in the restaurants.

    Restaurant Expenses decreased for the 26 weeks ended December 29, 1993 as compared to the six months ended December 31, 1992 as a result of continued efficiencies achieved in supervising and managing the restaurants, a decrease in rent expense due to the increase in percentage of restaurants owned versus leased, a decrease in bad debt expense due to implementation of an on-line credit card authorization system and a decrease in liquor taxes due to the dilutive effect of new restaurant openings in states with lower tax rates. These favorable trends were partially offset by increased insurance costs and increases in property tax rates.

    Increased Depreciation and Amortization in fiscal 1993 and 1992 were primarily due to investments in new computer hardware and software which has contributed to operating efficiencies both in the restaurants and the corporate office support groups. Also, increased activity in the ongoing restaurant remodeling program and the continued replacement of restaurant furniture and equipment also contributed to the increases. Fiscal 1991 remained flat compared to fiscal 1990 as increased revenues were able to absorb the impact of increased expenditures.

    Depreciation and Amortization increased for the 26 weeks ended December 29, 1993 as compared to the six months ended December 31, 1992. The increase is primarily the result of continued investments in new computer hardware and software. In addition, Depreciation and Amortization related to furniture and equipment and pre-opening costs has increased over last fiscal year due to the increased number of stores opened in the current fiscal year compared to last fiscal year. The ongoing restaurant remodeling program as well as the continued replacement of restaurant furniture and equipment are other factors contributing to the increase.

    General and Administrative expenses decreased in each fiscal year as a result of Brinker's focus on controlling corporate expenditures. Efficiencies realized from increased investments in computer hardware and software permitted Brinker to continue with the aggressive expansion plan of the restaurant concepts without incurring significant increases in staff and support costs. General and Administrative declined for the 26 weeks ended December 29, 1993 as compared to the six months ended December 31, 1992 for the same reasons. The dollar increase in General and Administrative costs is due to additional staff and support as Brinker accelerates expansion of its restaurant concepts, including international franchising.

    Interest Expense decreased as a result of Brinker retiring all of its outstanding bank debt with the proceeds received from the March 1991 public offering of Brinker Common Stock.

    Other, Net is greater in fiscal 1993 and 1992 compared to fiscal 1991 as a result of increased interest and dividend income generated from investments made with the proceeds received from the

March 1991 public offering of Brinker Common Stock. Other, Net increased substantially for the 26 weeks ended December 29, 1993 as compared to the six months ended December 31, 1992. The increase is primarily the result of a gain of approximately $1,000,000 generated from the sale of land in the second quarter. In addition, increases in realized gains on sales of marketable securities contributed to the increase. Interest and dividend income remained flat.

INCOME BEFORE PROVISION FOR INCOME TAXES

    As a result of changes in the relationships between Revenues and Costs and Expenses, Income Before Provision for Income Taxes has increased over the prior fiscal year 39.1%, 37.5% and 44.7% in fiscal 1993, 1992 and 1991, respectively, and increased 38.7% for the 26 weeks ended December 29, 1993 as compared to the six months ended December 31, 1992.

INCOME TAXES

    Brinker's effective income tax rate of 35.5%, 34.5% and 34.2% in fiscal 1993, 1992 and 1991, respectively, continues to increase as a result of additional state income tax liabilities resulting from continued restaurant expansion, particularly relating to growth in California and Florida. Brinker's effective income tax rate increased to 35.5% from 34.7% for the 26 weeks ended December 29, 1993 as compared to the six months ended December 31, 1992 for the same reasons.

    The Omnibus Budget Reconciliation Act was enacted in August 1993. This act mandates certain changes in federal tax laws, which among other things, included an increase in the statutory Federal corporate income tax rate from 34% to 35% and reinstatement of the Targeted Jobs Tax Credit. The impact of these changes, retroactive to January 1993, did not have a material impact on Brinker's fiscal 1993 effective income tax rate. This act also mandates a tax credit for FICA taxes paid on tips, effective January 1994. These changes are not expected to have a material impact on Brinker's fiscal 1994 effective income tax rate as the amounts are offsetting.

NET INCOME AND NET INCOME PER SHARE

    Net Income and Primary Net Income Per Share as a percent of Revenues continue to increase as a result of controlling Costs and Expenses while continuing with the expansion of the restaurant concepts. The increases in the weighted average number of common shares outstanding arise primarily from common stock options exercised each year and shares issued in connection with the March 1991 public offering of Brinker Common Stock.

STOCK DIVIDENDS


    Stock splits in each of March 1994, May 1993, November 1991 and March 1991, effected in the form of 50% stock dividends, resulted in the issuance of 23.2 million, 22.8 million, 21.5 million and 19.7 million shares of Brinker Common Stock, in fiscal 1994, 1993, 1992 and 1991, respectively.


IMPACT OF INFLATION

    Brinker has not experienced a significant overall impact from inflation. As operating expenses increase, Brinker, to the extent permitted by competition, recovers increased costs by increasing menu prices.

LIQUIDITY AND CAPITAL RESOURCES

    The working capital deficit increased from $31.2 million at June 30, 1992 to $44 million at June 30, 1993. Strong operating results from new and existing units and the exercise of employee stock options generated cash proceeds that were offset by Brinker's capital expenditures and the investment of available cash in long-term marketable securities. Net cash provided by operating activities increased from $77.9 million in fiscal 1992 to $107.2 million in fiscal 1993 due to the increased number of restaurants in operation, strong operating results from existing units and the effective containment of costs.

    The working capital deficit increased from $44 million at June 30, 1993 to $57 million at December 29, 1993, due primarily to Brinker's capital expenditures as discussed below. Net cash provided by operating activities increased to $52.9 million for the first half of the year from $37 million during the same period in fiscal 1993 due to the greater number of restaurants in operation over the prior fiscal year and strong operating results from existing units.

    Brinker had available funds from credit facilities totalling $30 million at June 30, 1993. Brinker estimates that its capital expenditures during fiscal 1994 will approximate $150 million. These capital expenditures, which will primarily relate to the planned expansion of each restaurant concept and Brinker's ongoing remodelling program, will be funded from internal operations, build-to-suit lease agreements with landlords, liquidating investments and income earned from investments.

    Long-term debt outstanding at December 29, 1993 consisted of obligations under capital leases. At December 29, 1993, Brinker had drawn $2.9 million from its lines of credit to fund short-term operational needs, leaving $37.1 million of available funds from lines of credit.

    Capital expenditures were $62.8 million for the 26 weeks ended December 29, 1993 as compared to $54.6 million for the same period of last fiscal year. Purchases of land for future restaurant sites, the acquisition of four restaurants from a franchisee, new restaurants under construction, purchases of new and replacement restaurant furniture and equipment and the ongoing remodeling program were responsible for the increased expenditures. Brinker estimates that its capital expenditures during the third quarter will approximate $34 million. These capital expenditures will be funded internally from restaurant operations, build-to-suit lease agreements with landlords, liquidating investments and dividend and interest income from investments.

    The Clinton administration continues to analyze and propose new legislation which could adversely impact the entire business community. Mandated health care and minimum wage measures, if passed, could increase Brinker's operating costs. Brinker would attempt to offset increased costs through additional improvements in operating efficiencies and menu price increases.

    Brinker is not aware of any other event or trend which would potentially affect its liquidity. In the event such a trend would develop, Brinker believes that there are sufficient funds available to it under the lines of credit and strong internal cash generating capabilities to adequately manage the expansion of the business.

NEW ACCOUNTING PRONOUNCEMENTS

    In December 1990, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 106, Employers' Accounting for Post-Retirement Benefits Other Than Pensions. In November 1992, the FASB issued SFAS No. 112, Employers' Accounting for Post-Employment Benefits. SFAS No. 106 and SFAS No. 112 establish standards of accounting and reporting for employers that offer such benefits. SFAS No. 106 and SFAS No. 112 are effective for Brinker in fiscal 1994 and fiscal 1995, respectively. Brinker presently does not provide post-retirement benefits which fall within the scope of SFAS No. 106. In addition, Brinker does not believe the adoption of SFAS No. 112 will have a material impact on its consolidated financial statements.

    In February 1992, the FASB issued SFAS No. 109, Accounting for Income Taxes, which supersedes SFAS No. 96. SFAS No. 109 retained the asset and liability approach for financial accounting and reporting for income taxes as in SFAS No. 96, but reduced the complexity of SFAS No. 96 and changed the criteria for recognition and measurement of deferred tax assets. The adoption of SFAS No. 109 in the first quarter of fiscal 1994 did not have a material impact on Brinker's consolidated financial statements.

    In May 1993, the FASB issued SFAS No. 115, Accounting for Certain Marketable Securities, which supersedes SFAS No. 12. SFAS No. 115 requires certain marketable securities that were previously carried at cost to be carried at fair market value. SFAS No. 115 is effective for Brinker in fiscal 1995. Brinker does not believe the adoption of SFAS No. 115 will have a material impact on its consolidated financial statements.

                              BUSINESS OF BRINKER

    Brinker is principally engaged in the operation and development of the Chili's, Grady's, Macaroni Grill and Spageddies Italian Italian Food ("Spageddies") restaurant concepts. Brinker was organized under the laws of the State of Delaware in September 1983 to succeed to the business operated by Chili's, Inc., a Texas corporation, organized in August 1977. Brinker completed the acquisitions of Grady's, Macaroni Grill and Spageddies in February 1989, November 1989 and June 1993, respectively.

RESTAURANT CONCEPTS AND MENUS

    CHILI'S. Chili's establishments are full-service Southwestern theme restaurants, featuring a casual atmosphere and a limited menu of freshly prepared chicken, beef and seafood entrees, hamburgers, ribs, fajitas, sandwiches, salads, appetizers and desserts, all of which are prepared fresh daily according to special Chili's recipes.

    Chili's restaurants feature quick, efficient and friendly table service designed to minimize customer waiting time and facilitate table turnover, with an average turnover time per table of approximately 45 minutes. Service personnel are dressed casually in jeans or slacks, knit shirts and aprons to reinforce the casual, informal environment. The decor of a Chili's restaurant consists of booth seating, tile-top tables, hanging plants and wood and brick walls covered with interesting memorabilia.

    Emphasis is placed on serving substantial portions of fresh, quality food at modest prices. Entree selections range in menu price from $3.85 to $9.95, with the average revenue per meal, including alcoholic beverages, approximating $8.45 per person. A full-service bar is available at each Chili's restaurant, with frozen margaritas offered as the concept's specialty drink. Food and non-alcoholic beverage sales constitute approximately 85% of the concept's total restaurant revenues, with alcoholic beverage sales accounting for the remaining 15%.

    GRADY'S. Grady's restaurants are casual, upscale dinner house restaurants which feature a broad menu focusing on fresh seafood, prime rib, steaks, chicken and pasta entrees, salads, sandwiches, appetizers, desserts and a full-service bar. Grady's restaurants feature booth and table seating, wood and brick walls and brass fixtures. Service personnel are dressed smartly, in casual slacks, white buttoned-down shirts and ties, which reinforce the upscale atmosphere.

    The restaurant appeals to a slightly more sophisticated customer than Chili's. Entree selections range in price from $4.95 to $14.95, with the average revenue per meal, including alcoholic beverages, approximating $10.75 per person. Food and non-alcoholic beverage sales constitute approximately 87% of the concept's total restaurant revenues, with alcoholic beverage sales accounting for the remaining 13%.

    MACARONI GRILL. Macaroni Grill is an upscale Italian theme restaurant which specializes in family-style recipes and features seafood, meat, chicken and pasta entrees, salads, pizza, appetizers and desserts with limited beer and wine selection in most restaurants and a full-service bar in recent and future openings. Exhibition cooking, wood-burning ovens and rotisseries provide an enthusiastic and exciting environment in the restaurants. Macaroni Grill restaurants feature white linen-clothed tables, fireplaces, a pizza oven, sous stations, rotisseries and prominent displays of wines. Service personnel are dressed in white, starched shirts and aprons, dark slacks and bright ties.

    Entree selections range in menu price from $4.75 to $15.95 with certain specialty items priced on a daily basis. The average revenue per meal, including alcoholic beverages, is approximately $13.50 per person. Food and non-alcoholic beverage sales constitute approximately 83% of the concept's total restaurant revenues, with alcoholic beverage sales accounting for the remaining 17%.

    SPAGEDDIES.       Spageddies   restaurants    are   casual,    full-service,
moderately-priced Italian restaurants featuring appetizers, salads, pasta, pizza, rotisserie chicken, steak and desserts with alcoholic beverage selections. Spageddies restaurants feature an exhibition kitchen, a wood-burning pizza oven,

Italian billboards and prominent displays of peppers, parmesan and tomatoes. Service personnel are dressed casually in black shorts or pants and red shirts to reinforce the casual, informal, open environment.

    Entree selections range in menu price from $3.45 to $12.95. The average revenue per meal, including alcoholic beverages, is approximately $8.15 per person. Food and non-alcoholic beverage sales constitute approximately 90% of the concept's total restaurant revenues, with alcoholic beverage sales accounting for the remaining 10%.

RESTAURANT LOCATIONS

    At February 2, 1994, Brinker's system of company-owned, joint venture and franchised units included 413 restaurants in 42 states, Canada, Mexico and Singapore. Brinker operated 327 restaurants (including 262 Chili's, 30 Grady's, 30 Macaroni Grill, four Spageddies and one test concept) located in 28 states. An additional nine joint venture restaurants, in which Brinker owns a 50% interest, and 68 franchised Chili's restaurants were operating in 28 states, including 14 states where no Brinker-owned restaurants are operated. Another nine franchised Brinker restaurants were operating internationally.

BUSINESS DEVELOPMENT

    Brinker's long-term objective is to continue expansion of its restaurant concepts by opening company-operated units in strategically desirable markets. Brinker intends to concentrate on development of certain identified markets to achieve penetration levels deemed desirable by Brinker in order to improve Brinker's competitive position, marketing potential and profitability as well as reducing its supervision expense. Expansion efforts will be focused on major metropolitan areas in the United States and smaller market areas which can adequately support any of Brinker's restaurant concepts.

    Brinker considers the specific location of a restaurant to be critical to its long-term success and devotes significant effort to the investigation of new locations using a variety of sophisticated analytical techniques. The site selection process focuses on a variety of factors including: trading-area demographics such as target population density and household income levels; an evaluation of site characteristics such as visibility, accessibility and traffic volume; proximity to activity centers such as shopping malls, hotel/motel complexes and offices; and an analysis of the potential competition. Members of senior management inspect and approve each restaurant site prior to its acquisition.

    Brinker periodically reevaluates restaurant sites to ensure that site selection attributes have not deteriorated below minimum standards. In the event site deterioration were to occur, Brinker makes a concerted effort to improve the restaurant's performance by providing physical, operating and marketing enhancements unique to each restaurant's situation. If internal efforts to restore the restaurant's performance to acceptable minimum standards are unsuccessful, Brinker considers relocation to a proximate, more desirable site, or evaluates closing the restaurant if Brinker criteria such as return on investment and area demographic data do not support a relocation. Since inception, Brinker has closed only three restaurants, including one in fiscal 1993 and two in the second quarter of fiscal 1994 which were performing below Brinker standards primarily due to declining trading-area demographics. These and future closings will be key to a successful reallocation of resources to the stronger performing stores.

    The following table illustrates the system-wide restaurants opened in fiscal 1993 and through February 2 of fiscal 1994 and planned openings for the remainder of fiscal 1994:

                              RESTAURANT OPENINGS

                                                                                            FISCAL 1994,
                                                                                               THROUGH         REMAINDER OF
                                                                         FISCAL 1993      FEBRUARY 2, 1994     FISCAL 1994
                                                                       ---------------  ---------------------  ------------
Chili's..............................................................            28                  25             6 to 7
Grady's..............................................................             7                   6                  4
Macaroni Grill.......................................................             9                   8             3 to 4
Spageddies...........................................................             3                   1             1 to 2
R&D Concept..........................................................             1              --                      1
Joint Venture/Franchise..............................................            14                   9             4 to 9
                                                                                 --                  --
                                                                                                               ------------
    Total............................................................            62                  49           19 to 27
                                                                                 --                  --
                                                                                 --                  --
                                                                                                               ------------
                                                                                                               ------------

    Brinker anticipates that some of these restaurants will be constructed pursuant to "build-to-suit" agreements, in which the lessor contributes the land cost and all, or substantially all, of the building construction costs. In other cases, Brinker either leases the land, and pays for the building, furniture, fixtures and equipment from its own funds, or owns the land, building and furniture, fixtures and equipment. As of February 2, 1994, Brinker had lease or purchase commitments for future construction of 17 Chili's, six Grady's, seven Macaroni Grill and three Spageddies restaurant sites.

    The investment for a typical Chili's restaurant currently approximates $2,000,000, including approximately $650,000 in land costs. The investment for a typical Grady's restaurant currently approximates $2,550,000 with approximately $800,000 in land costs. A Macaroni Grill investment currently approximates $2,500,000, of which approximately $800,000 are land costs, while a Spageddies investment currently approximates $2,150,000, of which approximately $650,000 are land costs. Chili's, Grady's, Macaroni Grill and Spageddies incur furniture, fixtures, equipment and preopening costs of approximately $550,000, $650,000, $600,000 and 600,000, respectively.

    The specific rate at which Brinker is able to open new restaurants is determined by its success in locating satisfactory sites, negotiating acceptable lease or purchase terms, securing appropriate local governmental permits and approvals, and by its capacity to supervise construction, and recruit and train management personnel.

JOINT VENTURE AND FRANCHISE OPERATIONS

    Brinker intends to continue its expansion through joint venture and franchise development, both domestically and internationally. During the past two years, Brinker has entered into several agreements for the development and operation of Chili's in the Pacific Rim, Australia, France, Egypt and Puerto Rico and Macaroni Grill in Canada. Brinker intends to continue pursuing international expansion and is currently contemplating development in other countries. Brinker has entered into a separate joint venture agreement for research and development activities related to the testing of a new restaurant concept and is a partner in a joint venture which operates several Chili's restaurants. Brinker has a 50% interest in these joint ventures and they are accounted for under the equity method. A typical joint venture or franchise development agreement provides for payment of area development and initial franchise fees in addition to subsequent royalty and advertising fees based on the annual gross sales of each restaurant. Future joint venture or franchise development agreements are expected to remain limited to enterprises having significant experience as restaurant operators and proven financial ability to develop multi-unit operations. Brinker has entered into a total of 24 joint venture/franchise development agreements.

RESTAURANT MANAGEMENT

    Brinker's philosophy to maintain and operate each concept as a distinct and separate entity ensures that the culture, recruitment and training programs and unique operating environments are preserved. These factors are critical to the success of continued expansion of each concept.

    Chili's operations are supervised by a Senior Vice President who reports to Brinker's Executive Vice President -- Operations. Reporting directly to this individual are six Regional Vice Presidents, each of whom supervises a Regional Director and approximately seven Area Directors. Area Directors generally are responsible for supervising approximately four to six restaurants each, depending on the size of the geographic area. Each restaurant has one Managing Partner or General Manager and between two and four additional managers.

    Grady's is supervised by a Senior Vice President who reports to Brinker's Executive Vice President -- Operations. Area Directors report to the Vice President -- Grady's Operations who reports to the Senior Vice President. Each Area Director is responsible for supervising approximately four restaurants. Each Grady's restaurant has a General Manager and between four and seven additional managers.

    Macaroni Grill and Spageddies are each supervised by a Senior Vice President who reports to Brinker's Executive Vice President -- Operations. Area Directors report to the Vice President -- Macaroni Grill Operations and Vice President -- Spageddies Operations, respectively, who each reports to the Senior Vice President. Each Area Director is responsible for supervising approximately four to five restaurants. Each restaurant has one General Manager and between three and seven additional managers.

    New concept operations are supervised by a Senior Vice President who reports to Brinker's Executive Vice President -- Operations. Other supervisory personnel will be added on an as-needed basis as additional restaurant concepts are developed and tested.

    The turnover rate for managers in the Brinker restaurants is low relative to the general experience of the restaurant industry. Brinker has initiated incentive programs to encourage increased tenure at the management level. Senior Vice Presidents, Vice Presidents, Regional Directors, Area Directors, and all restaurant managers are compensated on a fixed salary basis and a bonus based upon the performance of the restaurants under their supervision.

    Brinker ensures consistent quality standards in all concepts through the issuance of Operations Manuals covering all elements of operations and Food & Beverage Manuals which provide guidance for preparation of Brinker's formulated recipes. Routine visitation to the restaurants by all levels of supervision enforce strict adherence to Brinker's standards.

    The Director of Training in each concept is responsible for maintaining each concept's operational training program, which includes a four to five month training period for restaurant management trainees, a continuing management training process for managers and supervisors and training teams consisting of groups of employees experienced in all facets of restaurant operations that train employees to open new restaurants. The training teams typically begin on-site training at a new restaurant seven to ten days prior to opening and remain on location two to three weeks following the opening to assure the smooth transition to operating personnel.

PURCHASING

    Brinker's ability to maintain consistent quality of products throughout its chain of restaurants depends upon acquiring food products and related items from reliable sources. Brinker approves its suppliers and requires them to adhere to strict established product specifications for all food and beverage products sold in its restaurants. Brinker negotiates directly with such suppliers to obtain competitive prices and uses purchase commitment contracts to stabilize the potentially volatile pricing associated with certain commodity items. All essential food and beverage products are available, or upon short notice can be made available, from alternative qualified suppliers in all cities in which Brinker's restaurants are located. Because of the relatively rapid turnover of perishable food products, inventories in the restaurants consist primarily of food, beverages and supplies having a modest aggregate dollar value in relation to revenues.

ADVERTISING AND MARKETING

    Brinker's concepts focus generally on the 18 to 54 year old age group, which constitutes approximately half of the population of the United States. Members of this population segment grew up on fast food, but Brinker believes that, with increasing maturity, they prefer a more adult, upscale dining experience. To attract this target group, Brinker relies primarily on television, radio, direct mail advertising and word-of-mouth information communicated by customers.

    Brinker's franchise agreements require advertising contributions to Brinker to be used exclusively for the purpose of maintaining, directly administering and preparing standardized advertising and promotional activities. Franchisees spend additional amounts on local advertising when approved by Brinker.

COMPETITION

    The restaurant business is highly competitive with respect to price, service, restaurant location and food quality and is often affected by changes in consumer tastes, economic conditions, population and traffic patterns. Brinker competes within each market with locally-owned restaurants as well as national and regional restaurant chains, some of which operate more restaurants and have greater financial resources and longer operating histories than Brinker. There is active competition for management personnel and for attractive commercial real estate sites suitable for restaurants.

EMPLOYEES

    At February 2, 1994, Brinker employed approximately 31,500 persons, of whom approximately 550 were corporate personnel, 1,550 were restaurant managers or trainees and 29,400 were employed in non-management restaurant positions. Of the 550 corporate employees, 230 were in management positions and approximately 320 were general office employees. The executive officers of Brinker have an average of more than 19 years of experience in the restaurant industry.

    Brinker considers its employee relations to be good and believes that its employee turnover rate is lower than the industry average. Most employees, other than restaurant management and corporate personnel, are paid on an hourly basis. Brinker believes that it provides working conditions and wages that compare favorably with those of its competition. Brinker's employees are not covered by any collective bargaining agreements.

SERVICE MARKS

    Brinker has registered, among other marks, "Chili's", "Grady's", "Romano's Macaroni Grill" and "Spageddies" as service marks with the United States Patent and Trademark Office. In addition, Brinker has service mark applications pending for "Grady's American Grill" and "Spageddies Italian Italian Food."

SEASONALITY

    Brinker's sales volumes fluctuate seasonally and are generally higher in the summer months and lower in the winter months. Continued expansion in the southern United States has reduced the impact of seasonality and future restaurant development should continue this trend.

GOVERNMENTAL REGULATION

    Each of Brinker's restaurants is subject to licensing and regulation by alcoholic beverage control, health, sanitation, safety and fire agencies in the state and/or municipality in which the restaurant is located. Brinker has not encountered any difficulties or failures in obtaining the required licenses or approvals that could delay or prevent the opening of a new restaurant and does not, at this time, anticipate any.

    Brinker is subject to federal and state environmental regulations, but these have not had a material effect on Brinker's operations. More stringent and varied requirements of local and state governmental bodies with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations. Brinker is subject to the Fair Labor Standards Act which governs such matters as minimum wages, overtime and other working conditions, along with the Americans With Disabilities Act and various mandates. Brinker anticipates future legislation concerning mandated health care benefits which may have significant consequences to Brinker.

PROPERTIES

    The following table illustrates the approximate average dining capacity for each unit in primary restaurant concepts:

                                                                        Macaroni
                                                Chili's     Grady's      Grill     Spageddies
                                               ----------  ----------  ----------  -----------
Square Feet..................................       5,800       6,900       7,100       7,000
Dining Seats.................................     210-220     230-250     230-240     230-240
Dining Tables................................       50-60       50-60       60-70       50-55

    Certain of Brinker's restaurants are leased for an initial term of five to 30 years, with renewal terms of five to 30 years. The leases typically provide for a fixed rental plus percentage rentals based on sales volumes. At February 2, 1994, Brinker owned the land and/or building for 223 of the 327 Company-operated restaurants. Brinker has closed only three restaurants since inception and considers that its properties are suitable, adequate, well-maintained and sufficient for the operations contemplated.

    Brinker leases warehouse space totalling approximately 31,500 square feet in Dallas, Texas, which it uses for menu development activity and for storage of equipment and supplies. Brinker purchased an office building containing approximately 105,000 square feet for its corporate headquarters in July 1989. Approximately 5,600 square feet of this building is leased to third party tenants. In March 1992, Brinker leased an additional 34,000 square feet of office space for the expansion of its corporate headquarters.

LEGAL PROCEEDINGS

    From time to time, Brinker is involved in lawsuits that it considers to be in the normal course of its business which have not resulted in any material losses to date.

                MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF BRINKER

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information as to the number of shares of Brinker Common Stock beneficially owned as of February 2, 1994 by the principal shareholders of Brinker:



                                                                        BENEFICIAL OWNERSHIP
                                                                     --------------------------
                                                                      NUMBER OF
NAME AND ADDRESS                                                      SHARES(1)      PERCENT
- -------------------------------------------------------------------  ------------  ------------
Provident Investment Counsel ......................................  4,895,443            7.1%
 300 North Lake Avenue
 Pasadena, California 91101
American Express Company ..........................................  4,199,245            6.1%
 American Express Tower
 World Financial Center
 New York, New York 10285
IDS Financial Corporation .........................................  4,012,650            5.8%
 IDS Tower 10
 Minneapolis, Minnesota 55440

- ------------------------
(1) Based on information contained in Schedule 13G dated as of December 31, 1993, and as supplemented by subsequent communication after January 31, 1994.


SECURITY OWNERSHIP OF BRINKER'S DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning security ownership of management and directors of Brinker:


                                                                      NUMBER OF SHARES
                                                                       OF COMMON STOCK
                                                                    BENEFICIALLY OWNED AS    PERCENT OF
NAME                                                               OF FEBRUARY 2, 1994(1)       CLASS
- -----------------------------------------------------------------  -----------------------  -------------
Norman E. Brinker................................................           1,360,947             1.92%
Douglas H. Brooks................................................             290,161             *
F. Lane Cardwell, Jr.............................................              33,772             *
Creed L. Ford, III...............................................             668,977             *
Douglas S. Lanham................................................              47,560             *
Ronald A. McDougall..............................................             101,272             *
Debra L. Smithart................................................              25,335             *
Roger F. Thomson.................................................                 -0-            -0-
Jack W. Evans, Sr................................................              71,713             *
Rae Forker Evans.................................................               4,960             *
J.M. Haggar, Jr..................................................             128,395             *
J. Ira Harris....................................................                 -0-            -0-
Ray L. Hunt......................................................              33,750             *
William F. Regas.................................................             109,132             *
Roger T. Staubach................................................               1,500             *
All executive officers and directors as a group (17 persons).....           2,986,155             4.22%

- ------------------------
 *    Less than 1%
(1) Includes shares of Brinker Common Stock which may be acquired prior to April 3, 1994 by exercise of exercisable options granted under Brinker's 1983 Incentive Stock Option Plan, its 1984 Non-Qualified Stock Option Plan and the 1991 Stock Option Plan for Non-Employee Directors and Consultants, as applicable.

BRINKER DIRECTORS AND EXECUTIVE OFFICERS

    BRINKER BOARD OF DIRECTORS

    The following persons serve as directors of Brinker:

    NORMAN E. BRINKER, 62, has been Chairman of the Board of Directors and Chief Executive Officer of Brinker since September 1983, except for the period from January 27, 1993 to May 4, 1993. During this time period, Mr. Brinker was incapacitated due to an injury, and until his recovery the positions of Chairman and CEO were held by Ronald A. McDougall. Mr. Brinker was the founder of S & A Restaurant Corp. (which was acquired by The Pillsbury Company in June 1976), the developer and operator of Steak and Ale-R- Restaurants and Bennigan's-R-Taverns, having served as its President from February 1966 through May 1977 and as its Chairman of the Board of Directors and Chief Executive Officer from May 1977 through July 1983. From June 1982 through July 1983, Mr. Brinker served as Chairman of the Board of Directors and Chief Executive Officer of Burger King Corporation, while simultaneously occupying the position of President of The Pillsbury Company Restaurant Group. Mr. Brinker currently serves as a member of the Board of Directors of Haggar Apparel Company and as a member of the Nominating Committee of Brinker.

    F. LANE CARDWELL, JR., 41, was elected Executive Vice President -- Strategic Development in June, 1992, having formerly held the position of Senior Vice President -- Strategic Development since December, 1990. Mr Cardwell joined Brinker as Vice President -- Strategic Development in August, 1988, having been previously employed by S & A Restaurant Corp. from November 1978 to August 1988, during which time he served as Vice President -- Strategic Planning and Senior Vice President -- Strategic Planning.

    CREED L. FORD, III, 41, joined Brinker's predecessor in September 1976 as an Assistant Manager and was promoted to the position of Restaurant General Manager in March 1977. In September 1978, Mr. Ford became Director of Operations of Brinker. He was elected Vice President -- Operations of Brinker in October 1983, Senior Vice President -- Operations in November 1984 and Executive Vice President -- Operations in April 1986.

    RONALD A. MCDOUGALL, 51, was elected President and Chief Operating Officer of Brinker in April 1986 having formerly held the office of Executive Vice President -- Marketing and Strategic Development of Brinker since September 1983. During the period January 27, 1993 to May 4, 1993, Mr. McDougall served as Chairman and CEO. From March 1974 through June 1982, Mr. McDougall was employed by S & A Restaurant Corp. in several management positions, including Senior Vice President of Marketing and Strategic Development and a director. During the last six months of 1982, he was Executive Vice President of 1330 Corporation, a publishing firm. From January 1983 to July 1983, he held the position of Vice President -- Marketing of Burger King Corporation. Mr. McDougall is a member of the Nominating Committee of Brinker.

    DEBRA L. SMITHART, 39, joined Brinker as Assistant Controller in June 1985. In February 1986, she was promoted to the position of Controller and served in this capacity until December 1988 when she was elected Vice President -- Controller. In March 1991, Ms. Smithart was promoted to Vice President -- Finance and held this position until September 1991 when she was promoted to Executive Vice President -- Chief Financial Officer. Prior to joining Brinker, Ms. Smithart worked in various financial/accounting capacities in the public accounting, oil & gas, real estate and manufacturing industries. Ms. Smithart is a member of the Nominating Committee of Brinker.

    ROGER F.  THOMSON, 44,  joined  Brinker as  Senior Vice  President,  General
Counsel and Secretary in April 1993. He was promoted to Executive Vice President, General Counsel and Secretary in March 1994. From 1988 until April 1993, Mr. Thomson served as Senior Vice President, General Counsel and Secretary for Burger King Corporation. Prior to 1988, Mr. Thomson spent ten years at S & A Restaurant Corp. where he was Executive Vice President, General Counsel and Secretary.

    JACK W. EVANS, 71, is currently President of Jack Evans Investments, Inc. and is a member of the Nominating Committee and Compensation Committee of Brinker. He served as Chairman, Chief Executive Officer and President of Cullum Companies, Inc., a retail food and drugstore chain from 1977 to 1990. He served as Mayor of the City of Dallas from May 1981 to May 1983. He is also a director of Texas Utilities Corporation, Cullum Companies, Inc., Randall's Markets and Morning Star Group.

    RAE FORKER EVANS, 45, is currently Vice President, National Affairs of Hallmark Cards, Inc. and has held such position since February 1982 and is a member of the Audit Committee and Nominating Committee of Brinker. She was appointed by former President Bush as a member of the Commission on White House Fellowships and also serves as a member of the Board of Trustees of the American Council of Young Political Leaders. Mrs. Evans also serves as a member of the Business-Government Relations Council and is a past president of the organization. She is a member of the Executive Committee of the National Women's Economic Alliance, the Washington Federal City Council and National Women's Forum and was recently appointed to the Catalyst Board of Advisors. Additionally, she is the founder of Women at the Top, a speakers bureau of prominent Washington, D.C. women, and is an active guest speaker on government issues in Washington. Ms. Evans was recently elected to the Board of Directors of Haggar Apparel Company.

    J. M. HAGGAR, JR., 69, is a member of the Board of Directors of Haggar Apparel Company, a clothing manufacturer. He retired as Chairman of the Board in February 1994. He previously held the positions of President and Chief Executive Officer of Haggar Apparel Company from 1971 and 1985, respectively. He is also a director of ENSERCH Corporation. Mr. Haggar is currently a member of both the Audit and Compensation Committees of Brinker.

    J. IRA HARRIS, 55, is a Senior Partner with Lazard Freres & Co., a prominent investment banking firm, and has held such position since joining the firm in January 1988. Mr. Harris joined Salomon Brothers in 1969 as a General Partner and served as a member of the Executive Committee of Salomon Brothers from 1978 to 1983. He also served as a director of Phibro-Salomon. Mr. Harris serves as a director for various entities including, Manpower, Inc., Caremark International, Inc., Polk Brothers Charitable Foundation, Northwestern Memorial Hospital, Chicago Public Library Foundation and the National Center for Learning Disabilities in New York City. He is also Trustee of Northwestern University. Mr. Harris is currently a member of the Compensation Committee of Brinker.

    RAY L. HUNT, 50, is currently Chief Executive Officer and Chairman of the Board of Directors of Hunt Oil Company, having held such positions since 1975. He is also President and Chairman of the Board of Directors of Hunt Consolidated, Inc. and RRH Corporation. Mr. Hunt serves as a director of Dresser Industries, Inc. Mr. Hunt is a member of the Compensation Committee and the Nominating Committee of Brinker.

    WILLIAM F. REGAS, 64, co-founded Grady's in 1982 and served as its Chairman of the Board from 1982 to 1989. Mr. Regas is currently Co-Chairman of Grady's Board of Directors. Mr. Regas has been active in the National Restaurant Association, having served as its President from 1980 to 1981. Mr. Regas has served as Chairman of the Board of Directors of Regas Brothers, Inc. since 1952, and is also a general partner of Regas Real Estate Company. Mr. Regas is a member of the Audit Committee of Brinker.

    ROGER T. STAUBACH, 52, is Chairman of the Board and Chief Executive Officer of The Staubach Company, a national real estate company specializing in tenant representation, and is a member of the both the Compensation Committee and the Nominating Committee of Brinker. Mr. Staubach is a 1965 graduate of the U.S. Naval Academy and served four years in the Navy as an officer. In 1968, he joined the Dallas Cowboys professional football team as quarterback and was elected to the National Football League Hall of Fame in 1985. He currently serves on the Board of Directors of Halliburton Company, Gibson Greetings, Inc., First USA, Inc. and Life Partners, Inc. and is active in numerous civic, charity and professional organizations.

    BRINKER EXECUTIVE OFFICERS

    The following persons are executive officers of Brinker who do not serve on the Brinker Board:

    DOUGLAS H. BROOKS, 41, joined Brinker as an Assistant Manager in February 1978 and was promoted to General Manager in April 1978. In March 1979, Mr. Brooks was promoted to Area Supervisor and in May 1982 to Regional Director. He was again promoted in March 1987 to Senior Vice President -- Central Region Operations and to his current position as Concept Head and Senior Vice President
- -- Chili's Operations in June 1992. Prior to joining Brinker, Mr. Brooks helped manage the first two Luther's Barbeque units.

    RICHARD L. FEDERICO, 39, joined Brinker as Director of Operations for Grady's in February 1989. Upon Brinker's acquisition of Macaroni Grill in November 1989, Mr. Federico became Concept Head of this new restaurant group. He was promoted to Vice President -- Romano's Macaroni Grill Operations in December 1990 and in June 1992 was promoted to Concept Head and Senior Vice President -- Macaroni Grill Operations. In February 1994, Mr. Federico also assumed responsibilty for the operations of Spageddies. Before joining Brinker, Mr. Federico worked in various management capacities with S&A Corporation and Houston's Restaurants and was also a co-founder of Grady's Goodtimes, predecessor to Grady's.

    DOUGLAS S. LANHAM, 44, joined Brinker as Eastern Region Vice President for Chili's in 1987. In December 1989, he was promoted to Senior Vice President -- Eastern Region Operations. Mr. Lanham was promoted to Concept Head and Senior Vice President -- Grady's operations in February 1991. Prior to joining Brinker, he was associated with S&A Corporation, and was a partner of Sunstate Corporation, a Chili's franchisee in Florida and Georgia.

    JOHN C. MILLER, 38, joined Brinker as Vice President -- Special Concepts in September 1987. In October 1988, he was elected Vice President -- Joint Venture/Franchise and served in this capacity until August 1993 when he was promoted to Senior Vice President -- New Concept Development. Prior to joining Brinker, Mr. Miller worked in various capacities with the Taco Bueno Division of Unigate Restaurants.

DIRECTOR COMPENSATION

    During the year ended June 30, 1993, Messrs. Evans, Haggar, Hunt and Regas, and Ms. Evans received director fees of $13,000, $13,000, $11,750, $12,000 and $10,500, respectively. Former Brinker Board member, Thomas Landry, received directors fees of $750. Directors who are not employees of Brinker receive $750 for each meeting of the Brinker Board attended and $500 for each meeting of any Committee of the Brinker Board attended. Brinker also pays outside directors $7,500 per year for serving on the Brinker Board and reimburses directors for costs incurred by them in attending meetings of the Brinker Board. Directors who are not employees of Brinker receive grants of stock options under Brinker's 1991 Stock Option Plan for Non-Employee Directors and Consultants. Each such director receives 2,000 stock options annually.

SUMMARY OF BRINKER EXECUTIVE COMPENSATION

    The following summary compensation table sets forth the annual compensation for Brinker's Chief Executive Officer and the four other highest compensated executive officers of Brinker whose total salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                PROFIT                 LONG-TERM                  STOCK
                                               SHARING                 INCENTIVE     TOTAL       OPTIONS
NAME AND PRINCIPAL POSITION    YEAR   SALARY    BONUS     OTHER(1)      PAYOUTS   COMPENSATION  AWARDED(2)
- -----------------------------  ----  --------  --------  -----------   ---------  ------------  ----------
                                                                                                   (#)
Norman E. Brinker ...........  1993  $573,708  $753,887  $ 10,933      $ 93,940   $ 1,432,468     225,000
 Chairman of the Board and     1992  $523,792  $360,308  $      0      $ 75,164   $   959,264     168,750
 Chief Executive Officer       1991  $472,885  $259,700  $      0      $      0   $   732,585     253,125
Ronald A. McDougall .........  1993  $444,538  $585,842  $  5,972      $ 93,940   $ 1,130,292     225,000
 President and Chief           1992  $406,115  $283,009  $    500      $ 75,164   $   764,788     135,000
 Operating Officer             1991  $372,062  $298,564  $    500      $      0   $   671,126     202,500
Creed L. Ford, III ..........  1993  $306,692  $309,847  $  6,082      $ 68,889   $   691,510      67,500
 Executive Vice President --   1992  $290,146  $169,406  $    500      $ 50,109   $   510,161      67,500
 Operations                    1991  $264,694  $153,181  $    500      $ 47,058   $   465,433     101,250
Douglas H. Brooks ...........  1993  $206,231  $174,199  $  2,746      $ 43,839   $   427,015      38,250
 Senior Vice President --      1992  $184,280  $ 75,598  $    500      $ 37,582   $   297,960      38,250
 Chili's Operations            1991  $157,073  $ 65,946  $    500      $ 35,294   $   258,813      57,375
Douglas S. Lanham ...........  1993  $193,769  $152,100  $ 13,962      $ 43,839   $   403,670      38,250
 Senior Vice President --      1992  $174,577  $ 72,506  $204,792(3)   $ 37,582   $   489,457      38,250
 Grady's Operations            1991  $151,052  $ 61,441  $    500      $ 35,294   $   248,287      57,375

- ------------------------
(1) Other compensation represents Brinker match on 1993 deferred compensation, club memberships and dues, tax preparation services and relocation benefits.
(2) Stock options awarded have been restated to reflect the March 1994, May 1993, November 1991 and March 1991 stock splits effected in the form of 50% stock dividends.
(3)   $204,300 represents relocation benefits.

    401(K) SAVINGS PLAN AND SAVINGS PLAN II

    On January 1, 1993, Brinker implemented the 401(k) Savings Plan ("Plan I") and Savings Plan II. These Plans are designed to provide Brinker's salaried employees with a tax-deferred long-term savings vehicle. Brinker provides a matching contribution equal to 25% of a participant's contribution, up to a maximum of 5% of a participant's compensation.

    Plan I is an ERISA qualified 401(k) plan. Participants in Plan I elect the percentage of pay they wish to contribute as well as the investment alternatives in which their contributions are to be invested. Brinker's matching contribution for all Plan I participants is made in Brinker Common Stock. All participants in Plan I are considered non-highly compensated employees according to the Internal Revenue Service.

    Plan II is a non-qualified deferred compensation plan. Plan II participants elect the percentage of pay they wish to defer into their Plan II account. They also elect the percentage of their deferral account to be invested into various investment funds. Brinker's matching contribution for all non-officer Plan II participants is made in Brinker Common Stock, with corporate officers receiving a match from Brinker in deferred cash. Participants in Plan II are considered highly compensated employees according to the Internal Revenue Service.

    LONG-TERM INCENTIVES

    Executives participate in the Executive Long-Term Profit Sharing Plan, a non-qualified long-term performance cash plan. This plan provides an additional mechanism for focusing executives on the sustained improvements in operating results over the long term. This is a performance-related plan using overlapping three-year cycles paid annually. Performance units (valued at $100 each) are granted to individuals and paid in cash based upon Brinker's attainment of predetermined performance objectives. Long-term operating results are measured by evaluating both pre-tax net income and changes in shareholders' equity over three-year cycles. No payouts are made if Brinker's actual average performance for both performance measures over the three-year period is less than 80% of the planned average performance during the same period.

    The following table represents awards granted in the fiscal year ended June 30, 1993 under the Long-Term Executive Profit Sharing Plan.

                                                                         ESTIMATED FUTURE PAYOUTS UNDER
                                                                              NON-STOCK BASED PLAN
                                               NUMBER OF   PERFORMANCE   -------------------------------
                                                 UNITS     PERIOD UNTIL             (DOLLARS)
NAME                                            AWARDED       PAYOUT     THRESHOLD   TARGET     MAXIMUM
- --------------------------------------------  -----------  ------------  ---------  ---------  ---------
Norman E. Brinker...........................         750       3 Years   $  60,000  $  75,000  $  90,000
Ronald A. McDougall.........................         750       3 Years   $  60,000  $  75,000  $  90,000
Creed L. Ford, III..........................         550       3 Years   $  44,000  $  55,000  $  66,000
Douglas H. Brooks...........................         350       3 Years   $  28,000  $  35,000  $  42,000
Douglas S. Lanham...........................         350       3 Years   $  28,000  $  35,000  $  42,000

    STOCK OPTIONS

    In November 1992, the shareholders of Brinker adopted the 1992 Incentive Stock Option Plan (the "Brinker Plan"), covering approximately 3.4 million shares of Brinker Common Stock. Effective September 10, 1993, Brinker's 1992 Incentive Stock Option Plan was amended to provide that no single participant could receive more than 20% of the options granted in a calendar year. The purpose of the Brinker Plan is to strengthen Brinker's ability to attract and retain key employees and to furnish additional incentives to such persons by encouraging them to become owners of Brinker Common Stock. All employees of Brinker and its subsidiaries (of which there were approximately 31,500 as of February 2, 1994) are eligible to be granted options, although Brinker has historically granted options only to salaried employees.

    The administration of the Brinker Plan is provided by the Compensation Committee of the Brinker Board, which has the authority to determine the terms on which options are granted under the Brinker Plan. The terms of the Brinker Plan are substantially identical to that of Brinker's 1983 Incentive Stock Option Plan, as amended, which expired in October 1993.

    In December 1984, the Brinker Board adopted the Non-Qualified Stock Option Plan (the "Non-Qualified Plan"). The Non-Qualified Plan was amended periodically with the approval of the Brinker Board to cover approximately 5,000,000 shares of Brinker Common Stock. The Non-Qualified Plan was terminated in November 1989, although options previously granted thereunder remain outstanding.

    In May 1991, the Brinker Board adopted the 1991 Stock Option Plan for Non-Employee Directors and Consultants (the "1991 Plan"), covering 337,500 shares of Brinker Common Stock. The administration of the 1991 Plan is provided by the Executive Committee of the Brinker Board, which generally has the authority to determine the terms on which options are granted under the 1991 Plan. All options granted under the 1991 Plan are at an exercise price equal to the closing price of the Brinker Common Stock on the date of grant.

    The following table contains certain information concerning the grant of stock options to the executive officers named in the above compensation table during Brinker's last fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  REALIZABLE VALUE OF
                                                                                                  ASSUMED ANNUAL RATES
                                                                                                     OF STOCK PRICE
                                                       % OF TOTAL                                   APPRECIATION FOR
                                                   OPTIONS GRANTED TO                                 OPTION TERM
                                        OPTIONS        EMPLOYEES       EXERCISE OR  EXPIRATION   ----------------------
NAME                                    GRANTED      IN FISCAL YEAR    BASE PRICE      DATE          5%         10%
- ------------------------------------  -----------  ------------------  -----------  -----------  ----------  ----------
Norman E. Brinker...................     225,000           14.62%       $   19.33    2/17/2003   $2,735,692  $6,932,780
Ronald A. McDougall.................     225,000           14.62%       $   19.33    2/17/2003   $2,735,692  $6,932,780
Creed L. Ford, III..................      67,500            4.39%       $   19.33    2/17/2003   $  820,707  $2,079,834
Douglas H. Brooks...................      38,250            2.49%       $   19.33    2/17/2003   $  465,068  $1,178,573
Douglas S. Lanham...................      38,250            2.49%       $   19.33    2/17/2003   $  465,068  $1,178,573

    The following table shows stock option exercises by the named officers during the last fiscal year, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year-end. Also reported are the values for "in-the-money" options which represent the position spread between the exercise price of any such existing options and the $22.83 fiscal year-end price of Brinker Common Stock.

             STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

                                                                                         VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                                         OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END
                          SHARES ACQUIRED     VALUE     ----------------------------  --------------------------
NAME                        ON EXERCISE     REALIZED     EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ------------------------  ---------------  -----------  -------------  -------------  -----------  -------------
Norman E. Brinker.......        947,111    $13,492,668      210,938        520,313    $ 2,927,897   $ 3,696,160
Ronald A. McDougall.....      1,362,515    $19,560,252      177,188        461,250    $ 2,483,933   $ 3,114,428
Creed L. Ford, III......        149,198    $ 2,154,207      878,768        185,625    $16,392,494   $ 1,399,714
Douglas H. Brooks.......         74,562    $ 1,179,929      326,111        105,188    $ 6,080,128   $   793,172
Douglas S. Lanham.......        109,689    $ 1,340,010       45,563        105,188    $   625,893   $   793,172

CERTAIN TRANSACTIONS

    Prior to Mr. Staubach's election to the Board, Brinker engaged the services of The Staubach Company to assist it in certain real estate transactions, and that The Staubach Company received normal and customary compensation of approximately $145,000 for its services.

                    DESCRIPTION OF CAPITAL STOCK OF BRINKER

    The authorized capital stock of Brinker consists of 100,000,000 shares of Common Stock, $0.10 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value. At March 7, 1994, there were 69,192,719 shares of Brinker Common Stock outstanding and no shares of Preferred Stock outstanding.

    COMMON STOCK. All outstanding shares of Brinker Common Stock are fully paid and nonassessable. All holders of Brinker Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Votes may not be cumulated in the election of directors. Shareholders have no preemptive or subscription rights. The Brinker Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions. Holders of Brinker Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities. The rights of holders of Brinker Common Stock will be subject to any preferential rights of any Preferred Stock which may be issued in the future.

    PREFERRED STOCK. The Brinker Board is authorized to issue Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences.

    TRANSFER AGENT AND REGISTRAR. Chemical Shareholders Services Group, Inc. is the transfer agent and registrar of the Brinker Common Stock.

                          OTB SELECTED FINANCIAL DATA

    The following table sets forth certain historical consolidated financial data of OTB. The 1989 financial data reflect information of the combined predecessor entities. On March 13, 1992, OTB effected a one-for-two reverse stock split of OTB's outstanding stock. All share and per share amounts shown below reflect the stock split retroactively. OTB's fiscal years consist of 52/53 week years ending on the Monday nearest to December 31. Certain accounts have been reclassified to conform to the 1993 presentation. All amounts are in thousands except per share amounts and certain restaurant operating data. See "OTB Management's Discussion and Analysis of Financial Condition and Results of Operations." This table should be read in conjunction with the financial statements of OTB and the notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                                                              Fiscal Year
                                                         -----------------------------------------------------
                                                           1993       1992       1991       1990       1989
                                                         ---------  ---------  ---------  ---------  ---------
OPERATING STATEMENT DATA:
Revenues...............................................  $  30,585  $  23,350  $  20,985  $  20,817  $  19,303
Cost of sales..........................................      8,550      6,568      6,167      6,302      5,904
Operating expenses.....................................     18,151     13,176     12,178     11,951     10,651
Royalty fees...........................................         --        153        424        439        311
General and administrative expenses....................      2,548      1,975      1,281      1,504        887
Executive bonuses......................................        220        116         --        853         --
Injury claim settlement................................      2,229         --         --         --         --
Depreciation and amortization..........................      1,511        554        497        797        723
                                                         ---------  ---------  ---------  ---------  ---------
  Operating income (loss)..............................     (2,624)       808        438     (1,029)       827
Interest expense.......................................        189        100        213        216        163
Interest income........................................       (110)      (135)       (10)        --         --
Minority interest......................................         --         33        251         78        208
                                                         ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes and extraordinary
   item................................................     (2,703)       810        (16)    (1,323)       456
Income tax expense (benefit)...........................         --        311         --        (84)       167
                                                         ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary item................     (2,703)       499        (16)    (1,239)       289
Extraordinary item:
  Tax effect of net operating loss
   carryforward........................................         --        287         --         --         --
                                                         ---------  ---------  ---------  ---------  ---------
  Net income (loss)....................................  $  (2,703) $     786  $     (16) $  (1,239) $     289
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
Earnings (loss) per share before extraordinary item....  $    (.84) $     .18  $    (.01) $    (.92)       n/a
Extraordinary item per share...........................         --        .11         --         --         --
                                                         ---------  ---------  ---------  ---------  ---------
Earnings (loss) per share..............................  $    (.84) $     .29  $    (.01) $    (.92)       n/a
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
Weighted average number of common shares...............      3,209      2,674      1,470      1,349        n/a
RESTAURANT OPERATING DATA:
Average sales per OTB restaurant open for full year....  $   2,827  $   3,024  $   2,992  $   3,268  $   3,224
OTB-owned restaurants at year end......................         14          9          7          7          6
Franchised restaurants at year end.....................          7          4          2          0          0
BALANCE SHEET DATA (END OF YEAR):
Working capital (deficit)..............................  $  (3,091) $   3,740  $  (2,803) $  (1,805) $    (939)
Total assets...........................................     14,454     11,418      4,110      3,926      4,239
Long-term obligations, less current portion............      3,659      1,204        987      1,989      2,222
Shareholders' equity (deficit).........................      4,889      7,767       (610)      (605)       258

                  OTB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    The following table sets forth the percentages which certain items in OTB's statements of operations bear to total revenues for each period presented. Certain items are shown as a percentage of food and beverage sales. Certain accounts have been reclassified to conform with the 1993 presentation.

                                                                       1993         1992         1991
                                                                    -----------  -----------  -----------
Revenues:
  Food and beverage sales.........................................       98.6%        99.2%        99.8%
  Franchise revenue...............................................        1.4           .8           .2
                                                                      -----        -----        -----
                                                                        100.0        100.0        100.0
Costs and expenses:
  Cost of sales (1)...............................................       28.4         28.4         29.4
  Operating expenses (1)..........................................       60.2         56.9         58.1
  Royalty fees (1)................................................         --           .7          2.0
  General and administrative expenses.............................        8.3          8.5          6.1
  Executive bonuses...............................................         .7           .5         --
  Injury claim settlement.........................................         7.3          --           --
  Depreciation and amortization...................................         4.9          2.4          2.4
Operating income (loss)...........................................        (8.6 )        3.5          2.1
Interest expense..................................................         .6           .4           1.0
Interest income...................................................         (.4 )        (.6 )        --
Minority interest.................................................         --           .2           1.2
Income taxes......................................................         --           1.3          --
Extraordinary item................................................         --          (1.2 )        --
Net income (loss).................................................        (8.8 )%        3.4 %        (.1 )%

- ------------------------
(1)   As a percentage of food and beverage sales.

1993 COMPARED WITH 1992

    REVENUES

    Revenues increased by $7,235,000 due to increased food and beverage sales and increased franchise revenue. Food and beverage sales increased by $6,987,000, or 30.2%, in 1993 compared with 1992 due primarily to the addition of five new On The Border restaurants in 1993. The five restaurants opened in 1993 and one additional restaurant opened near the end of 1992 contributed additional food and beverage sales of $8,212,000 in 1993.

    Revenues of OTB restaurants open for a full year in both 1993 and 1992 decreased $1,381,000, or 6.5%, in 1993 compared with 1992. The decrease in same-store sales is the result of lower customer traffic in two Dallas locations and in two Houston locations. In the Dallas market, sales declined at one unit due in part to commercial and utility construction in the immediate proximity of the restaurant as well as an increase in competition in that area. Another Dallas unit, located in the "West End" area of downtown Dallas, experienced a sales decline in 1993 due primarily to the closing of the Dallas Convention Center for most of 1993. OTB believes the Dallas "West End" location derives a considerable portion of its business from conventions in the Dallas Convention Center. The Convention Center reopened in December 1993 and the "West End" restaurant has had a significant increase in sales since the reopening.

    Sales also declined at two of OTB's existing Houston locations due to a substantial increase in competition in the area of one of OTB's restaurants and a deterioration of the neighborhood in the immediate area of the other Houston location. OTB experiences vigorous competition in each of its markets and expects competition will intensify in the future as other full-service, casual-dining restaurants are opened in OTB's market areas.

    OTB's mix of food and beverage sales shifted from 71.1% food and 28.9% beverage in 1992 to 74.2% food and 25.8% beverage in 1993. A lower percentage of beverage sales was experienced in the new restaurant locations opened outside of Texas.

    Franchise revenue increased from $193,000 in 1992 to $442,000 in 1993 due to the addition of three new franchise locations in 1993 and a full year's operation of two franchised units opened in November 1992.

    COSTS AND EXPENSES

    COST OF SALES. Cost of sales, which includes primarily food and beverage costs, remained level as a percentage of food and beverage sales at 28.4% in 1993 and 1992. Cost of sales was favorably affected by lower produce costs for the Texas restaurants and lower liquor costs for the Colorado and Missouri restaurants because of lower liquor taxes in those states. Offsetting these cost reductions were higher food costs in Colorado and Missouri resulting from OTB's lack of volume purchasing power in those markets.

    OPERATING EXPENSES. Operating expenses, comprised principally of unit level expenses such as direct and indirect labor costs, rent and other occupancy costs, restaurant supplies, repairs, maintenance, utilities and other restaurant operating expenses, increased as a percentage of food and beverage sales to 60.2% in 1993 from 56.9% in 1992. Wages increased as a percentage of total food and beverage sales from 28.9% in 1992 to 31.6% in 1993 due primarily to higher than normal labor costs associated with the initial operations of the six new restaurants opened since December 1992. Additionally, $389,000 of manager training costs incurred in 1993 which normally would be deferred as a preopening cost and amortized over a 12 month period were expensed in 1993 because the opening schedule of new restaurants in 1993 was delayed due to the airplane accident in March 1993 and the postponement of expansion scheduled for the fourth quarter of 1993 as a result of the claim made against OTB in October 1993 by an individual injured in that accident. See "OTB Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Wages were also higher in 1993 due to the accrual of a liability for vacation compensation for operating managers of approximately $72,000 as a result of a change in company policy. Restaurant operating expenses increased as a percentage of total food and beverage sales from 19.0% in 1992 to 19.5% in 1993 due primarily to increased marketing, utility and work-related injury expenses. Occupancy cost as a percentage of total food and beverage sales increased slightly from 9.0% in 1992 to 9.1% in 1993. Proposed new legislation relating to mandated healthcare and minimum wage proposals, if passed, could increase OTB's operating costs and adversely affect OTB's business.

    ROYALTY FEES. No royalty fees were paid in 1993 due to the elimination of royalty fees following OTB's acquisition in April 1992 of the service mark and royalty rights held by Knox-Travis Corporation and a trust. Knox-Travis Corporation, previously owned by certain directors of OTB, and the trust held rights to receive royalty payments from OTB's restaurants of approximately 2% of food and beverage sales.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased as a percentage of revenues from 8.5% in 1992 to 8.3% in 1993 due to the opening of five new restaurants without incurring significant increases in staff and support costs. General and administrative expenses increased $573,000 in 1993 compared with 1992 due to increased legal and accounting fees, shareholder reporting expenses, travel expenses, insurance expenses, personnel costs and financial advisor fees in 1993. Legal expense increased due to additional legal fees incurred in connection with service mark protection, work-related injury litigation, Commission reporting obligations, franchise documents and liquor licensing. Accounting fees increased due to additional accounting services performed by OTB's independent auditors. Shareholder reporting expenses increased due to the cost to produce and distribute the 1992 annual report. Travel expense increased due to the expansion of operations into new market areas in 1993. Insurance increased due to higher premiums in 1993 due in part to operation of additional locations. Financial advisor fees relate to a portion of the fees payable to Armata Partners as described in "The Merger -- Opinion of Financial Advisor."

    EXECUTIVE BONUSES. Executive bonuses increased from $116,000 in 1992 to $220,000 in 1993 due primarily to (i) bonuses paid to regional managers and (ii) the bonus arrangements described in "Management and Principal Shareholders of OTB -- Summary Compensation Table." The increase in bonuses is attributable to Mr. Fenstermacher's and Mr. Lidvall's increased responsibilities following the airplane accident in March 1993.

    INJURY CLAIM SETTLEMENT. OTB recorded a charge to earnings of $2,229,000 in 1993 to cover the settlement of the claim by Julie Simpson described in "OTB Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," as well as legal expenses and previous expenditures made for the benefit of Julie Simpson and the Estate of Michael F. Fiori.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased approximately $956,000 in 1993 compared with 1992 due primarily to an increase in depreciation and preopening amortization with respect to the five new restaurants opened during the year.

    INTEREST EXPENSE

    Interest expense increased $89,000 in 1993 compared with 1992 due to increased indebtedness under capital leases for equipment related to the five new restaurant locations.

    INTEREST INCOME

    Interest income decreased $25,000 in 1993 compared with 1992 due to reduced cash balances available for short-term investment as cash was invested in the five new restaurant locations opened in 1993.

    MINORITY INTEREST

    There were no minority interest positions in 1993 due to the acquisition of such interests by OTB in February 1992.

    INCOME TAXES AND CHANGE IN ACCOUNTING PRINCIPLE

    OTB adopted SFAS No. 109, "Accounting for Income Taxes," effective December 29, 1992, which is the beginning of its 1993 fiscal year. To the extent OTB has earnings in the future, it will be entitled to use net loss carryforwards described in Note 9 to the financial statements.

    NET INCOME (LOSS)

    Net income decreased by $3,489,000 in 1993 compared with 1992 due primarily to the charge to earnings resulting from the injury claim settlement and other costs relating to the airplane accident, higher depreciation and amortization, reduced same-store sales, higher operating expenses and increased general and administrative expenses.

1992 COMPARED WITH 1991

    REVENUES

    Revenues increased due to increased food and beverage sales and increases in franchise revenues. Food and beverage sales increased by $2,209,000, or 10.5%, in 1992 compared with 1991 due primarily to the acquisition of the Garland, Texas, On The Border restaurant in February 1992. Revenue of the Garland restaurant after its acquisition amounted to $1,803,000 in 1992. Food and beverage sales also increased by $185,000 as a result of a new restaurant which opened in the north Dallas area in December 1992.

    Revenues of OTB restaurants open for a full year in both 1992 and 1991 increased $221,000, or 1.1%, in 1992 compared with 1991. This increase in same-store sales reversed a decline in same-store sales from the previous year in which same-store sales decreased 4.2% in 1991 compared with 1990. OTB believes the increase in same-store sales was the result of (i) a radio advertising campaign in the Dallas market in the second quarter of 1992 which marked OTB's first media advertising effort, (ii) a modest improvement in 1992 in the Texas economy and (iii) other local market advertising programs in 1992.

    Franchise revenue increased from $37,000 in 1991 to $193,000 in 1992 due to the addition of two new franchise locations in 1992 and a full year's operation of a franchise unit opened in October 1991.

    COSTS AND EXPENSES

    COST OF SALES. Cost of sales decreased as a percentage of food and beverage sales to 28.4% in 1992 from 29.4% in 1991. Food costs decreased as a percent of food sales from 31.1% in 1991 to 30.1% in 1992 due primarily to reduced costs for chicken and beef. Market increases in the prices of both chicken and beef in 1992 were offset by favorable purchasing contracts. Food costs were also reduced in 1992 by more accurate portioning of food products as well as favorable pricing obtained on certain produce items. Beverage costs decreased as a percent of beverage sales from 25.7% in 1991 to 24.2% in 1992 due to improved inventory controls of liquor and beer.

    OPERATING EXPENSES. Operating expenses decreased as a percentage of food and beverage sales to 56.9% in 1992 from 58.1% in 1991. Wages decreased as a percent of total food and beverage sales from 30.4% in 1991 to 28.9% in 1992 due to improved employee shift scheduling and overtime control. Restaurant operating expenses increased as a percent of total food and beverage sales from 18.5% in 1991 to 19.0% in 1992 due primarily to increased marketing expenses related to OTB's media advertising program in the second quarter of 1992. Occupancy cost decreased as a percent of total food and beverage sales from 9.2% in 1991 to 9.0% in 1992 due to increased sales in relation to occupancy expenses which are relatively fixed costs. Occupancy expenses increased approximately $158,000 in 1992 compared with 1991 due to increased percentage sales, rents and higher property and casualty insurance rates.

    ROYALTY FEES. Royalty fees decreased substantially in 1992 compared with 1991 due to the elimination of royalty fees following OTB's acquisition of the service mark and royalty rights held by Knox-Travis Corporation and a trust on April 30, 1992.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expense increased $694,000 in 1992 compared with 1991 due to increased salaries and related expenses associated with OTB's new executive management team hired in the third and fourth quarters of 1991, increased legal fees, increased directors' fees and directors' and officers' liability insurance premiums.

    EXECUTIVE BONUSES. Executive bonuses of $116,000 were accrued in 1992 based on the achievement of budgeted profit. This expense was not incurred in 1991.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased approximately $57,000 in 1992 compared with 1991 due to increased depreciation related to capital expenditures in 1992 and the amortization of goodwill recognized in the 1992 acquisition of minority interests in two On The Border restaurants and the assets of a third.

    INTEREST EXPENSE

    Interest expense decreased $113,000 in 1992 compared with 1991 due to the retirement of substantially all OTB's indebtedness for borrowed money, except for its subordinated convertible debentures, following its initial public common stock offering.

    INTEREST INCOME

    Interest income increased $125,000 in 1992 compared with 1991 due to the investment of a portion of the net proceeds of OTB's initial public common stock offering in short-term, interest-bearing accounts.

    MINORITY INTEREST

    Minority interest in income of consolidated limited partnerships decreased substantially in 1992 due to the acquisition of such interests by OTB on February 24, 1992.

    INCOME TAXES

    Income tax expense increased $310,000 in 1992 compared with 1991 due to profitable operations. The expense is comprised of $287,000 provision in lieu of income taxes and $23,500 in current taxes, resulting in an effective tax rate of 38%. This rate is higher than the statutory rate of 34% principally because of state income taxes and goodwill. Goodwill is not deductible for income tax purposes.

    EXTRAORDINARY ITEM

    An extraordinary item of $287,000 arose in 1992 due to the tax effect of net operating loss carryforwards utilized in the reduction of tax expenses. Because of a net loss in 1991, such net operating loss carryforwards could not be utilized.

    NET INCOME

    Net income increased by $801,000 in 1992 compared with 1991 due primarily to increased food and beverage sales, increased franchise revenue, reduced costs of sales and wages as percentages of food and beverage sales, reduced minority interest in income of consolidated limited partnerships, reduced interest expense accompanied by greater interest income and the impact of the net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

    OTB's cash balance and working capital decreased by $4,323,000 and $6,831,000, respectively, as of the end of the 1993 fiscal year compared with the end of the 1992 fiscal year due primarily to the investment of funds from OTB's initial public offering in 1992 in six new restaurant locations opened since December 1992. Five of these new locations were opened in 1993 and one was opened in 1992.

    In March 1993, the chief executive officer of OTB and his son were killed in an airplane accident, and another executive officer, the wife of an executive officer and the wife of an employee were injured. In October 1993, OTB was notified by an attorney representing Julie Simpson (the wife of the non-executive officer employee injured in the airplane accident) that Ms. Simpson was asserting a claim (the "Claim") against OTB for injuries sustained by her in the airplane accident. OTB had no insurance covering the injury to Ms. Simpson because she was not an employee of OTB. As a result of the Claim, OTB's ability to draw on its bank line of credit and term loan facility was suspended. OTB was also limited in its ability to obtain additional equity or debt financing until the Claim was resolved. As a result of the Claim, OTB deferred the opening of two restaurants it had planned to open in fiscal 1993, and announced that it might have to defer all or a portion of its 1994 expansion plans. In November 1993, Ms. Simpson's husband voluntarily left the employment of OTB.

    In January 1994, OTB and Ms. Simpson agreed to settle the Claim, and in connection therewith, OTB agreed to pay Ms. Simpson $1,850,000 over approximately six years, of which $600,000 is required to be paid on or before May 3, 1994, $250,000 is required to be paid on or before each of May 3, 1995, May 3, 1996, May 3, 1997 and May 3, 1998, $200,000 is required to be paid on or before May 3, 1999, and $50,000 is required to be paid on or before May 3, 2000. Payments due after May 3, 1995 bear interest at a rate of 5% per annum. OTB has received a commitment from a bank lender to fund the initial $600,000 payment. OTB intends to fund future payments from its operating cash flow. OTB has also obtained releases of liability from any claims asserted by the other parties killed or injured in the accident primarily in exchange for payments covered by OTB's insurance and commitments to provide for certain future medical benefits.

    OTB has received a commitment to amend its bank credit facility to provide for (i) $600,000 to fund the initial installment relating to the settlement of the Claim, (ii) an increase in its $1,250,000 construction credit to $1,500,000 to fund construction of new restaurants, and (iii) $500,000 of operating lease financing. The $600,000 will be due and payable in November 1994, the $1,500,000 will be due and payable in August 1995 unless otherwise converted to a five year term loan, and the

$500,000 will be due and payable in monthly installments over approximately five years. The amendment also extended the due date of OTB's available and unused $250,000 working capital credit line until September 1994.

    OTB anticipates that if the Merger is not consummated it will incur expenses in excess of $300,000 in connection with the Merger. OTB believes it will have sufficient funds from the bank credit facility and from cash flow from operations to fund its operating and financing cash requirements as well as open one or two new locations in 1994, depending on the unit economics of the sites selected. There is no assurance, however, that OTB would have sufficient funds to do so. Additional expansion would require debt or equity financing. There is no assurance such financing will be available to OTB on terms favorable to OTB. It is anticipated any additional funding, if received, would be used to continue OTB's expansion plans, particularly into new market areas outside the State of Texas.

                                BUSINESS OF OTB

GENERAL

    OTB owns and operates 14 "On The Border" restaurants and franchises seven other "On The Border" restaurants. OTB was organized in November 1989 as a Texas corporation to become the parent company of the On The Border restaurant organization which was founded in 1982.

CONCEPT

    OTB's strategy is to provide a casual, outdoor patio/cafe atmosphere featuring mesquite-grilled specialties of Texas and Mexico served in generous portions at modest prices. OTB's concept is distinguished in the casual dining market segment through offering:

    - mesquite wood-grilled chicken and beef specialties including On The Border's signature fajitas and original recipe Mexican foods;

    - fresh-cooked, flour tortillas that are continuously flame-grilled on a flour tortilla machine which is displayed for customers' viewing;

    - outdoor dining patios and an open South Texas/Mexican border interior decor, including exposed brick, cactus and artifacts indigenous to the South Texas/Mexican border country; and

    - a full service, Mexican-style bar serving a variety of frozen margaritas, specialty tequilas and Mexican beers.

    OTB believes that natural, fresh ingredients are a cornerstone of the On The Border concept. OTB's restaurants feature enthusiastic table service intended to minimize customer waiting time and facilitate table turnover while at the same time providing customers with a satisfying casual dining experience.

MENU

    On The Border restaurants feature mesquite wood-grilled chicken and beef specialties, including On The Border's signature fajitas and original recipe Mexican foods. Mesquite wood burns at an extremely high temperature conducive to grilling and imparts a unique smoked flavor to the grilled items, especially when combined with On The Border's spices and marinade. OTB's fajitas are prepared from boneless chicken breast, skirt steak or shrimp, are served on a hot, sizzling metal platter with grilled onions and peppers, and are accompanied by freshly cooked flour tortillas, guacamole, sour cream and pico de gallo. The On The Border menu includes a large selection of moderately priced appetizers such as Smoked Chicken Quesadillas and On The Border Nachos, other Mexican specialties, a variety of salads, sandwiches and mesquite grilled hamburgers and several desserts such as the Border Brownie Sundae and Mexican Sopaipillas. OTB serves "Texas-sized" non-alcoholic beverages and offers complete bar service that features a variety of frozen margaritas, specialty tequilas and Mexican beers. During fiscal 1993, sales of alcoholic beverages accounted for approximately 26% of OTB's total food and beverage sales.

    OTB serves generous portions at modest prices. The dinner menu entrees range in price from $5.45 to $12.95, with most items priced between $6.45 and $9.00. The lunch menu offers a limited selection of Tex-Mex specialties and a variety of salads and mesquite-grilled sandwiches. Lunch prices range from $3.95 to $8.95, with most items priced between $4.75 and $6.25. OTB also has a children's menu, a weekend brunch menu and provides banquet and catering services. The average check per customer, including beverage, at On The Border restaurants was approximately $9.77 in 1993.

RESTAURANT LOCATIONS AND SITE SELECTION

    The following table shows the location of OTB's restaurant locations as well as franchised restaurant locations.

MARKET AREA                                                           COMPANY-OWNED      FRANCHISED
- -----------------------------------------------------------------  -------------------  -------------
Dallas, Texas....................................................               7                --
Houston, Texas...................................................               3                 3
Denver, Colorado.................................................               3                --
Kansas City, Missouri............................................               1                --
Austin, Texas....................................................              --                 1
Memphis, Tennessee...............................................              --                 1
Nashville, Tennessee.............................................              --                 1
Orlando, Florida.................................................              --                 1
                                                                              ---               ---
  Total..........................................................              14                 7
                                                                              ---               ---
                                                                              ---               ---

    OTB believes that the locations of its restaurants are critical to its long-term success. Senior management devotes significant time and resources to analyzing each prospective site. As it has expanded, OTB has developed specific site selection criteria which focus on local demographics, aesthetics, site characteristics such as visibility, accessibility and traffic volume, parking availability, and area restaurant competition. OTB's ability to open new restaurants is contingent upon locating satisfactory sites, purchasing land or buildings or negotiating leases on acceptable terms, securing appropriate governmental permits and approvals, obtaining liquor licenses, recruiting and training additional qualified management personnel and securing adequate financing. See "OTB Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    Ten of the 14 OTB-owned restaurants are located in the Dallas and Houston areas of Texas. As a result, OTB may be affected more by adverse economic conditions in Texas than a restaurant company with sites in a number of different geographic areas.

BUSINESS DEVELOPMENT

    OTB's strategy has been to pursue controlled expansion into areas that can support multiple locations with an emphasis on expansion outside the State of Texas. During 1993, OTB entered two new markets by opening three restaurants in Denver, Colorado and one in Kansas City, Missouri. A third On The Border restaurant near Houston, Texas was also opened in 1993. Additionally, franchised restaurants were opened in Houston, Texas; Orlando, Florida; and Nashville, Tennessee.

    Currently, OTB leases all of its restaurant and corporate office facilities. Future restaurant locations may be purchased by OTB and subsequently conveyed in sale-leaseback transactions to redeploy capital for additional growth.

RESTAURANT OPERATIONS AND MANAGEMENT

    On   The  Border  restaurants  are  operated  under  uniform  standards  and specifications. Each restaurant maintains standardized food preparation and service manuals which are designed to enhance consistency of operations among the restaurants. Each restaurant is supervised by departmental managers who monitor kitchen, service and host operations. The departmental managers meet regularly with the restaurant employees to review procedures. OTB emphasizes standards for product quality, facility maintenance, portion control and service and sanitation and also requires licensees and franchisees to maintain these same standards.

    Each restaurant is managed by a staff which typically is composed of one general manager who is responsible for day-to-day restaurant operations, and two or three department managers with individual responsibility for kitchen and service functions. Each restaurant employs approximately 90 employees, most of whom are part-time. OTB employs three regional managers who supervise OTB-owned and franchised restaurants. Regular meetings are held among the general manager, the regional manager and senior management in which the results of each accounting period are reviewed, and suggestions for improved guest service, efficiency and control are exchanged. Management believes that this process serves to accelerate responses to constantly changing business and service requirements.

    An incentive plan for restaurant managers has been implemented in order to motivate and reward each management team. The plan emphasizes both sales growth and profitability improvement on an individual unit basis. A graduated cash bonus may be earned through the achievement of budgeted targets. Budget targets are regularly reviewed and discussed by the general manager and senior management in an effort to maintain targets which retain their incentive nature.

    OTB maintains financial reporting and management controls for each restaurant through the use of centralized accounting and computerized management information systems and detailed budgets. Daily sales results are tracked and reported by each restaurant, and major cost categories such as food, beverage, labor and supplies expense are reported in detail on a weekly basis. Centralized accounting furnishes each restaurant with computerized 28-day period operating statements, which give detail to managers concerning controllable and fixed costs. OTB has implemented a computerized point of sale operations tracking system ("P.O.S. System") designed to streamline food preparation and service and give OTB enhanced control and performance tracking. The P.O.S. System gives managers and corporate officers access to daily sales, costs and menu mix information generated by its computerized tracking capability. The information is automatically transmitted to the central office.

    OTB has developed a comprehensive employee training program designed to enhance quality and consistency in food preparation and service. Departmental cross-training and detailed instruction concerning financial results comprise integral parts of the management program.

MARKETING

    On The Border targets a young, up-scale, relatively-affluent customer base in high density retail, residential and traffic areas. Management believes OTB's active and casual atmosphere appeals to this broadly-defined group which demands quality, fresh food with energetic service at moderate prices.

    Since  its inception,  OTB relied  on its reputation  by "word  of mouth" to attract a  growing customer  base. As  OTB  has expanded  to new  market  areas, marketing  programs  were  formulated  for  each  location.  Marketing programs, including local market promotions, menu review and analysis, seasonal advertising and media coverage, are planned annually in each major market area.

COMPETITION

    The restaurant industry, and in particular the casual dining market segment, is intensely competitive with respect to price, service, location and food quality, and there are many well-established competitors with substantially greater financial and other resources than OTB. Some of OTB's competitors have been in existence for a substantially longer period than OTB and may be better established in the markets where OTB's restaurants are or may be located. The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and benefit costs and the availability of experienced management and hourly employees may adversely affect the restaurant industry in general and OTB's restaurants in particular. OTB seeks to distinguish itself in the casual dining market segment by providing a casual, outdoor patio/cafe atmosphere featuring mesquite-grilled specialties of Texas and Mexico served in generous portions at modest prices.

SERVICE MARKS

    OTB's trade name, "On The Border," is a registered service mark in the United States and Canada.

FRANCHISE OPERATIONS

    OTB is currently the franchisor of seven On The Border restaurants. Under the terms of its franchising arrangements, OTB is generally entitled to receive an initial fee and subsequent periodic royalty fees based on the gross sales of each of the franchised restaurants.

    A corporation owned by Frederick G. Molsen, a director of OTB, has the right, under the terms of a development agreement between OTB and that corporation, to develop up to an aggregate of five On The Border restaurants in Austin, Texas; Memphis, Tennessee; Nashville, Tennessee; Columbus, Ohio; and Louisville, Kentucky. Three of such restaurants (one each in Austin, Memphis and Nashville) are currently being operated. In addition, OTB has entered into a development agreement with an experienced restaurant operator (the "Houston Franchisee") pursuant to which the Houston Franchisee has the right, under the terms of that development agreement, to develop up to an aggregate of five restaurants in certain parts of Houston, Texas. Three of such restaurants are currently operated in Houston. Additionally, a franchised restaurant owned by CFT Cafes, Inc. ("CFT"), a corporation controlled by Paul S. Heyd, a director of OTB, was opened in 1993 in Orlando, Florida. Under the terms of the development agreement, CFT may open three more On The Border restaurants in the central Florida area within the next four years. OTB has agreed not to establish or authorize any other person to establish an On The Border restaurant in the areas in which its current franchisees are entitled to develop On The Border restaurants.

SEASONALITY

    OTB's sales are historically higher in the spring, summer and early fall months than in the winter months when cool weather limits the use of the restaurants' patio dining areas.

PURCHASING

    OTB negotiates directly with approved suppliers of food, beverage and restaurant supplies to ensure the quality of the products and to control the costs of such products. Food products are delivered fresh to each restaurant several times each week by approved vendors and a central grocery distributor. Menu ingredients are readily available or, upon short notice, can be made available from alternate sources.

EMPLOYEES

    At January 3, 1994, OTB employed 1,501 persons, of whom 1,370 were hourly restaurant personnel, 104 were operating management personnel and 27 were corporate employees. OTB considers its employee relations to be good. Most employees, other than restaurant management and corporate personnel, are paid on an hourly basis. OTB's employees are not covered by any collective bargaining agreements, and OTB has never experienced any organized work stoppage, strike or labor dispute.

WORKERS' COMPENSATION

    OTB does not subscribe to any workers' compensation insurance program in the State of Texas. As such, it is subject to negligence actions by its employees and is not able to assert contributory negligence and certain other defenses. In addition, employees might be able to recover certain types of damages that would not be available to them if OTB subscribed to a workers' compensation insurance program. OTB self-insures a portion of such risk and carries excess liability coverage. OTB established a reserve of approximately $54,000 as of January 3, 1994 for potential claims.

GOVERNMENT REGULATION

    OTB is subject to various federal, state and local laws and regulations affecting the operation of its restaurants. On The Border restaurants are subject to licensing and/or regulation by various fire, health, sanitation and safety agencies in the applicable state and/or municipality. The suspension of, or inability to renew, a license could interrupt operations at an existing restaurant. In addition, difficulties or the failure in obtaining the required licenses or other regulatory approvals could delay or prevent the opening of a new restaurant.

    On The Border restaurants are subject to state and local licensing and regulation with respect to the sale and service of alcoholic beverages, which accounted for approximately 26% of OTB's food and beverage sales for the 1993 fiscal year. The failure to receive or retain, or a delay in obtaining, a liquor license in a particular location could adversely affect OTB's operations in that location and could impair OTB's ability to obtain licenses elsewhere. Typically, licenses must be renewed annually and may be revoked or suspended for cause. OTB is subject to "dram shop" statutes, which generally give a person injured by an intoxicated person the right to recover damages from the establishment that has wrongfully served alcoholic beverages to the intoxicated person. OTB carries liquor liability coverage as part of its existing comprehensive general liability insurance.

    The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. OTB is subject to federal and state fair labor standards statutes and regulations, which govern such matters as minimum wages, overtime and other working conditions. A significant number of OTB's food service personnel are paid at rates based on applicable federal and state minimum wages. Significant additional government imposed increases in minimum wages, paid leaves of absence, mandated health care benefits or increased tax payment requests with respect to employees who receive gratuities could have an adverse effect on OTB.

PROPERTIES

    OTB operates seven restaurants in the Dallas area, three in the Houston area, three in the Denver, Colorado area and one in the Kansas City, Missouri area. All restaurant properties are leased generally for periods of ten years with renewal options of five or ten years. Restaurants have approximately 7,200 square feet of interior space on average and are generally free-standing structures. One location occupies part of a strip center, one unit is located in a downtown warehouse district which has been renovated as an upscale retail shopping and restaurant area and one is attached to an office building. OTB's corporate office in Dallas occupies approximately 5,500 square feet of a multi-tenant office building which is leased through March 1997.

MISREPRESENTATION CLAIM

    In February 1994, OTB received a letter from an attorney representing a family of the Muslim faith alleging that his clients suffered extreme mental anguish, shame, guilt, despair and remorse as a result of their unknowing consumption of pork at an OTB restaurant. The claimants have alleged that OTB misrepresented that a menu item contained only beef when it contained beef and pork. The claimants have demanded that OTB pay them $600,000 plus attorneys' fees. The letter indicates that the claimants have authorized their attorney to initiate a lawsuit to seek the full measure of damages, which can be three times the $600,000 of damages they have demanded. The attorney also indicated he and his clients have discussed filing a class action on behalf of all other Muslims and Jews who have also eaten the subject menu item and therefore unknowingly consumed pork at OTB restaurants. OTB intends to vigorously contest such claim and believes such claim will not have a material adverse effect on its financial condition, results of operations or liquidity.

                     MANAGEMENT AND PRINCIPAL SHAREHOLDERS
                                     OF OTB

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of OTB Common Stock, as of January 31, 1994, by each person known by OTB to own beneficially more than 5% of the outstanding OTB Common Stock, certain executive officers and each director of OTB and all directors and executive officers as a group. OTB believes that each of such persons has the sole voting and dispositive power over the shares held by him except as otherwise indicated.

                                                                     BENEFICIAL OWNERSHIP
                                                                  ---------------------------
                                                                     NUMBER OF
NAME                                                                  SHARES          PERCENT
- ----------------------------------------------------------------  ---------------     -------
Frederick G. Molsen (1).........................................    550,622(2)(3)       17.2 %
David deN. Franklin (1).........................................    537,894(3)          16.8
Paul S. Heyd....................................................    118,358              3.7
Raymond C. Hemmig...............................................     30,357(4)(5)       *
Clark S. Willingham.............................................     20,000(4)          *
Ned R. Lidvall..................................................     25,250(4)          *
Stephen D. Fenstermacher........................................     18,900(4)          *
Louis P. Neeb...................................................      5,500(4)          *
R. Brooks Reed..................................................      5,500(4)          *
All executive officers and directors as a group (10 persons)....  1,327,381(4)(5)       40.4 %

- ------------------------
 *    less than 1%.
(1) Mr. Molsen's address is 6116 N. Central, Suite 617, Dallas, Texas 75206. Mr. Franklin's address is 3878 Oak Lawn Ave., Suite 606, Dallas, Texas 75219.
(2) Approximately 307,075 shares of OTB Common Stock held by Mr. Molsen are pledged to secure certain indebtedness of Mr. Molsen. In the event of a default under that indebtedness, the lenders would have certain rights to foreclose on the stock. The lenders also have certain rights to receive all or a portion of the consideration that is payable upon a sale of such stock, whether by direct sale, merger, consolidation, exchange or otherwise.
(3) Messrs. Molsen and Franklin have granted an option to the Brinker Subsidiary to purchase these shares. See "The Merger -- Interested Persons."
(4) Includes options which are exercisable within 60 days after January 31, 1994 to purchase 5,000 shares of OTB Common Stock by each of Messrs. Hemmig, Neeb, Reed and Willingham, 23,750 shares of OTB Common Stock by Mr. Lidvall, 17,500 shares of OTB Common Stock by Mr. Fenstermacher and 15,000 shares of OTB Common Stock by Mr. Yoakum.
(5) Includes 3,125 shares of OTB Common Stock that may be acquired upon conversion of OTB's subordinated convertible debentures.

BOARD OF DIRECTORS

    Nine directors are to be elected at the OTB Annual Meeting. Each nominee will be elected to hold office until the next annual meeting of the shareholders or until his successor is elected and qualified. Proxy holders will not be able to vote the proxies held by them for more than nine persons. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the OTB Board may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought unless the Merger is consummated. If the Merger is consummated, the directors elected at the OTB Annual Meeting will cease to be directors of OTB upon effectiveness of the Merger.

    The OTB Board nominees for the office of director are as follows:

                                                                                       YEAR FIRST
                                                                                        BECAME A
NAME                                                                         AGE        DIRECTOR
- -----------------------------------------------------------------------      ---      ------------
Stephen D. Fenstermacher (E)...........................................          41        1992
David deN. Franklin (C)(E).............................................          54        1985(1)
Raymond C. Hemmig (C)(E)(O)............................................          44        1990
Paul S. Heyd...........................................................          45        1985(1)
Ned R. Lidvall (E).....................................................          40        1993
Frederick G. Molsen (C)(E).............................................          48        1985(1)
Louis P. Neeb (A)......................................................          55        1990
R. Brooks Reed (A)(C)(E)(O)............................................          52        1989
Clark S. Willingham (A)................................................          49        1990

- ------------------------
(A)   Member of the Audit Committee
(C)   Member of the Compensation Committee
(E)   Member of the Executive Committee
(O)   Member of the Stock Option Committee
(1)   Messrs. Franklin, Molsen and Heyd were directors of OTB's predecessor.

    MR. FENSTERMACHER has been the Chief Executive Officer of OTB since March 1993. He was Senior Vice President -- Finance and Chief Financial Officer of OTB from May 1992 until March 1993, and Vice President -- Purchasing and Planning
from September 1991 until May 1992. From 1982 until August 1991, Mr. Fenstermacher served in various executive capacities with Chi-Chi's, Inc., the operator of a chain of Mexican restaurants, and Foodmaker, Inc., the parent corporation of Jack-in-the-Box and Chi-Chi's, Inc.

    MR. FRANKLIN has been a private investor since August 1992 and has been a principal of Texas Land & Cattle Co., a Texas steakhouse concept, since March 1993. He has served as Chairman of the Board of Directors of OTB since August 1991 and was the Chief Executive Officer of OTB from 1985 until August 1991.

    MR. HEMMIG has been Chairman of the Board of Directors and Chief Executive Officer of ACE Cash Express, Inc., a company in the retail financial services business, since 1988. He was a principal in the restaurant consulting firm of Hemmig & Martin from 1985 to 1988.

    MR. HEYD has been President of CFT Cafes, Inc., a franchisee of OTB, since June 1992. Prior thereto, he served in various executive management capacities for OTB from 1985 until June 1992.

    MR. LIDVALL has been the President and Chief Operating Officer of OTB since March 1993, and was Vice President -- Operations of OTB from October 1991 until March 1993. From December 1990 until October 1991, he was Vice President of Food and Beverage for Chi-Chi's, Inc. and from 1988 to 1990 he was Vice President of Operations of Western Sizzlin, Inc. Previously, Mr. Lidvall served as Vice President of Franchise Operations and in other executive capacities for Chi-Chi's, Inc.

    MR. MOLSEN has been the President of FGM Corporation, a franchisee of OTB, since December 1989. He has been Vice Chairman of the Board of OTB since August 1991, was Chairman of the Board of Directors from November 1989 until August 1991, and Vice Chairman of the Board from 1985 until November 1989.

    MR. NEEB has been President of Neeb Enterprises, Inc., a personal investment and consulting company since 1982. Mr. Neeb was President and Chief Executive Officer of Spaghetti Warehouse, Inc., a restaurant chain, from July 1991 until January 1994. Mr. Neeb was President of Geest Corporation, a food processing company, from 1987 until 1991.

    MR. REED has been Chairman of the Board of Directors and President of Bestway Rental, Inc., a publicly owned retail rent-to-own business, and its predecessor since 1974. He is also a principal of Phoenix Partners, Inc., a private investment company engaged in the acquisition and operation of medium-sized businesses in a variety of industries.

    MR. WILLINGHAM has served as Of Counsel to the law firm of Mankoff, Hill, Held & Metzger since 1988.

    All directors hold office until the next annual meeting of shareholders and until their successors are elected and qualified. All executive officers are chosen by the OTB Board and serve at the OTB Board's discretion. Each outside director is paid $1,500 per OTB Board meeting attended and $500 per committee meeting attended that is not in conjunction with a Board meeting. Directors are reimbursed for expenses incurred for attending any such meetings.

    During 1993, there were five meetings of the OTB Board. In 1993 all directors attended at least 75% of the meetings of the OTB Board and committees of the OTB Board on which they were members.

    THE OTB BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH NOMINEE FOR THE BOARD OF DIRECTORS.

COMMITTEES OF THE OTB BOARD

    OTB has an Executive Committee, an Audit Committee, a Compensation Committee and a Stock Option Committee. The Executive Committee has the authority, between meetings of the OTB Board of Directors, to take all actions with respect to the management of OTB's business that require action by the OTB Board, except with respect to certain specified matters that by law must be approved by the entire OTB Board. The Executive Committee met three times in 1993. The Audit Committee is responsible for (i) reviewing the scope of, and the fees for, the annual audit, (ii) reviewing with the independent auditors the corporate accounting practices and policies and recommending to whom reports should be submitted within OTB, (iii) reviewing with the independent auditors their final report and
(iv) being available to the independent auditors during the year for consultation purposes. The Audit Committee met once in 1993. The Compensation Committee determines the compensation of the officers of OTB and performs other similar functions. The Compensation Committee met once in 1993. The Stock Option Committee grants options under OTB's Stock Option Plan. The Stock Option Committee met three times in 1993.

COMPLIANCE WITH SECTION 16(A)

    Section 16(a) of the Exchange Act requires OTB's directors, executive officers and holders of more than 10% of OTB Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of OTB Common Stock. OTB believes that, during the preceding fiscal year, all of OTB's directors, officers and holders of more than 10% of OTB Common Stock have complied with all Section 16(a) filing requirements.

EXECUTIVE OFFICERS

    The following persons are the executive officers of OTB:

NAME                                                           POSITION
- ---------------------------------------  ----------------------------------------------------
Stephen D. Fenstermacher...............  Chief Executive Officer
Ned R. Lidvall.........................  President and Chief Operating Officer
Raymond E. Yoakum......................  Chief Financial Officer, Vice President -- Finance
                                          and Secretary

    Information concerning the business experience of Messrs. Fenstermacher and Lidvall is provided under the section entitled "Board of Directors."

    MR. YOAKUM, age 48, has served as Chief Financial Officer of OTB since March 1993, as Vice-President Finance since June 1991 and as Secretary since August 1991. Mr. Yoakum was Vice President -- Finance of Hoker Broadcasting, Inc. from 1990 until 1991 and was Vice President -- Finance of Bestway Rental, Inc., a publicly owned retail rent-to-own business, and its predecessor from 1981 until 1990. Mr. Yoakum was previously with KPMG Peat Marwick and is a CPA.

CERTAIN TRANSACTIONS

    TRANSACTIONS BETWEEN OTB AND THE ENTITIES IT HAS ACQUIRED. In February 1992, OTB acquired the assets of three limited partnerships each of which owned an "On The Border" restaurant (the "Restaurant Acquisition"). Immediately prior to OTB's initial public offering in May 1992, OTB acquired Knox-Travis Corporation ("KTC") (a corporation owned by Messrs. Franklin and Molsen), and the rights of the OTB 1990 Trust (the "Trust") to royalty fees pursuant to an agreement that OTB, KTC and the Trust had entered into in 1990. Until its acquisition by OTB, KTC owned the name "On The Border" and certain other proprietary rights that were licensed to OTB. In exchange for use of these rights and assets, KTC and the Trust were generally entitled to receive royalty fees of 2% (in the aggregate) of the gross sales from the restaurant operations of OTB and licensed restaurants. Each of Mr. Franklin, Mr. Molsen, Mr. Heyd, Mr. Molsen's brother (Heinz H. Molsen, Jr.), sister (Barbara Kandel) and father-in-law (Robert M. Luby), Mr. Hemmig, MBW Realty (a partnership of which Mr. Willingham is general partner) and Charles S. Romig (a former director of
OTB) was a limited partner in one or more of such partnerships, and each of such persons (other than Messrs. Franklin, Molsen and Heyd) was a beneficiary of the Trust. KTC was the general partner of one of such partnerships. The following persons received the aggregate amount of OTB Common Stock set forth after their names in connection with such acquisitions: David deN. Franklin (325,737); Frederick G. Molsen (325,737); Paul S. Heyd (1,780); Raymond C. Hemmig (15,339); MBW Realty (10,812); Charles S. Romig (12,167); Heinz H. Molsen, Jr. (31,547); Barbara Kandel (27,486); and Robert M. Luby (10,222).

    OTB was the general partner of two of the partnerships, and managed all three restaurants, acquired in the Restaurant Acquisition. During 1992 (prior to the Restaurant Acquisition) and 1991, the three partnerships paid OTB an aggregate of approximately $56,000 and $417,000, respectively, as general partner fees and/or management fees (a portion of which was paid to KTC as royalty fees).

    Until its acquisition by OTB, KTC licensed the "On The Border" service mark to OTB and was entitled to receive royalty fees from OTB based upon the gross sales of the restaurants owned by OTB, the partnerships in which OTB was general partner and licensees of OTB. During 1992 and 1991, KTC was entitled to receive from OTB an aggregate of approximately $153,000 and $356,000 for royalty fees, of which approximately $113,000 and $201,000, respectively, was actually paid to KTC (which unpaid royalty fees included fees incurred prior to 1991). In January 1992, OTB executed a promissory note for approximately $500,000 evidencing the amount of unpaid royalty fees and accrued interest owed by it to KTC (which unpaid royalty fees included fees incurred prior to 1991). The promissory note provided for repayment in approximately equal monthly installments for five years and bore interest at the greater of 9% per annum or prime plus 2%. In connection with the acquisition of KTC, Mr. Franklin and Mr. Molsen (as shareholders of KTC) received shares of OTB Common Stock based on the amount of such note and the amount of unpaid 1992 royalty fees at the date of such acquisition.

    Prior to the acquisition by OTB of the rights to receive royalty fees, the Trust earned royalty fees from OTB of $24,000 and $63,000 in 1992 and 1991, respectively. The Trust's rights to royalty fees were acquired by OTB in exchange for OTB Common Stock.

    In 1990, OTB Garland, Limited (the partnership that owned OTB's Garland restaurant and one of the partnerships acquired in the Restaurant Acquisition) executed a promissory note payable to the order of OTB for the amount of management fees then owing (approximately $133,000). Upon OTB's acquisition in 1992 of the assets of OTB Garland, Limited and its assumption of OTB Garland, Limited's liabilities, such promissory note, along with all other amounts owed by OTB Garland, Limited to OTB (approximately $178,000 as of December 30, 1991) were extinguished. The amount of OTB Common Stock issued to OTB Garland, Limited for its assets reflected the extinguishment of such amounts owed.

    From time to time, Messrs. Franklin, Molsen and Heyd had guaranteed obligations of OTB and of the partnerships acquired by OTB. In addition, from time to time, OTB guaranteed obligations of certain of such partnerships. Approximately $870,000 of the proceeds from OTB's public offering were used to repay loans that were guaranteed by Messrs. Franklin and Molsen.


    OTHER TRANSACTIONS. OTB and entities controlled by Frederick G. Molsen are parties to a development agreement and three franchise agreements pursuant to which OTB was entitled to receive from the entities controlled by Mr. Molsen approximately $133,000 and $30,000 in franchise-related fees and other related amounts in 1993 and 1992, respectively, of which $80,000 and $22,000 was actually paid in those years. See "Business of OTB -- Franchise Operations." As of January 3, 1994, the entities controlled by Mr. Molsen owed OTB approximately $171,000. The largest aggregate amount of indebtedness outstanding at any time pursuant to such franchise arrangements was $171,000. In response to a letter from OTB regarding the outstanding receivables, Mr. Molsen sent a letter to OTB alleging certain claims or causes of action against OTB. Brinker has required, as a condition precedent to its obligation to consummate the Merger, that it shall have received evidence reasonably satisfactory to it that Mr. Molsen and the corporation controlled by him shall have executed a written release of all claims and causes of action they may have against OTB. In March 1994, OTB and Mr. Molsen agreed to a payment schedule for payment of such receivables over a period ending in June 1995 if the Merger is consummated (or in December 1996 if the Merger is not consummated) and entities controlled by Mr. Molsen executed promissory notes in the aggregate principal amount of approximately $97,000 (the then delinquent amounts owed) providing for interest at the lower of the prime rate or 8% per annum. In connection therewith, the parties entered into mutual releases (but not releasing Mr. Molsen from paying such notes as described above) contingent on the consummation of the Merger. Brinker has advised OTB that the release from Molsen is satisfactory to Brinker.



    OTB and CFT, a corporation controlled by Paul S. Heyd, are parties to a development agreement and franchise agreement pursuant to which OTB was entitled to receive from CFT approximately $48,000 in 1993 of which $23,000 was actually paid in 1993. See "Business of OTB -- Franchise Operations." As of January 3, 1994, CFT owed OTB approximately $75,000. The largest aggregate amount outstanding at any time pursuant to such franchise arrangements was $75,000. As of March 28, 1994, CFT owed OTB approximately $51,000.


    Stephen D. Fenstermacher (the Chief Executive Officer of OTB) and Diane Lidvall (the spouse of Ned R. Lidvall, the President and Chief Operating Officer of OTB) were injured in the airplane accident described in "OTB Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." OTB agreed to pay future medical expenses incurred by Mr. Fenstermacher and Ms. Lidvall. In addition, Mr. Fenstermacher received a payment relating to his injuries used in part to pay medical expenses incurred due to injuries sustained in the airplane accident, all of which was covered by OTB's insurance. Mr. Fenstermacher and Ms. Lidvall have executed releases releasing OTB from liability relating to the airplane accident (other than the obligation to cover future medical expenses).

    OTB leases its Arlington restaurant space from Arlington Land Joint Venture, a partnership in which Mr. Franklin, Mr. Molsen and certain relatives of Mr. Molsen are partners. The lease is for approximately 11,000 square feet, although the Arlington On The Border restaurant only occupies approximately 8,000 square feet. OTB exercised its first renewal option as of April 1991. The current annual rent is equal to the sum of (i) $195,000, plus (ii) 6% of gross sales in excess of $3,200,000. The rent during the second option term will be equal to the fair market rent for the property at the time, provided that the monthly minimum rent may not be less than the monthly minimum rent for the immediately preceding lease term plus the average monthly percentage rent for the immediately preceding lease term. OTB is responsible for certain expenses relating to taxes, insurance and maintenance on the leased premises. During OTB's 1993, 1992 and 1991 fiscal years, OTB's rent expense was approximately $195,000, $195,000 and $185,000, respectively.

    In connection with the construction of the Irving restaurant in 1987, Mr. Hemmig and Ms. Kandel (Mr. Molsen's sister) provided financing for the furniture, fixtures  and  equipment  in  the amount  of  $200,000  and  $50,000, respectively (of which there was approximately $95,000 and $24,000, respectively, outstanding as of January 1, 1992), which loans were secured by the furniture, fixtures and equipment. The note evidencing such debt was to have matured in 1994, bore interest at the rate of 11% per annum and provided for equal monthly installments throughout the term of the loan. The loans were prepaid with a portion of the proceeds from OTB's public offering.

    In 1988, OTB guaranteed approximately $230,000 of indebtedness incurred by Messrs. Franklin and Molsen. Approximately $36,000 was outstanding as of December 31, 1993. Messrs. Franklin and Molsen have agreed to indemnify OTB for any liability it may incur on such guarantee.

    In November 1991, certain persons lent OTB an aggregate of $400,000 (of which each of Messrs. Franklin, Molsen and Romig and Ms. Kandel lent $50,000), which loans were evidenced by promissory notes providing for 13% interest, approximately quarterly interest payments and payment of the entire principal amount on August 30, 1992. Each such lender received a 2% commitment fee. For each $50,000 so lent by a lender (other than by Mr. Franklin and Mr. Molsen), KTC and Mr. Heyd pledged an aggregate of 33,333 shares of OTB Common Stock to secure such loan. Holders of $200,000 of such promissory notes exchanged those promissory notes for the Debentures in February or March 1992. The remaining $200,000 of promissory notes (including those held by Messrs. Franklin and Molsen and Ms. Kandel) were repaid with a portion of the proceeds of OTB's public offering.

    In February and March 1992, OTB issued $1,200,000 of the Debentures in a private placement. Mr. Fiori (the former President and Chief Executive Officer of OTB) purchased $25,000 of Debentures, Mr. Romig purchased $100,000 of Debentures, Mr. Hemmig's children purchased $25,000 of Debentures and Mr. Fiori's sister-in-law purchased $50,000 of Debentures.

    In August 1991, the OTB Board set Mr. Franklin's compensation at $24,000 annually plus a one-year consulting arrangement of $600 per day for a minimum of 200 days. During fiscal 1992 OTB paid Mr. Franklin $84,600 pursuant to such arrangement. The consulting arrangement terminated in August 1992.

    In November 1992, OTB settled a lawsuit filed against OTB and Mr. Heyd by a former employee of OTB relating to alleged causes of action that took place in 1990 and early 1991. In December 1992, Mr. Heyd, Mr. Franklin and Mr. Molsen agreed to transfer to OTB (and in January 1993 they transferred) 10,000, 5,000 and 5,000 shares of OTB Common Stock, respectively, in settlement of any claims OTB may have had against the former officers regarding the lawsuit. Neither Mr. Franklin nor Mr. Molsen were named in the lawsuit, and each of Messrs. Franklin, Molsen and Heyd denied any and all liability.

    See "The Merger -- Interested Persons."

SUMMARY COMPENSATION TABLE

    The following summary compensation table sets forth the annual compensation for the last three fiscal years earned by each person who served as OTB's Chief Executive Officer at any time during the 1993 fiscal year and the highest compensated executive officers who were serving as executive officers at the end of the 1993 fiscal year whose individual total cash compensation exceeded $100,000.

                                                                                                        STOCK
                                                                                            TOTAL      OPTIONS
NAME AND PRINCIPAL POSITION                   YEAR    SALARY        BONUS      OTHER(3)  COMPENSATION  AWARDED
- --------------------------------------------  ----  -----------   ----------   --------  ------------  -------
Michael F. Fiori                              1993  $ 36,346(1)   $ --         $ 1,869   $   38,215      --
 Chief Executive Officer                      1992  $175,000      $27,000      $   840   $  202,840    40,000
 (until March 1993)                           1991  $ 84,808(2)   $ --         $   202   $   85,010    150,000
Stephen D. Fenstermacher
  Chief Executive Officer (from March 1993)   1993  $127,577      $ --   (4)   $   425   $  128,002    40,000
  and Senior Vice President -- Finance and    1992  $ 89,327      $21,000      $   444   $  110,771    25,000
  Chief Financial Officer (until March 1993)  1991  $ 27,789(2)   $ --         $   138   $   27,927    20,000
Ned R. Lidvall
  President and Chief Operating Officer       1993  $124,539      $ --   (4)   $   411   $  124,950    27,500
  (from March 1993) and Vice President --     1992  $ 95,000      $18,500      $   456   $  113,956    37,500
  Operations (until March 1993)               1991  $ 20,462(2)   $ --         $   138   $   20,600    20,000

- ------------------------
(1) Mr. Fiori died in an airplane accident on March 13, 1993. See "OTB Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."
(2)   Messrs. Fiori, Fenstermacher and Lidvall each joined OTB in 1991.
(3)   Represents premiums paid by OTB for group term life insurance.
(4) OTB has agreed to pay Messrs. Fenstermacher and Lidvall bonuses in the amount of $145,000 and $128,000, respectively, immediately prior to the Effective Time of the Merger for services rendered to OTB for periods prior to the Effective Time of the Merger.

OPTION GRANTS TABLE

    The following table sets forth, with respect to all options granted during OTB's 1993 fiscal year to each person who served as OTB's Chief Executive Officer at any time during the 1993 fiscal year and the highest compensated executive officers listed above: (i) the number of shares covered by such options; (ii) the percent that such options represented of total options granted to all OTB employees during the 1993 fiscal year; (iii) the exercise price; and
(iv) the expiration date. OTB has granted no SARs.

                                                                 PERCENT OF TOTAL
                                                                OPTIONS GRANTED TO     EXERCISE
                                                     OPTIONS     EMPLOYEES IN 1993     PRICE PER   EXPIRATION
NAME                                                 GRANTED        FISCAL YEAR          SHARE        DATE
- --------------------------------------------------  ---------  ---------------------  -----------  ----------
Michael F. Fiori..................................     --               --                --           --
Stephen D. Fenstermacher..........................     40,000            43.8%         $    6.50     6/4/1998
Ned R. Lidvall....................................     27,500            30.1               6.50     6/4/1998

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
 AND FISCAL YEAR END OPTION VALUES

    The following table sets forth, for each person who served as OTB's Chief Executive Officer at any time during the 1993 fiscal year and the highest compensated executive officers listed above: (i) the number of shares of OTB Common Stock acquired upon exercise of options during fiscal year 1993;

(ii) the aggregate dollar value realized upon exercise; (iii) the total number of unexercised options held at the end of fiscal year 1993; and (iv) the aggregate dollar value of in-the-money unexercised options held at the end of fiscal year 1993.

                                                                         NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                                      OPTIONS AT 1993 FISCAL YEAR   IN-THE-MONEY OPTIONS AT 1993
                                                                                  END                    FISCAL YEAR END(2)
                                   SHARES ACQUIRED   VALUE REALIZED   ----------------------------  ----------------------------
NAME                               ON EXERCISE (#)         ($)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- --------------------------------  -----------------  ---------------  -----------  ---------------  -----------  ---------------
Michael F. Fiori (1)............         --                --             --             --             --             --
Stephen D. Fenstermacher........         --                --             17,500         67,500      $   3,438      $   7,188
Ned R. Lidvall..................         --                --             23,750         61,250          4,219          7,969

- ------------------------
(1) Mr. Fiori's options granted in 1991 and 1992, which totalled 190,000, were cancelled on August 25, 1993 under a Termination Agreement between OTB and the Estate of Michael F. Fiori, and an option to purchase 75,000 shares of OTB Common Stock was granted to Mrs. Fiori. See "Amendment of Amended and Restated Stock Option Plan."
(2) Market value of underlying securities at year-end minus the exercise price.

              AMENDMENT OF AMENDED AND RESTATED STOCK OPTION PLAN


    OTB has an Amended and Restated On The Border Cafes, Inc. Stock Option Plan pursuant to which options may be granted to eligible employees and officers for the purchase of shares of OTB Common Stock. In July 1991, the OTB Board increased the number of shares of OTB Common Stock which may be issued upon exercise of options granted under the Option Plan from 150,000 to 325,000. In March 1992, the OTB Board increased the number of shares which may be issued upon exercise of options granted under the Option Plan to 450,000 shares and eliminated non-employee directors from the class of persons eligible to be granted options under the Option Plan. In April 1993, the OTB Board further increased the number of shares of OTB Common Stock which may be issued upon exercise of options granted under the Option Plan from 450,000 shares to 550,000 shares. In August 1993, the OTB Board amended the Option Plan, subject to shareholder approval, so that consultants of OTB would become eligible for grants of options under the Option Plan. In August 1993, the OTB Board elected Lynn Fiori (the spouse of Michael F. Fiori, the former Chief Executive Officer of OTB, and the mother of William Fiori, both of whom were killed in a March 1993 plane crash in route to the opening of OTB's first restaurant in Denver, Colorado) as an advisory director and consultant to OTB. In September 1993, the OTB Stock Option Committee granted Lynn Fiori a five-year option under the Option Plan to acquire 75,000 shares of OTB Common Stock for $6.50 per share, the then fair market value of the OTB Common Stock, exercisable in full after one year from date of grant, subject to shareholder approval of the amendment and restatement of the Option Plan to permit grants of options to consultants. The OTB Board elected Mrs. Fiori as an advisory director and retained her as a consultant to OTB, and the Stock Option Committee granted options to Mrs. Fiori, in partial recognition of the significant contributions of Michael F. Fiori to OTB's success and as a result of the OTB Board's conclusion that her continued relationship with OTB would benefit the morale of OTB's employees. At the Annual Meeting, the OTB shareholders are being asked to approve such amendment.


    As of January 31, 1994, options to purchase an aggregate of 379,375 shares of OTB Common Stock (net of options cancelled) had been granted pursuant to the Option Plan, options to purchase 3,125 shares had been exercised, options to purchase 376,250 shares remained outstanding, and 170,625 shares remained available for future grant. As of January 31, 1994, the market value of all shares of OTB Common Stock subject to outstanding options was $3,104,062 (based upon the closing sale price of OTB Common Stock as reported on the Nasdaq National Market on such date).


    As of January 31, 1994, the estate of Michael F. Fiori had no outstanding options. Stephen D. Fenstermacher, Chief Executive Officer, and Ned R. Lidvall, President and Chief Operating Officer, have each been granted options covering an aggregate of 85,000 shares of OTB Common Stock. Since adoption of the Option Plan in 1989, all current executive officers, as a group, have been granted options covering 220,000 shares of OTB Common Stock. In fiscal 1993, options covering 91,250 shares of OTB Common Stock were granted to employees of OTB.


SUMMARY OF THE PLAN


    The Option Plan is designed to permit the granting of options to key employees (including officers) and consultants of OTB to purchase shares of OTB Common Stock. The option period may not be more than ten years from the date the option is granted. The Stock Option Committee of the OTB Board of Directors (the "Committee") will grant options to eligible participants (which amounts are determined by the Committee in its discretion), determine the purchase price and option period at the time the option is granted and administer and interpret the Option Plan. The Committee, in its discretion, selects those officers, employees and consultants whose performance and responsibilities are determined by it to be influential to the success of OTB. There are approximately 90 persons eligible to participate in the Option Plan.

    The exercise price of options is payable in cash or, if an option agreement so provides, the holder of an option may request approval from the Committee to exercise an option or a portion thereof by tendering shares of OTB Common Stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price.

    Unless sooner terminated by action of the OTB Board, the Option Plan will terminate on November 1, 1999, and no options may thereafter be granted under the Option Plan. The Option Plan may be amended, altered or discontinued by the OTB Board without the approval of the shareholders, except that the OTB Board does not have the power or authority to materially increase the benefits accruing to participants under the Option Plan, or to change the participants or class of participants who are eligible to receive options or the aggregate number of shares that may be issued under options. The OTB Board, however, may make appropriate adjustments in the number of shares covered by the Option Plan and the outstanding options, and in the option prices, to reflect any stock dividend, stock split, share combination or other recapitalization and, with respect to outstanding options and option prices, to reflect any merger, consolidation, reorganization, liquidation or the like, of or by OTB.

    Both incentive stock options and nonqualified stock options may be granted under the Option Plan. The Option Plan requires that the exercise price of each incentive stock option will not be less than 100% of the fair market value of the OTB Common Stock at the time of the grant of the option. No incentive stock option, however, may be granted under the Option Plan to anyone who owns more than 10% of the outstanding OTB Common Stock unless the exercise price is at least 110% of the fair market value of the OTB Common Stock at the date of grant and the option is not exercisable more than five years after it is granted. There is no limit on the fair market value of incentive stock options that may be granted to an employee in any calendar year, but no employee may be granted incentive stock options that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000. An option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

TAX STATUS OF STOCK OPTIONS

    Pursuant to the Option Plan, the Committee may provide for an option to qualify either as an "incentive stock option ("ISO")" or as a "non-qualified option."

    INCENTIVE  STOCK OPTIONS.  All stock options that qualify under the rules of
Section 422 of the Code, will be entitled to ISO treatment. To receive ISO treatment, an optionee is not permitted to dispose of the acquired stock (i) within two years after the option is granted or (ii) within one year after exercise. In addition, the individual must have been an employee of OTB for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an ISO is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

    If an employee does not meet the two-year and one-year holding requirement (a "disqualifying disposition"), but does meet all other requirements, tax will be imposed at the time of sale of the stock, but the employee's gain on exercise will be treated as ordinary income rather than capital gain and OTB will get a corresponding deduction at the time of sale. Any remaining gain on sale will be short-term or long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by OTB, will equal the excess of the amount realized on the sale or exchange over the exercise price.

    An optionee's stock option agreement may permit payment for stock upon the exercise of an ISO to be made with other shares of OTB Common Stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

    NONQUALIFIED STOCK OPTIONS. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to OTB, upon the grant of an option. Upon exercise of a nonqualified option an optionee will recognize ordinary income (and OTB will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to OTB.

    OTHER TAX MATTERS. If an optionee's stock option agreement provides that all or any portion of an option granted under the Option Plan (whether a nonqualified option or an ISO) becomes immediately exercisable because of a change in (i) the ownership or effective control of OTB or (ii) the ownership of a substantial portion of the assets of OTB (a "Change in Control") and the participant is an officer, shareholder or highly-compensated employee of OTB, such acceleration could be subject to the "golden parachute" provisions of Sections 280G and 4999 of the Code. Each of the currently existing stock option agreements that was entered into with officers or employees of OTB contains a provision that accelerates the vesting of the options upon certain changes in control, including the Merger. Such golden parachute provisions of the Code (i) disallow a federal income tax deduction to the payor of an "excess parachute payment", and (ii) impose a non-deductible excise tax on the recipient of such payment equal to 20% of the "excess parachute payment." In general, a payment will be a "parachute payment" if (i) it is contingent on a change in control and
(ii) together with all other such payments to the recipient, it equals or exceeds three times his or her "base amount" (i.e., the average of the employee's annual compensation during the five years immediately preceding the year in which the Change in Control occurs). "Excess parachute payments" generally are parachute payments that exceed the greater of (i) the recipient's base amount or (ii) reasonable compensation for personal services actually rendered by the employee. Whether a payment will be a parachute payment or an excess parachute payment depends upon facts and circumstances that cannot be known until payment is made. Under the Proposed Regulations to Section 280G of the Code, when an employee's right to exercise an option is accelerated as a result of a Change in Control, the employee will be treated as receiving a payment at that time if the option has an "ascertainable fair market value." Under the Proposed Regulations, a calculation must be made of the portion of the payment which will be treated as contingent upon a change in control, which generally will be the sum of (i) the amount by which the accelerated payment exceeds the present value of the payment that was expected to be made absent the acceleration plus (ii) an amount reflecting the lapse of the obligation of the employee to perform services in order to earn such expected payment.

    The foregoing statements are based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

REQUIRED VOTE


    The favorable vote of the holders of a majority of the shares of OTB Common Stock present and entitled to vote at the Annual Meeting in person or by proxy is required to approve the proposed amendment to the Option Plan.


    THE OTB BOARD OF DIRECTORS RECOMMENDS THAT OTB SHAREHOLDERS VOTE FOR THIS PROPOSAL TO AMEND AND RESTATE THE OPTION PLAN.

                                 LEGAL MATTERS

    The validity of the shares of Brinker Common Stock to be issued in connection with the Merger is being passed upon for Brinker by Crouch & Hallett, L.L.P., Dallas, Texas.

                                    EXPERTS

BRINKER

    The consolidated financial statements and schedules of Brinker as of June 30, 1993 and 1992, and for each of the years in the three-year period ended June 30, 1993, included herein and elsewhere in the Registration Statement, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

OTB

    The consolidated financial statements and schedules of OTB as of January 3, 1994 and December 28, 1992, and for each of the years in the three-year period ended January 3, 1994 included herein and elsewhere in the Registration Statement, have been included herein and in the Registration Statement in reliance upon the reports of Coopers & Lybrand, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            SHAREHOLDERS' PROPOSALS


    If the Merger does not occur, OTB will have an annual meeting of shareholders in 1995. If an annual meeting of OTB shareholders is to occur in 1995, any proposals from shareholders to be presented for consideration for inclusion in the proxy material in connection with such annual meeting must be submitted in accordance with the rules of the Commission and received by the Secretary of OTB at OTB's principal executive offices no later than the close of business on December 26, 1994.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
On The Border Cafes, Inc:
  Independent Auditors' Report.............................................................................        F-2
  Consolidated Balance Sheets at January 3, 1994 and December 28, 1992.....................................        F-3
  Consolidated Statements of Operations for the fiscal years ended January 3, 1994, December 28, 1992 and
   December 30, 1991.......................................................................................        F-4
  Consolidated Statements of Shareholders' Equity (Deficit) for the fiscal years ended January 3, 1994,
   December 28, 1992 and December 30, 1991.................................................................        F-5
  Consolidated Statements of Cash Flows for the fiscal years ended January 3, 1994, December 28, 1992 and
   December 30, 1991.......................................................................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7
Brinker International, Inc.:
  Independent Auditors' Report.............................................................................       F-18
  Consolidated Balance Sheets at June 30, 1993 and 1992 and December 29, 1993 (unaudited)..................       F-19
  Consolidated Statements of Income for the years ended June 30, 1993, 1992 and 1991 and for the 26 weeks
   ended December 29, 1993 (unaudited) and six months ended December 31, 1992 (unaudited)..................       F-20
  Consolidated Statements of Shareholders' Equity for the years ended June 30, 1993, 1992 and 1991 and for
   the 26 weeks ended December 29, 1993 (unaudited)........................................................       F-21
  Consolidated Statements of Cash Flows for the years ended June 30, 1993, 1992 and 1991 and for the 26
   weeks ended December 29, 1993 (unaudited) and six months ended December 31, 1992 (unaudited)............       F-22
  Notes to Consolidated Financial Statements...............................................................       F-23

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
On The Border Cafes, Inc.:

    We have audited the accompanying consolidated balance sheets of On The Border Cafes, Inc. and subsidiaries as of January 3, 1994 and December 28, 1992, and the consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended January 3, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of On The Border Cafes, Inc. and subsidiaries as of January 3, 1994 and December 28, 1992, and the consolidated results of their operations and cash flows for each of the years in the three-year period ended January 3, 1994, in conformity with generally accepted accounting principles.

                                                    COOPERS & LYBRAND

Dallas, Texas
March 16, 1994

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                      JANUARY 3,    DECEMBER 28,
                                                                                         1994           1992
                                                                                     -------------  -------------
Current assets:
  Cash.............................................................................  $   1,017,043  $   5,340,260
  Accounts receivable:
    Trade..........................................................................        459,612        158,327
    Affiliates.....................................................................        302,841        272,477
  Inventory........................................................................        663,441        234,258
  Prepaid expenses.................................................................        274,587        121,209
  Current portion of note receivable...............................................         96,890         60,056
                                                                                     -------------  -------------
        Total current assets.......................................................      2,814,414      6,186,587
Note receivable, less current portion..............................................        143,054        239,944
Property and equipment, net........................................................      9,567,255      3,482,658
Goodwill, net of accumulated amortization of $71,190 and $38,193, respectively.....        764,526        798,269
Preopening costs, net of accumulated amortization of $532,902 at January 3, 1994...        838,594        196,934
Deferred costs.....................................................................         77,688        259,283
Other assets, net of accumulated amortization of $90,934 and $35,441,
 respectively......................................................................        248,458        254,542
                                                                                     -------------  -------------
        Total assets...............................................................  $  14,453,989  $  11,418,217
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................................  $   2,910,005  $   1,342,159
  Accrued liabilities..............................................................      2,789,060      1,082,649
  Current maturities of capital lease obligations..................................        206,598         22,101
                                                                                     -------------  -------------
        Total current liabilities..................................................      5,905,663      2,446,909
Obligations under capital leases, less current maturities..........................        609,157          4,056
Senior subordinated convertible debentures.........................................      1,200,000      1,200,000
Obligation under bank credit facility..............................................        472,500             --
Injury claim liability, less current portion.......................................      1,377,637             --
                                                                                     -------------  -------------
        Total liabilities..........................................................      9,564,957      3,650,965
                                                                                     -------------  -------------
Commitments and contingencies (Note 8)
Shareholders' equity:
  Preferred stock, par value $.01 per share, 1,000,000 shares authorized, no shares
   issued..........................................................................             --             --
  Common stock, par value $.02 per share, 10,000,000 shares authorized, 4,275,552
   shares issued, 3,209,169 and 3,229,169 shares outstanding, respectively.........         85,511         85,511
  Additional paid-in capital.......................................................      7,997,920      7,997,920
  Deficit..........................................................................     (3,019,399)      (316,179)
                                                                                     -------------  -------------
                                                                                         5,064,032      7,767,252
  Less treasury stock, at cost, 1,066,383 and 1,046,383 shares, respectively (Note
   1)..............................................................................       (175,000)            --
                                                                                     -------------  -------------
      Total shareholders' equity...................................................      4,889,032      7,767,252
                                                                                     -------------  -------------
        Total liabilities and shareholders' equity.................................  $  14,453,989  $  11,418,217
                                                                                     -------------  -------------
                                                                                     -------------  -------------

        See accompanying notes to the consolidated financial statements.

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                                        JANUARY 3,    DECEMBER 28,   DECEMBER 30,
                                                                           1994           1992           1991
                                                                       -------------  -------------  -------------
Revenues:
  Food...............................................................  $  22,367,595  $  16,460,065  $  14,577,253
  Beverage...........................................................      7,775,599      6,696,576      6,370,149
  Franchise revenue..................................................        441,822        192,952         37,227
                                                                       -------------  -------------  -------------
                                                                          30,585,016     23,349,593     20,984,629
                                                                       -------------  -------------  -------------
Cost of sales:
  Food cost of sales.................................................      6,703,864      4,947,947      4,532,900
  Beverage cost of sales.............................................      1,846,399      1,619,816      1,633,964
                                                                       -------------  -------------  -------------
                                                                           8,550,263      6,567,763      6,166,864
                                                                       -------------  -------------  -------------
Operating expenses:
  Wages..............................................................      9,538,661      6,685,690      6,365,145
  Restaurant operating expenses......................................      5,875,080      4,397,702      3,877,269
  Occupancy expenses.................................................      2,737,236      2,092,960      1,935,201
                                                                       -------------  -------------  -------------
                                                                          18,150,977     13,176,352     12,177,615
                                                                       -------------  -------------  -------------
Royalty fees.........................................................             --        152,569        423,869
General and administrative expenses..................................      2,548,142      1,975,159      1,281,386
Executive bonuses....................................................        219,939        115,500             --
Injury claim settlement..............................................      2,228,578             --             --
Depreciation and amortization........................................      1,510,747        554,296        497,291
                                                                       -------------  -------------  -------------
                                                                           6,507,406      2,797,524      2,202,546
                                                                       -------------  -------------  -------------
Operating income (loss)..............................................     (2,623,630)       807,954        437,604
Interest expense.....................................................        189,492        100,236        213,229
Interest income......................................................       (109,902)      (135,075)       (10,333)
Minority interest in income of consolidated limited partnerships.....             --         33,319        250,219
                                                                       -------------  -------------  -------------
Income (loss) before income tax expense and extraordinary item.......     (2,703,220)       809,474        (15,511)
                                                                       -------------  -------------  -------------
Income tax expense:
  Provision in lieu of income tax....................................             --        286,678             --
  Current............................................................             --         23,500             --
                                                                       -------------  -------------  -------------
                                                                                  --        310,178             --
                                                                       -------------  -------------  -------------
Net income (loss) before extraordinary item..........................     (2,703,220)       499,296        (15,511)
Extraordinary item:
  Tax effect of net operating loss carryforward......................             --        286,678             --
                                                                       -------------  -------------  -------------
Net income (loss)....................................................  $  (2,703,220) $     785,974  $     (15,511)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Earnings (loss) per share before extraordinary item..................  $        (.84) $         .18  $        (.01)
Extraordinary item per share.........................................             --            .11             --
                                                                       -------------  -------------  -------------
Earnings (loss) per share............................................  $        (.84) $         .29  $        (.01)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Weighted average shares outstanding..................................      3,209,169      2,674,010      1,469,835
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

        See accompanying notes to the consolidated financial statements.

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                      FOR THE YEARS ENDED JANUARY 3, 1994
                    DECEMBER 28, 1992 AND DECEMBER 30, 1991

                                COMMON STOCK                                   TREASURY STOCK          TOTAL
                            ---------------------  ADDITIONAL   RETAINED    ---------------------  SHAREHOLDERS'
                            NUMBER OF               PAID-IN     EARNINGS    NUMBER OF                 EQUITY
                              SHARES     AMOUNT     CAPITAL     (DEFICIT)     SHARES     AMOUNT      (DEFICIT)
                            ----------  ---------  ----------  -----------  ----------  ---------  -------------
Balance at December 31,
 1990.....................  1,468,585   $  29,372  $  452,575  $(1,086,642)        --   $      --  $   (604,695 )
  Issuance of shares as
   compensation...........      2,500          50       9,950           --         --          --        10,000
  Net loss................         --          --          --      (15,511)        --          --       (15,511 )
                            ----------  ---------  ----------  -----------  ----------  ---------  -------------
Balance at December 30,
 1991.....................  1,471,085      29,422     462,525   (1,102,153)        --          --      (610,206 )
  Acquisition of minority
   interests and assets of
   affiliated entity......    633,532      12,671     535,328           --    445,526          --       547,999
  Acquisition of royalty
   rights.................    709,523      14,190     416,538           --     89,445          --       430,728
  Public offering of
   common stock...........    950,000      19,000   6,593,757           --         --          --     6,612,757
  Reinstatement of
   previously canceled
   treasury stock.........    511,412      10,228     (10,228)          --    511,412          --            --
  Net income..............         --          --          --      785,974         --          --       785,974
                            ----------  ---------  ----------  -----------  ----------  ---------  -------------
Balance at December 28,
 1992.....................  4,275,552      85,511   7,997,920     (316,179) 1,046,383          --     7,767,252
  Treasury stock..........         --          --          --           --     20,000    (175,000)     (175,000 )
  Net loss................         --          --          --   (2,703,220)        --          --    (2,703,220 )
                            ----------  ---------  ----------  -----------  ----------  ---------  -------------
Balance at January 3,
 1994.....................  4,275,552   $  85,511  $7,997,920  $(3,019,399) 1,066,383   $(175,000) $  4,889,032
                            ----------  ---------  ----------  -----------  ----------  ---------  -------------
                            ----------  ---------  ----------  -----------  ----------  ---------  -------------

        See accompanying notes to the consolidated financial statements.

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                      JANUARY 3,     DECEMBER 28,    DECEMBER 30,
                                                                         1994            1992            1991
                                                                    --------------  --------------  --------------
Cash flows from operating activities:
  Net income (loss)...............................................  $   (2,703,220) $      785,974  $      (15,511)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Claim settlement..............................................       2,027,637              --              --
    Depreciation and amortization.................................       1,510,748         554,296         497,291
    Minority interest in income of consolidated limited
     partnerships.................................................              --          33,319         250,219
    Compensation expense (issuance of common stock)...............              --              --          10,000
    Net change in current assets and liabilities other than
     cash.........................................................       1,070,571        (194,213)        546,908
                                                                    --------------  --------------  --------------
      Net cash provided by operating activities...................       1,905,736       1,179,376       1,288,907
                                                                    --------------  --------------  --------------
Cash flows from investing activities:
  Purchases of property and equipment.............................      (5,525,759)     (2,806,391)       (353,014)
  Expenditures on site development................................      (1,041,286)       (308,915)       (165,674)
  Other asset expenditures........................................              --        (193,286)             --
  Collections (advances) on note receivable.......................          60,056        (300,000)         80,235
  Other...........................................................              --         120,459              --
                                                                    --------------  --------------  --------------
        Net cash used in investing activities.....................      (6,506,989)     (3,488,133)       (438,453)
                                                                    --------------  --------------  --------------
Cash flows from financing activities:
  Proceeds from public offering of common stock...................              --       7,495,502              --
  Expenses of public offering of common stock.....................              --        (882,745)             --
  Cash proceeds from senior subordinated convertible debentures...              --       1,000,000              --
  Proceeds from sale-leaseback transactions.......................              --       1,600,000              --
  Proceeds from notes payable and long-term debt..................              --              --         450,000
  Proceeds from line of credit....................................         472,500              --              --
  Retirements of notes payable and long-term debt.................              --      (2,100,812)       (700,352)
  Retirements of capital lease obligation.........................        (194,464)             --              --
  Distributions to minority interest partners in consolidated
   limited partnerships...........................................              --         (49,000)       (343,500)
                                                                    --------------  --------------  --------------
    Net cash provided by (used in) financing activities...........         278,036       7,062,945        (593,852)
                                                                    --------------  --------------  --------------
Net increase (decrease) in cash...................................      (4,323,217)      4,754,188         256,602
Cash balance at beginning of year.................................       5,340,260         586,072         329,470
                                                                    --------------  --------------  --------------
Cash balance at end of year.......................................  $    1,017,043  $    5,340,260  $      586,072
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------
Supplemental information:
  Interest paid...................................................  $      188,459  $      140,989  $      185,504
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------
  Federal income tax paid.........................................  $           --  $        3,500  $           --
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------

        See accompanying notes to the consolidated financial statements.

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION
    On The Border Cafes, Inc. ("OTB") was incorporated in November 1989 to become the parent company of the On The Border restaurant organization which was founded in 1982. On The Border restaurants are full-service restaurants which specialize in mesquite-grilled cuisine from Texas and Mexico. OTB owns 14 restaurants of which seven were originally organized as limited partnerships with On The Border Corporation, a wholly owned subsidiary of OTB, as general partner of four of those limited partnerships.

    Effective January 30, 1990, OTB exchanged 1,976,747 shares of OTB Common Stock, of which 511,412 represented treasury shares, for the stock of On The Border Corporation and the net assets and minority interests of four limited partnerships. Immediately preceding the exchange transaction, cash of $82,000 and subordinated notes payable of $200,000 were distributed to the limited partners of one partnership as a return of contributed capital.

    On February 24, 1992, OTB acquired the minority interests of two limited partnerships which owned two restaurants managed by OTB as well as the net assets of a third restaurant managed by OTB but in which OTB had no prior ownership interest. OTB issued 633,532 shares of OTB Common Stock in connection with these acquisitions. Immediately preceding the acquisitions, cash of $49,000 and subordinated notes of $702,500 were distributed to the limited partners of two of these partnerships as a return of contributed capital.

    Immediately prior to the initial public offering of OTB Common Stock, OTB acquired the service mark and royalty rights held by Knox-Travis Corporation, a corporation owned by certain directors of OTB, and a trust, through issuance of 709,523 shares of OTB Common Stock. Knox-Travis Corporation and the trust had the rights to receive royalty payments from each On The Border restaurant based on a percentage of food and beverage sales. As a result of the acquisition, the payment of royalties is no longer required. OTB had no ownership interest in Knox-Travis Corporation at the time of this transaction.

    The exchange transactions have been accounted for as purchases. Under purchase accounting, the interests of OTB's founders acquired in the exchanges were accounted for at historical cost. Accordingly, OTB's assets, liabilities and shareholders' equity (including retained earnings of $152,718) have been recorded at historical cost.

    The applicable net assets acquired from the limited partner investors, who were not OTB's founders were recorded at estimated fair market value with the difference recorded as goodwill.

    As discussed above, 511,412 shares of OTB Common Stock were acquired by OTB in connection with the 1990 acquisition. Subsequently, OTB erroneously filed a Statement of Cancellation to cancel these treasury shares. In 1992, OTB corrected this error and these treasury shares were reinstated at no cost. The 534,971 shares of OTB's Common Stock acquired in the 1992 acquisitions were also recorded at no cost. There was no effect on total shareholders' equity in any year.

    In May 1992, OTB completed an initial public offering of the OTB Common Stock with the issuance of 950,000 shares of OTB Common Stock at $8.50 per share. OTB received net proceeds of $6,612,757 after deducting the underwriters' discount and expenses of the offering. OTB retired substantially all indebtedness for borrowed money, except the $1,200,000 of Senior Subordinated Convertible Debentures, with approximately $2,100,000 of the proceeds. The net proceeds were used to fund the expansion of new restaurant locations and for working capital.

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of OTB and its wholly owned subsidiaries, On The Border Corporation, Inc. and On The
Border-Nevada, Inc. Minority interest has been provided in the financial statements for the limited partners' earnings and equity interests in limited partnerships consolidated with OTB, prior to acquisition. All significant intercompany accounts and transactions have been eliminated.

    FISCAL YEAR

    OTB operates on a 52 or 53 week year which ends on the Monday nearest to December 31 each year. The year ended January 3, 1994 consists of 53 weeks and the years ended December 28, 1992 and December 30, 1991 consist of 52 weeks.

    CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flows, OTB considers all cash and investments with an original maturity of three months or less to be cash equivalents. OTB maintains a significant portion of its cash balance in one bank.

    INVENTORY

    Inventory is stated at the lower of cost on a first-in, first-out basis or market.

    PROPERTY AND EQUIPMENT

    Property, equipment and leasehold improvements are recorded at cost. Depreciation is provided by the straight-line and accelerated methods over the estimated useful lives of the assets which range from five to 25 years. Effective January 1, 1991, the remaining lives of certain equipment were extended from five to seven years based on a change in the estimated useful lives of the equipment. The remaining lives of leasehold improvements were extended at that time to include any renewal options on certain locations because OTB anticipates renewing such options and would forego significant economic benefits by not renewing such options. These changes in asset lives decreased the 1991 net loss and loss per share by $286,206 and $.19, respectively.

    Maintenance and repairs of a routine nature are charged to expense. Renewals and betterments which substantially extend the useful lives of existing assets are capitalized and depreciated over their estimated lives. Gains and losses from the disposition of assets are included in operations.

    GOODWILL

    Goodwill represents excess acquisition costs over the fair value of net assets acquired. Goodwill resulted from the acquisition of certain limited partnership interests and a previously managed restaurant operation. Goodwill is being amortized over 25 years on a straight-line basis. OTB continually reevaluates the propriety of the carrying amount of goodwill, as well as the amortization period to determine whether current events and circumstances warrant adjustments to the carrying value and/ or revised estimates of useful lives. At this time, OTB believes that no significant impairment of the goodwill has occurred and that no reduction of the estimated useful lives is warranted.

    DEFERRED COSTS

    Deferred costs are costs related to site selections for future restaurants. If the restaurant is subsequently opened, the cost is transferred to preopening costs. If the restaurant is not opened, the cost is charged to expense.

    PREOPENING COSTS

    Preopening costs related to new restaurants are capitalized and amortized over one year. Preopening advertising is amortized over a period not to exceed one fiscal quarter. Prior to December 31,

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
1991, preopening costs were amortized over 24 months. If the change in amortization periods had occurred in 1991, net loss and loss per share in 1991 would have increased by $42,096 and $.03, respectively.

    OTHER ASSETS

    Other assets include costs related to the acquisition of net assets of the limited partnerships. These costs are amortized over five years.

    FEDERAL INCOME TAXES

    OTB adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective December 29, 1992. OTB files a consolidated federal income tax return which includes the taxable income or loss of its subsidiaries. Deferred federal income tax is provided for differences arising from the recognition of certain income and expense items in different periods for financial statement and federal income tax reporting purposes. Investment tax credit is accounted for by the flow-through method.

    The minority partners' interests include no provision or liability for income taxes as such interests are in the partnerships and any tax liability related thereto is the responsibility of the individual minority partners.

    EARNINGS (LOSS) PER SHARE

    Earnings (loss) per common share were computed by dividing net income (loss) by the weighted average shares of OTB Common Stock outstanding during the year. No effect has been given to stock options or convertible debt because they would be antidilutive.

    STOCK SPLIT

    Effective March 13, 1992, OTB declared a one-for-two reverse stock split. All share and per share amounts reflect the stock split retroactively.

    RECLASSIFICATION

    Certain accounts in the 1992 and 1991 financial statements have been reclassified to conform to the 1993 presentation.

(3) ACCOUNTS AND NOTE RECEIVABLE
    The accounts receivable consist principally of franchise fees from nonaffiliates, tax refunds, leasehold allowance and other miscellaneous items from various parties. Accounts receivable from affiliates consist principally of franchise royalties and other related items from various shareholder affiliates. OTB generally does not require collateral for accounts receivable.

    The note receivable consists of the following:

                                                                         1993         1992
                                                                      -----------  -----------
Note receivable from franchisee with interest at 8.75%, principal due in monthly installments beginning May 1, 1993 through April 1,
 1996, collateralized by accounts receivable, fixtures, inventory
 and other tangible and intangible property of borrower.............  $   239,944  $   300,000
Less current portion................................................      (96,890)     (60,056)
                                                                      -----------  -----------
                                                                      $   143,054  $   239,944
                                                                      -----------  -----------
                                                                      -----------  -----------

    Interest income from this note was approximately $25,300, $2,771 and $13,526 for 1993, 1992 and 1991, respectively.

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES

(4) PROPERTY AND EQUIPMENT
    Property and equipment consist of the following:

                                                                    1993            1992
                                                               --------------  --------------
Land.........................................................  $      552,373  $     --
Leasehold improvements.......................................       9,651,742       5,056,040
Furniture and equipment......................................       5,658,255       3,832,032
                                                               --------------  --------------
                                                                   15,862,370       8,888,072
Accumulated depreciation and amortization....................      (6,295,115)     (5,405,414)
                                                               --------------  --------------
    Net property and equipment...............................  $    9,567,255  $    3,482,658
                                                               --------------  --------------
                                                               --------------  --------------

    Depreciation expense was approximately $889,701, $438,168 and $373,297 for 1993, 1992 and 1991, respectively. See Note 6 regarding equipment under capital lease.

    During 1992, OTB built a restaurant and subsequently sold the property and leased it back. OTB's capitalized cost in the property was approximately $2,000,000 and sales proceeds were $1,544,000. The fair value of the property was equal to or greater than its cost; therefore, the difference between the cost and the selling price was deferred and is being amortized over fifteen years, the original term of the lease. OTB has no continuing involvement in the transaction except as lessee under an operating lease. OTB used the cash proceeds to fund subsequent new restaurant locations in 1993.

    The land purchased in 1993 is related to a future Arlington, Texas restaurant site on which no construction has been completed. Upon completion of construction, OTB plans to sell the property and lease it back.

(5) ACCRUED LIABILITIES
    Accrued liabilities consist of the following accrued amounts:

                                                                      1993           1992
                                                                  -------------  -------------
Current portion of claim settlement.............................  $     650,000  $    --
Accrued construction............................................        187,365       --
Rent............................................................        156,389       --
Wages and vacation..............................................        659,801        321,450
Property taxes..................................................        239,505        179,950
Manager bonuses.................................................        110,630        173,493
Sales taxes.....................................................        186,406         95,726
Liquor taxes....................................................         78,756         62,493
Interest........................................................         48,066         47,033
Work-related injury plan........................................         54,335         46,793
Other...........................................................        417,807        155,711
                                                                  -------------  -------------
    Total accrued liabilities...................................  $   2,789,060  $   1,082,649
                                                                  -------------  -------------
                                                                  -------------  -------------

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES

(6) LONG-TERM DEBT
    Long-term debt consists of the following:

                                                                          1993         1992
                                                                      ------------  ----------
Obligation under revolving bank credit facility.....................  $    472,500  $   --
                                                                      ------------  ----------
                                                                      ------------  ----------
Obligations under capital leases payable in monthly installments of approximately $160 to $5,500 including principal and interest at approximately 7% to 9%, maturing from March 1995 to November
 1998...............................................................       815,755  $   26,157
Less current portion................................................      (206,598)    (22,101)
                                                                      ------------  ----------
                                                                      $    609,157  $    4,056
                                                                      ------------  ----------
                                                                      ------------  ----------

    The obligation under the revolving bank credit facility bears interest at the rate of 1% over the bank's base rate of interest which was 6% at January 3, 1994. Under the facility as of January 3, 1994, OTB could have borrowed up to $1,250,000 for construction of new restaurant properties until August 12, 1995. Funds could be advanced under the facility, repaid by OTB and reborrowed again for other restaurant construction. As projects are completed, any outstanding balance, after certain criteria are met in accordance with terms of the agreement, on each separate construction is converted after eight months from the initial draw into a separate term loan which amortizes monthly over a five-year period from the date of conversion. OTB borrowed $472,500 under the credit facility in September, 1993 and had $777,500 available as of January 3, 1994. OTB also had available as of year end a working capital line of credit of $250,000 bearing interest at the rate of 1% over the bank's base rate of interest. The revolving credit facility is collateralized by substantially all assets of OTB.

    The terms of the revolving bank credit facility contain, among other provisions, requirements for maintaining defined levels of working capital, minimum net worth and various financial ratios. On March 14, 1994 and effective as of December 31, 1993, the revolving bank credit facility was amended to modify certain financial covenants. Had the facility not been amended, OTB would have been in violation of those covenants.

    Subsequent to year end, the bank agreed to amend the credit facility to provide a total of $1,500,000 for restaurant construction, $500,000 in additional lease financing and $600,000 to fund the initial payment due under the airplane accident injury claim settlement discussed in Note 14. Additionally, the bank agreed to extend the $250,000 working capital line of credit from May 31, 1994 until September 30, 1994.

    OTB leases certain kitchen and computer equipment and restaurant furnishings under capital leases. The cost of the assets leased was $984,063. Accumulated depreciation on the equipment under capital lease was approximately $148,000, $49,000 and $38,000 at the end of 1993, 1992 and 1991, respectively.

    The obligations under capital lease are collateralized by equipment of OTB. The maturities of the capital leases described above are $206,598, $192,265, $204,452, $189,192 and $23,248 for 1994, 1995, 1996, 1997 and 1998,
respectively.

    Interest expense on the above capital lease obligations was approximately $76,600, $100,000 and $212,000 for 1993, 1992 and 1991, respectively. OTB capitalized interest of approximately $11,000 in 1993 and $42,000 in 1992, related to the construction of new restaurants.

(7) SENIOR SUBORDINATED CONVERTIBLE DEBENTURES
    On March 10, 1992, the Company completed the private placement of $1,200,000 of Senior Subordinated Convertible Debentures (the "Debentures"). The Debentures bear interest at 8.5% per

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES

(7) SENIOR SUBORDINATED CONVERTIBLE DEBENTURES (CONTINUED) annum and are payable semi-annually. If not previously converted, OTB will be required to redeem $300,000 of Debentures on each of January 15, 1996, 1997, 1998 and December 31, 1998. The Debentures may be converted into OTB Common Stock at the rate of $8.00 per share by the holders at any time and may be prepaid at the election of OTB.

(8) COMMITMENTS AND CONTINGENCIES
    OPERATING LEASES

    OTB leases restaurant facilities, office facilities, certain restaurant equipment and computer equipment under various operating leases which expire through November 2018 and require monthly payments from $100 to $18,000. Certain restaurant property leases require additional rental payments based on a percentage of gross sales above a minimum amount. Certain property leases have renewal options which permit OTB to extend the basic lease for periods from five to ten years beyond the original term. The Arlington lease is with a related party.

    The following is a schedule of approximate future minimum lease payments as of January 3, 1994:

                                                                  RELATED
                                                THIRD PARTY       PARTY*          TOTAL
                                               --------------  -------------  --------------
1994.........................................  $    2,329,483   $   195,000   $    2,524,483
1995.........................................       2,187,943       195,000        2,382,943
1996.........................................       1,992,658        65,000        2,057,658
1997.........................................       1,776,639            --        1,776,639
1998.........................................       1,569,494            --        1,569,494
Thereafter...................................      10,262,000            --       10,262,000
                                               --------------  -------------  --------------
    Total....................................  $   20,118,217   $   455,000   $   20,573,217
                                               --------------  -------------  --------------
                                               --------------  -------------  --------------

- ------------------------
*Arlington Land Joint Venture, a partnership in which certain OTB directors are partners.

    Rent expense was approximately $2,009,000 in 1993, $1,587,000 in 1992, and $1,270,000 in 1991, of which contingent percentage rent was $134,562, $155,477, and $102,400. Rental expense related to Arlington Land Joint Venture was
approximately  $195,000,  $195,000  and  $185,000   in  1993,  1992  and   1991,
respectively.

    WORKERS' COMPENSATION

    As of August, 1990, OTB became a nonsubscriber to the Texas Workers' Compensation Act. OTB accrues estimated costs based on its experience. As of January 3, 1994 and December 28, 1992, the reserve for claims incurred but not reported was approximately $54,500 and $47,000, respectively.

    LEGAL

    In February 1994, OTB has received a letter from an attorney representing a family of the Muslim faith alleging that his clients suffered extreme mental anguish, shame, guilt, despair and remorse as a result of their unknowing consumption of pork at an OTB restaurant. The claimants have alleged that OTB misrepresented that a menu item contained only beef when it contained beef and pork. The claimants have demanded that OTB pay them $600,000, plus attorney's fees. The letter indicates that the claimants have authorized their attorney to initiate a lawsuit to seek the full measure of damages, which can be three times the $600,000 of damages they have demanded. The attorney also indicated he and his clients have discussed filing a class action on behalf of all other Muslims and Jews who have also eaten the subject menu item and therefore unknowingly consumed pork at OTB restaurants. OTB intends to vigorously contest this matter and believes that the claim will not have a material adverse effect on its financial condition, results of operations or liquidity.

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES

(8) COMMITMENTS AND CONTINGENCIES (CONTINUED)

    In addition, OTB is involved in certain legal actions and claims arising in the ordinary course of business. It is the opinion of management that such litigation and claims will be resolved without material effect on OTB's liquidity, results of operations or financial position.


(9) INCOME TAXES
    The provision for income tax expense consists of the following:

                                                            1993         1992         1991
                                                        ------------  -----------  -----------
Provision in lieu of income tax.......................  $         --  $   286,678  $        --
Current:
  Federal.............................................            --           --           --
  State...............................................            --       23,500           --
                                                        ------------  -----------  -----------
                                                        $         --  $   310,178  $        --
                                                        ------------  -----------  -----------
                                                        ------------  -----------  -----------

    Income tax expense as reported differs from the expected income tax expense based on statutory federal income tax rates because of the following:

                                                              1993         1992        1991
                                                          ------------  -----------  ---------
Taxes at U.S. statutory rate............................  $   (919,095) $   275,221  $  (5,274)
Amortization of goodwill................................        33,743       10,185         --
State taxes.............................................            --       20,000         --
Alternative minimum tax.................................            --        3,500         --
Other...................................................         3,231        1,272         --
Net operating loss not providing current benefit........       882,121           --      5,274
                                                          ------------  -----------  ---------
                                                          $         --  $   310,178  $      --
                                                          ------------  -----------  ---------
                                                          ------------  -----------  ---------

    OTB and its subsidiaries adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") effective December 29, 1992, the beginning of its 1993 fiscal year and did not retroactively apply the provisions of SFAS 109 prior to that date. SFAS 109 requires the asset and liability approach be used to account for income taxes. Under this method, deferred tax liabilities and assets are recorded for temporary differences between financial statement and tax bases of assets and liabilities and tax carryforwards using enacted rates in effect for the year in which the differences are expected to reverse. A valuation is provided for deferred tax assets to the extent they are not considered more likely than not to be realized.

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES

(9) INCOME TAXES (CONTINUED)
    The tax effect of significant temporary differences representing deferred tax assets and liabilities and changes were as follows:

                                                             DECEMBER 29,                  JANUARY 3,
                                                                 1992      CURRENT YEAR       1994
                                                             ------------  -------------  -------------
Deferred tax assets:
  Net operating loss carryforward..........................   $  164,580   $     479,199  $     643,779
  Claim settlement.........................................       --             672,397        672,397
  Depreciation.............................................        4,018          (4,018)      --
  Workers' compensation and management bonuses.............       15,980          67,965         83,945
                                                             ------------  -------------  -------------
    Total..................................................      184,578       1,215,543      1,400,121
Valuation allowance........................................     (117,621)        906,525      1,024,146
                                                             ------------  -------------  -------------
      Deferred tax asset...................................       66,957         309,018        375,975
Deferred tax liabilities:
  Preopening cost..........................................      (66,957)       (210,382)      (277,339)
  Depreciation.............................................       --              (9,664)        (9,664)
  Smallware inventory......................................       --             (88,972)       (88,972)
                                                             ------------  -------------  -------------
    Total..................................................      (66,957)       (309,018)      (375,975)
                                                             ------------  -------------  -------------
      Net tax asset........................................   $   --       $    --        $    --
                                                             ------------  -------------  -------------
                                                             ------------  -------------  -------------

    At January 4, 1994, OTB had available net operating loss carryforwards of approximately $1,893,500, which expire beginning in 2005.

    The financial statement earnings before income tax differed from taxable income as follows:

                                                                     1993          1992         1991
                                                                --------------  -----------  ----------
Earnings before income taxes per financial statements.........  $   (2,703,220) $   809,474  $  (15,511)
Excess of tax over book depreciation..........................         (40,244)     --           --
Injury claim settlement.......................................       1,977,637      --           --
Amortization of pre-opening cost..............................        (618,770)     --           --
Amortization of goodwill......................................          33,743       29,956      --
Nondeductible entertainment expense...........................           3,231      --           --
State taxes...................................................        --             58,824      --
Alternative minimum tax.......................................        --             10,294      --
Net operating losses not providing current benefits...........        --            --           15,511
Other.........................................................         (61,786)       3,741      --
                                                                --------------  -----------  ----------
Federal taxable income........................................  $   (1,409,409) $   912,289  $   --
                                                                --------------  -----------  ----------
                                                                --------------  -----------  ----------

    Realization of the future tax benefits is dependent on OTB's ability to generate taxable income within the carryforward period.

(10) FOURTH QUARTER TRANSACTIONS
    In the fourth quarter of 1993, OTB recorded the claim settlement discussed in Note 14 and wrote off $389,000 in deferred manager training cost. The training cost had been incurred primarily in the second half of the year as restaurant managers were recruited, hired and trained for OTB's new restaurant expansion plan. Following the airplane accident in March 1993 and again following the assertion of the claim by a passenger in the airplane, the scheduled new restaurant opening plan was delayed several months and the managers had to be assigned to existing restaurants.

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES

(11) RELATED PARTIES
    OTB is currently the franchisor of four On The Border restaurants with the franchise owners being current members of OTB's Board of Directors. Under the terms of its franchising arrangements, OTB is generally entitled to receive an initial fee and subsequent periodic royalty fees based on the gross sales of each of the franchised restaurants.

    A corporation owned by Frederick G. Molsen, a director of OTB, has the right, under the terms of a development agreement between OTB and that corporation, to develop up to an aggregate of five On The Border restaurants in Austin, Texas; Memphis, Tennessee; Nashville, Tennessee; Columbus, Ohio; and Louisville, Kentucky. Three of such restaurants (one each in Austin, Memphis, and Nashville) are currently being operated. Additionally, a franchised restaurant owned by CFT Cafes, Inc. ("CFT"), a corporation controlled by Paul S. Heyd, a director of OTB, was opened in 1993 in Orlando, Florida. Under the terms of the development agreement, CFT may open three more On The Border restaurants in the central Florida area within the next four years. OTB has agreed not to establish or authorize any other person to establish an On The Border restaurant in the areas in which Mr. Molsen's corporation or CFT is entitled to develop On The Border restaurants.

    The franchise revenue recognized from related parties was $181,534, $30,477 and $37,227 for the years ended January 3, 1994, December 28, 1992 and December 30, 1991, respectively.

(12) STOCK OPTIONS
    OTB adopted a stock option plan in November 1989 and, as of January 3, 1994, had shares authorized for granting to key employees and consultants. The options granted under the plan may be either incentive stock options or nonqualified stock options. Options are generally granted at the fair market value on the date granted and generally expire three to five years from the date of grant. Options under the plan are generally exercisable in installments. The plan terminates on November 1, 1999. The plan was amended in 1993, subject to shareholder approval, to include consultants of OTB.

    The following is a summary of stock option transactions for the years ended January 3, 1994, December 28, 1992, and December 30, 1991:

Options outstanding at December 30, 1990....................       20,000
  Granted...................................................      155,000
  Canceled and available for grant..........................           --
                                                              -----------
Options outstanding at December 30, 1991....................      175,000
  Granted...................................................      221,250
  Exercised.................................................           --
  Canceled and available for grant..........................       (1,250)
                                                              -----------
Options outstanding at December 28, 1992....................      395,000
  Granted...................................................      171,250
  Exercised.................................................           --
  Canceled and available for grant..........................     (190,000)
                                                              -----------
Options outstanding at January 3, 1994......................      376,250
                                                              -----------
                                                              -----------
Option price range per share................................  $5.75-$8.00
                                                              -----------
                                                              -----------
Options exercisable at January 3, 1994......................      175,000
                                                              -----------
                                                              -----------
Options available for grant at January 3, 1994..............      170,625
                                                              -----------
                                                              -----------

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES

(13) CASH FLOW DISCLOSURES

    NONCASH FINANCING ACTIVITIES

    As described in Note 1, OTB acquired On The Border Corporation and the minority interest in limited partnerships operating On The Border restaurants in 1990 and 1992, as well as additional restaurants which OTB managed but in which it had no ownership interest. The 1992 transactions are summarized below:

                                                                COMPLETED IN 1992
                                                       -----------------------------------
                                                          ACQUISITION OF
                                                          ASSETS OF TWO
                                                       RESTAURANTS AND ONE    ACQUISITION
                                                        RESTAURANT MANAGED    OF ROYALTY
                                                            BY COMPANY          RIGHTS
                                                       --------------------  -------------
Common stock issued..................................      $     12,671       $    14,190
Additional paid-in capital...........................           535,328           416,538
Retained earnings....................................           --                --
                                                             ----------      -------------
Net assets acquired in exchange, including goodwill
 of $729,384 and $107,078 in 1992 and 1990,
 respectively........................................      $    547,999       $   430,728
                                                             ----------      -------------
                                                             ----------      -------------
Issuance of subordinated notes payable...............      $    702,500       $   --
                                                             ----------      -------------
                                                             ----------      -------------

    In connection with the issuance of the Senior Subordinated Convertible Debentures in 1992, $200,000 of notes payable to certain shareholders were converted into $200,000 of such debentures.

    During 1993, OTB's noncash financing activities consisted of the incurrence of capital lease obligations amounting to $984,063. Additionally, OTB received $175,000 of treasury stock in payment of an investment activity receivable.

    Noncash investing activity relating to construction cost of new restaurants amounted to $464,475 in 1993.

    CHANGES IN CURRENT OPERATING ACCOUNTS OTHER THAN CASH

                                                     1993           1992          1991
                                                 -------------  ------------  ------------
Accounts receivable............................  $    (506,649) $   (327,151) $   (104,384)
Inventory......................................       (429,184)      (63,025)       18,767
Prepaid expenses...............................       (153,378)      (85,126)      100,024
Preopening costs...............................       --             --            --
Accounts payable and accrued
 liabilities...................................      2,159,782       281,089       532,501
Income taxes payable...........................       --             --            --
                                                 -------------  ------------  ------------
                                                 $   1,070,571  $   (194,213) $    546,908
                                                 -------------  ------------  ------------
                                                 -------------  ------------  ------------

(14) AIRPLANE ACCIDENT AND CLAIM SETTLEMENT
    On March 13, 1993, Michael F. Fiori, the former President and Chief Executive Officer of OTB, was killed in an airplane accident, along with Mr. Fiori's son who was the pilot of the plane. Also injured were Stephen D. Fenstermacher, former Senior Vice President and Chief Financial Officer, and Diane Lidvall and Julie Simpson, both of whom were the wives of two of OTB employees.

    On March 14, 1994 the OTB Board of Directors elected Mr. Fenstermacher as Chief Executive Officer of OTB and named Ned R. Lidvall, the Vice President -- Operations, as President and Chief Operating Officer, and Raymond E. Yoakum, Vice President -- Finance, as Chief Financial Officer.

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES

(14) AIRPLANE ACCIDENT AND CLAIM SETTLEMENT (CONTINUED)
    Julie Simpson, spouse of OTB's former Human Resources Director, William Simpson, asserted a claim against OTB on October 19, 1993 for injuries sustained in the accident. On January 17, 1994, this claim was settled and OTB was released from all liability. OTB recorded a charge to earnings of approximately $2,300,000 to cover the settlement, legal expenses and previous expenditures made for the benefit of the claimant.

    OTB has also received releases of liability from any claims asserted by the other parties killed or injured in the accident. OTB has agreed to reimburse Mr. Fenstermacher and Ms. Lidvall for any future medical expenses related to the accident.

(15) PRO FORMA COMPARATIVE RESULTS OF OPERATIONS
    The pro forma information gives effect to (i) the 1992 acquisition of the minority interest of the two limited partnerships as well as the 1992 acquisition of the restaurant in which OTB managed but had no prior ownership interest and (ii) the acquisition of the service mark and royalty rights held by Knox-Travis Corporation and a trust, as though all such transactions had occurred at the beginning of 1992 and 1991.

                                                                1992            1991
                                                           --------------  --------------
Revenue..................................................  $   23,696,202  $   23,046,866
Net income before extraordinary item.....................         616,418         425,534
Extraordinary item.......................................         332,576         234,243
Net income...............................................         948,994         659,777
Earnings (loss) per share:
  Before extraordinary item..............................             .21             .19
  Extraordinary item.....................................             .11             .10

(16) SUBSEQUENT EVENT
    On January 24, 1994, OTB signed an "Agreement and Plan of Merger" with Brinker International, Inc. ("Brinker") and Rio Acquisition Corp. ("Rio"), a wholly owned subsidiary of Brinker, under which Rio would merge into OTB and OTB would become a wholly owned subsidiary of Brinker. The transaction would be accounted for as a pooling-of-interests with OTB Common Stock being exchanged for common stock of Brinker. The agreement is subject to the approval of shareholders holding a majority of the outstanding OTB Common Stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Brinker International, Inc.:

    We have audited the accompanying consolidated balance sheets of Brinker International, Inc. and subsidiaries ("the Company") as of June 30, 1993 and 1992, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brinker International, Inc. and subsidiaries as of June 30, 1993 and 1992, and the results of their operations and cash flows for each of the years in the three-year period ended June 30, 1993, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick

Dallas, Texas
August 6, 1993, except as to the
 first paragraph of Note 7,
 which is as of
 March 9, 1994

                          BRINKER INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                     ASSETS

                                                                                  JUNE 30,
                                                                             ------------------  DECEMBER 29,
                                                                               1993      1992        1993
                                                                             --------  --------  ------------
                                                                                                 (UNAUDITED)
Current Assets:
  Cash and Cash Equivalents................................................  $  5,472  $ 10,079  $     4,380
  Accounts Receivable......................................................     5,832     5,065        7,508
  Assets Held for Sale and Leaseback.......................................     1,155     1,168           50
  Inventories..............................................................     6,531     5,261        7,467
  Prepaid Expenses.........................................................    11,908     9,343       12,966
                                                                             --------  --------  ------------
    Total Current Assets...................................................    30,898    30,916       32,371
                                                                             --------  --------  ------------
Property and Equipment, at Cost (Note 8):..................................
  Land.....................................................................    86,832    63,697       93,732
  Buildings and Leasehold Improvements.....................................   211,779   162,285      244,928
  Furniture and Equipment..................................................   136,216   107,974      154,170
  Construction-in-Progress.................................................    28,426    10,838       20,881
                                                                             --------  --------  ------------
                                                                              463,253   344,794      513,711
  Less Accumulated Depreciation and Amortization...........................   112,889    84,617      129,841
                                                                             --------  --------  ------------
    Net Property and Equipment.............................................   350,364   260,177      383,870
                                                                             --------  --------  ------------
Other Assets:
  Deferred Costs (Note 12).................................................    11,105     8,565       11,946
  Investment in Joint Ventures, at Equity (Note 2).........................     5,670     4,790        4,071
  Long-term Marketable Securities (Note 3).................................    28,693    25,948       32,075
  Long-term Notes Receivable...............................................       938     1,427        3,478
  Other (Notes 9 and 12)...................................................     7,591     5,489       16,831
                                                                             --------  --------  ------------
    Total Other Assets.....................................................    53,997    46,219       68,401
                                                                             --------  --------  ------------
    Total Assets...........................................................  $435,259  $337,312  $   484,642
                                                                             --------  --------  ------------
                                                                             --------  --------  ------------
                                    LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term Debt..........................................................  $  --     $  --     $     2,850
  Current Installments of Long-term Debt (Note 8)..........................       268       121          268
  Accounts Payable.........................................................    30,187    24,300       35,355
  Accrued Liabilities (Note 4).............................................    43,532    33,411       49,359
  Deferred Income Taxes (Notes 6 and 12)...................................       919     4,325        1,566
                                                                             --------  --------  ------------
    Total Current Liabilities..............................................    74,906    62,157       89,398
                                                                             --------  --------  ------------
Long-term Debt, Less Current Installments (Note 8).........................     3,788     4,163        3,655
Deferred Income Taxes (Notes 6 and 12).....................................     8,934    11,484       10,471
Other Liabilities..........................................................    12,900     5,413       14,377
Commitments and Contingencies (Notes 8 and 10).............................
Shareholders' Equity (Notes 7 and 12):
  Preferred Stock -- 1,000,000 Authorized Shares; $1.00 Par Value; No
   Shares Issued...........................................................     --        --         --
  Common Stock -- 100,000,000 Authorized Shares; $.10 Par Value;
   68,634,596, 64,995,609, and 69,192,719 Shares Issued and Outstanding at
   June 30, 1993, June 30, 1992, and December 29, 1993, Respectively.......     6,863     6,500        6,919
  Additional Paid-in Capital...............................................   162,682   131,342      165,228
  Retained Earnings........................................................   165,186   116,253      194,594
                                                                             --------  --------  ------------
    Total Shareholders' Equity.............................................   334,731   254,095      366,741
                                                                             --------  --------  ------------
    Total Liabilities and Shareholders' Equity.............................  $435,259  $337,312  $   484,642
                                                                             --------  --------  ------------
                                                                             --------  --------  ------------

          See accompanying notes to consolidated financial statements.

                          BRINKER INTERNATIONAL, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  YEARS ENDED JUNE 30,
                                          -------------------------------------
                                             1993         1992         1991
                                          -----------  -----------  -----------  26 WEEKS ENDED   6 MONTHS ENDED
                                                                                  DECEMBER 29,     DECEMBER 31,
                                                                                      1993             1992
                                                                                 ---------------  ---------------
                                                                                   (UNAUDITED)      (UNAUDITED)
Revenues................................  $   652,943  $   519,260  $   426,848    $   389,968      $   303,125
                                          -----------  -----------  -----------  ---------------  ---------------
Cost and Expenses:
  Cost of Sales.........................      180,772      143,633      122,579        107,183           83,493
  Restaurant Expenses (Note 8)..........      329,159      268,424      220,882        196,948          154,435
  Depreciation and Amortization.........       36,700       27,271       21,267         22,986           17,084
  General and Administrative............       34,160       28,635       23,651         20,528           16,686
  Interest Expense......................      --           --               348        --               --
  Other, Net (Note 3)...................       (3,661)      (3,225)      (1,543)        (3,271)          (1,454)
                                          -----------  -----------  -----------  ---------------  ---------------
    Total Costs and Expenses............      577,130      464,738      387,184        344,374          270,244
                                          -----------  -----------  -----------  ---------------  ---------------
Income Before Provision for Income
 Taxes..................................       75,813       54,522       39,664         45,594           32,881
Provision for Income Taxes (Notes 6 and
 12)....................................       26,880       18,810       13,565         16,186           11,417
                                          -----------  -----------  -----------  ---------------  ---------------
    Net Income..........................  $    48,933  $    35,712  $    26,099    $    29,408      $    21,464
                                          -----------  -----------  -----------  ---------------  ---------------
                                          -----------  -----------  -----------  ---------------  ---------------
Primary Net Income Per
 Share..................................  $      0.68  $      0.51  $      0.41    $      0.40      $      0.30
                                          -----------  -----------  -----------  ---------------  ---------------
                                          -----------  -----------  -----------  ---------------  ---------------
Primary Weighted Average Shares
 Outstanding............................       71,465       70,008       63,890         72,966           70,907
                                          -----------  -----------  -----------  ---------------  ---------------
                                          -----------  -----------  -----------  ---------------  ---------------
Fully Diluted Net Income Per Share......  $      0.68  $      0.51  $      0.40    $      0.40      $      0.30
                                          -----------  -----------  -----------  ---------------  ---------------
                                          -----------  -----------  -----------  ---------------  ---------------
Fully Diluted Weighted Average Shares
 Outstanding............................       71,594       70,163       64,832         73,238           71,078
                                          -----------  -----------  -----------  ---------------  ---------------
                                          -----------  -----------  -----------  ---------------  ---------------

          See accompanying notes to consolidated financial statements.

                          BRINKER INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                   YEARS ENDED JUNE 30, 1993, 1992, AND 1991
                AND 26 WEEKS ENDED DECEMBER 29, 1993 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                              UNREALIZED
                                               COMMON STOCK      ADDITIONAL     LOSS ON
                                           --------------------    PAID-IN    MARKETABLE    RETAINED
                                            SHARES     AMOUNT      CAPITAL    SECURITIES    EARNINGS       TOTAL
                                           ---------  ---------  -----------  -----------  -----------  -----------
Balances at June 30, 1990................     57,645  $   5,765  $    73,872   $  (1,685)  $    54,442  $   132,394
  Net Income.............................     --         --          --           --            26,099       26,099
  Unrealized Loss on Marketable
   Securities............................     --         --          --             (156)      --              (156)
  Issuances of Common Stock..............      6,282        628       48,501      --           --            49,129
                                           ---------  ---------  -----------  -----------  -----------  -----------
Balances at June 30, 1991................     63,927      6,393      122,373      (1,841)       80,541      207,466
  Net Income.............................     --         --          --           --            35,712       35,712
  Recovery of Unrealized Loss on
   Marketable Securities.................     --         --          --            1,841       --             1,841
  Issuances of Common Stock..............      1,069        107        8,969      --           --             9,076
                                           ---------  ---------  -----------  -----------  -----------  -----------
Balances at June 30, 1992................     64,996      6,500      131,342      --           116,253      254,095
  Net Income.............................     --         --          --           --            48,933       48,933
  Issuances of Common Stock..............      3,639        363       31,340      --           --            31,703
                                           ---------  ---------  -----------  -----------  -----------  -----------
Balances at June 30, 1993................     68,635      6,863      162,682      --           165,186      334,731
  Net Income (Unaudited).................     --         --          --           --            29,408       29,408
  Issuances of Common Stock
   (Unaudited)...........................        558         56        2,546      --           --             2,602
                                           ---------  ---------  -----------  -----------  -----------  -----------
Balances at December 29, 1993
 (Unaudited).............................     69,193  $   6,919  $   165,228   $  --       $   194,594  $   366,741
                                           ---------  ---------  -----------  -----------  -----------  -----------
                                           ---------  ---------  -----------  -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                          BRINKER INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                       6 MONTHS
                                                          YEAR ENDED JUNE 30,        26 WEEKS ENDED      ENDED
                                                     ------------------------------   DECEMBER 29,   DECEMBER 31,
                                                       1993       1992       1991         1993           1992
                                                     ---------  ---------  --------  --------------  -------------
                                                                                      (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income.........................................  $  48,933  $  35,712  $ 26,099  $    29,408     $   21,464
Adjustment to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
  Depreciation and Amortization....................     31,253     22,159    15,705       19,142         14,596
  Amortization of Deferred Costs...................      5,447      5,112     5,562        3,844          2,488
  Gain on Sale of Land.............................     --         --         --          (1,000   )     --
  Changes in Assets and Liabilities:
    Decrease (Increase) in Accounts Receivable.....       (767)       263    (1,128)      (1,676   )       (285   )
    Increase in Inventories........................     (1,270)    (1,052)     (697)        (936   )       (811   )
    Increase in Prepaid Expenses...................     (3,341)    (1,306)   (1,100)      (1,058   )       (805   )
    Increase in Other Assets.......................     (9,600)    (9,195)   (6,190)      (9,524   )     (3,850   )
    Increase in Accounts Payable...................     24,722      9,003     1,006        5,168          1,844
    Increase in Accrued Liabilities................     10,268     13,468     5,643        5,827          1,709
    Increase (Decrease) in Deferred Income Taxes...     (5,956)     3,622     1,745        2,184           (177   )
    Increase in Other Liabilities..................      7,487        140     1,481        1,477            815
                                                     ---------  ---------  --------  --------------  -------------
      Net Cash Provided by Operating Activities....    107,176     77,926    48,126       52,856         36,988
                                                     ---------  ---------  --------  --------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for Property and Equipment..............   (120,664)   (91,079)  (58,223)     (54,604   )    (54,635   )
  Proceeds from Sale of Land.......................     --         --         --           4,180         --
  Payment for Purchase of Franchise Restaurants....     --         --         --          (8,165   )     --
  (Increase) Decrease in Assets Held for Sale and
   Leaseback.......................................         13       (442)      691        1,105            661
  (Increase) Decrease in Investment in Joint
   Ventures........................................       (880)      (154)      509        1,599           (322   )
  Purchases of Long-term Marketable Securities.....    (62,796)   (45,016)   (7,029)     (29,192   )    (31,785   )
  Proceeds from Sales of Long-term Marketable
   Securities......................................     60,051     36,392     --          25,810         29,496
                                                     ---------  ---------  --------  --------------  -------------
      Net Cash Used in Investing Activities........   (124,276)  (100,299)  (64,052)     (59,267   )    (56,585   )
                                                     ---------  ---------  --------  --------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Payments on Short-term Debt..................     --         --        (8,900)       2,850          2,990
  Payments on Long-term Debt.......................       (228)      (561)   (7,433)        (133   )       (108   )
  Proceeds from Stock Options Exercised............     12,721      9,076     8,439        2,602         11,557
  Bond Conversion Costs............................     --         --          (302)     --              --
  Proceeds from Common Stock Offering, Net.........     --         --        40,992      --              --
                                                     ---------  ---------  --------  --------------  -------------
      Net Cash Provided by Financing Activities....     12,493      8,515    32,796        5,319         14,439
                                                     ---------  ---------  --------  --------------  -------------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS.......................................     (4,607)   (13,858)   16,870       (1,092   )     (5,158   )
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...     10,079     23,937     7,067        5,472         10,079
                                                     ---------  ---------  --------  --------------  -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........  $   5,472  $  10,079  $ 23,937  $     4,380     $    4,921
                                                     ---------  ---------  --------  --------------  -------------
                                                     ---------  ---------  --------  --------------  -------------
CASH PAID DURING THE PERIOD:
  Interest, Net of Amounts Capitalized.............  $  --      $      25  $    395  $   --          $       19
  Income Taxes.....................................  $  11,675  $  11,685  $  8,845  $    15,461     $   10,089
NON-CASH TRANSACTIONS DURING THE PERIOD:
  Tax Benefit from Stock Options Exercised.........  $  18,982  $   5,817  $  2,537  $   --          $   17,375
  Property and Equipment Received in Exchange for
   Note Receivable.................................  $  --      $   2,305  $  --     $   --          $   --
  Property and Equipment Received in Exchange for
   Property and Equipment..........................  $  --      $   1,483  $  --     $   --          $   --
  Note Receivable Obtained from Sale of Interest in
   Joint Venture...................................  $  --      $  --      $    600  $   --          $   --

          See accompanying notes to consolidated financial statements.

                          BRINKER INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SIGNIFICANT ACCOUNTING POLICIES

    (A)  BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Brinker International, Inc. and its wholly-owned subsidiaries ("Brinker"). All significant intercompany accounts and transactions have been eliminated in consolidation. All references to the number of shares and per share amounts of Common Stock have been restated to reflect all stock dividends distributed by the Brinker (see Note 7).

    Brinker's condensed consolidated financial statements as of December 29, 1993, and for the twenty-six weeks ended December 29, 1993 and for the six months ended December 31, 1992, have been prepared by Brinker, pursuant to the rules and regulations of the Securities and Exchange Commission. These interim condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly state the operating results for the respective periods. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted with respect to the interim condensed consolidated financial statements. Brinker management believes that the disclosures provided as of June 30, 1993 read in conjunction with Note 12 are sufficient for interim financial reporting purposes.

    (B)  CASH AND CASH EQUIVALENTS

    Brinker's policy is to invest cash in excess of operating requirements in income-producing investments. Cash invested in instruments with maturities of three months or less at the time of investment is reflected as Cash Equivalents. Cash Equivalents of $5,662,000 and $10,079,000 at June 30, 1993 and 1992,
respectively, consist primarily of money market funds, short-term municipal funds, and commercial paper. The carrying value of these instruments approximates market value due to their short-term maturities.

    (C)  INVENTORIES

    Inventories, which consist of food, beverages, and supplies, are stated at the lower of cost (first-in, first-out method) or market.

    (D)  PROPERTY AND EQUIPMENT

    Buildings and Leasehold Improvements are amortized using the straight-line method over the lesser of the life of the lease, including renewal options, or the estimated useful lives of the assets, which range from 5 to 30 years.

    Furniture and Equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 8 years.

    (E)  CAPITALIZED INTEREST

    Interest costs capitalized during the construction period of restaurants were approximately $800,000, $1,300,000, and $1,300,000 during fiscal 1993,
1992, and 1991, respectively.

    (F)  DEFERRED COSTS

    The costs of selecting new sites and hiring and training personnel related to new restaurants are capitalized and amortized over the restaurants' first 24 months of operation. Deferred costs related to projected sites subsequently determined to be unsatisfactory and general site selection costs which cannot be identified with a specific restaurant are charged to operations. See Note 12 for discussion of a change in accounting policy, effective July 1, 1993.

                          BRINKER INTERNATIONAL, INC.

(1) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (G)  STOCK OPTIONS

    Proceeds from the exercise of Common Stock options issued to officers, directors, key employees, and certain non-employees under Brinker's stock option plans are credited to Common Stock to the extent of par value and to Additional Paid-In Capital for the excess.

    (H)  NET INCOME PER SHARE

    Both primary and fully diluted net income per share are based on the weighted average number of shares outstanding during the fiscal year increased by common equivalent shares (stock options) determined using the treasury stock method. Primary weighted average equivalent shares are determined based on the average market price exceeding the exercise price of the stock options. Fully diluted weighted average equivalent shares are determined based on the higher of the average or ending market price exceeding the exercise price of the stock options.

(2) INVESTMENT IN JOINT VENTURES
    Brinker currently participates in joint ventures, one of which operates nine Chili's Grill & Bar restaurants. Other ventures are primarily used for research and development in testing new restaurant concepts. Brinker has a 50% interest in its joint ventures and accounts for its interests using the equity method.

    On June 30, 1993, Brinker acquired the remaining 50% interest in its three unit Spageddies Italian Italian Food restaurant concept ("Spageddies") from its joint venture partner in exchange for 205,716 shares of Brinker's Common Stock. The acquisition was accounted for as a pooling of interests, and accordingly, Brinker's 1993 consolidated financial statements include the accounts and operations of Spageddies since the commencement of its operations in July 1992. Spageddies' results of operations on a pro forma basis are not presented separately as the results are not material. Likewise, Brinker's unaudited consolidated quarterly results of operations (see Note 11) have not been restated to include the accounts and operations of Spageddies as the combined results are not materially different from the results as presented.

(3) INVESTMENTS
    Long-term Marketable Securities include equity securities and bonds. These securities are carried at the lower of aggregate cost or market. The aggregate market value of the long-term investment portfolio exceeded the aggregate cost by $883,000 and $580,000 at June 30, 1993 and 1992, respectively. Gross unrealized losses were not material at June 30, 1993 and 1992.

    Realized gains and losses are determined on a specific identification basis and are included in Other, Net. Realized gains and losses from investment transactions were $2,137,000 and $558,000, respectively, during fiscal 1993, and $965,000 and $950,000, respectively, during fiscal 1992. There were no significant realized gains or losses during fiscal 1991. Brinker earned $2,800,000, $3,200,000, and $1,500,000 in dividend and interest income during fiscal 1993, 1992, and 1991, respectively.

                          BRINKER INTERNATIONAL, INC.

(4) ACCRUED LIABILITIES
    Accrued Liabilities consist of the following (In thousands):

                                                                                      JUNE 30,
                                                                                --------------------
                                                                                  1993       1992
                                                                                ---------  ---------
Sales tax.....................................................................  $   3,925  $   3,077
Insurance.....................................................................     10,528      7,928
Payroll.......................................................................     10,390      7,043
Profit sharing................................................................      5,497      3,832
Other.........................................................................     13,192     11,531
                                                                                ---------  ---------
                                                                                $  43,532  $  33,411
                                                                                ---------  ---------
                                                                                ---------  ---------

(5) CREDIT FACILITIES
    Brinker has available credit facilities aggregating $30 million at June 30, 1993. These credit facilities bear interest based upon the lower of the banks' "Base" or prime rate plus 2%, CD rates, or Eurodollar rates, and expire through fiscal 1995. Commitment fees related to these credit facilities were $51,000, $27,000, and zero for fiscal 1993, 1992, and 1991, respectively.

(6) INCOME TAXES
    Brinker adopted Statement of Financial Accounting Standards No. 96 ("SFAS No. 96"), "Accounting for Income Taxes", in fiscal 1988. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes", in February 1992. SFAS No. 109, which supersedes SFAS No. 96, retained the asset and liability approach for financial accounting and reporting for income taxes as in SFAS No. 96, but reduced the complexity of SFAS No. 96 and changed the criteria for recognition and measurement of deferred tax assets. Brinker adopted SFAS No. 109 in fiscal 1994 using the cumulative effect method as discussed in Note 12.

    The Provision for Income Taxes consists of the following (In thousands):

                                                                            YEARS ENDED JUNE 30,
                                                                       -------------------------------
                                                                         1993       1992       1991
                                                                       ---------  ---------  ---------
Current income tax expense:
  Federal............................................................  $  29,335  $  13,445  $  10,304
  State..............................................................      3,501      1,743      1,516
                                                                       ---------  ---------  ---------
    Total current income tax expense.................................     32,836     15,188     11,820
                                                                       ---------  ---------  ---------
Deferred income tax expense (benefit):
  Federal............................................................     (5,754)     2,976      1,745
  State..............................................................       (202)       646     --
                                                                       ---------  ---------  ---------
    Total deferred income tax expense (benefit)......................     (5,956)     3,622      1,745
                                                                       ---------  ---------  ---------
                                                                       $  26,880  $  18,810  $  13,565
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

                          BRINKER INTERNATIONAL, INC.

(6) INCOME TAXES (CONTINUED)
    A reconciliation between the reported Provision for Income Taxes and the amount computed by applying the statutory Federal income tax rate of 34% to Income Before Provision for Income Taxes follows (In thousands):

                                                                            YEARS ENDED JUNE 30,
                                                                       -------------------------------
                                                                         1993       1992       1991
                                                                       ---------  ---------  ---------
Income tax expense at statutory rate.................................  $  25,776  $  18,537  $  13,486
Targeted jobs tax credit.............................................       (588)      (919)      (345)
Foreign tax credit...................................................        (50)       (31)    --
Net investment activities............................................     (1,094)      (650)      (266)
State income taxes...................................................      2,177      1,577      1,001
Other................................................................        659        296       (311)
                                                                       ---------  ---------  ---------
                                                                       $  26,880  $  18,810  $  13,565
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    Temporary differences between the tax basis of assets and liabilities and their financial reporting amounts that give rise to significant portions of Deferred Income Taxes are as follows (In thousands):

                                                                                      JUNE 30,
                                                                                --------------------
                                                                                  1993       1992
                                                                                ---------  ---------
Depreciation and capitalized interest on property and equipment...............  $  12,999  $  12,213
Insurance reserves............................................................     (6,565)    --
Pre-opening costs.............................................................      5,459      6,980
Investment in joint ventures..................................................        287        434
Leasing transactions..........................................................     (1,788)    (1,663)
Other, net....................................................................       (539)    (2,155)
                                                                                ---------  ---------
                                                                                $   9,853  $  15,809
                                                                                ---------  ---------
                                                                                ---------  ---------

    At June 30, 1993, Brinker has available net capital loss carryforwards of $300,000, which will expire in fiscal 2000 if not utilized.

    Certain changes in Federal corporate income tax laws were enacted in August 1993, which included an increase in the statutory Federal corporate income tax rate from 34% to 35% and reinstatement of the Targeted Jobs Tax Credit. The impact of these changes, retroactive to January 1993, offset each other and would not have materially impacted Brinker's fiscal 1993 effective income tax rate or consolidated financial statements.

    The increase in the statutory Federal corporate income tax rate, the Targeted Jobs Tax Credit, and a tax credit for FICA taxes paid on tips (effective January 1994) are offsetting and will not have a material impact on Brinker's fiscal 1994 effective tax rate or consolidated financial statements.

(7) SHAREHOLDERS' EQUITY

    (A)  STOCK DIVIDENDS AND PUBLIC OFFERING

    On March 9, 1994, Brinker declared a stock split, effected in the form of a 50% stock dividend, as discussed in Note 12. All references to the number of shares and per share amounts of Common Stock have been restated to reflect this stock dividend.

    On April 21, 1993, Brinker declared a stock split, effected in the form of a 50% stock dividend to shareholders of record on May 3, 1993, payable May 13, 1993. As a result, 22.8 million shares (as adjusted to reflect the subsequent stock split) of Common Stock were issued, and cash was paid in lieu of fractional shares.

                          BRINKER INTERNATIONAL, INC.

(7) SHAREHOLDERS' EQUITY (CONTINUED)
    On October 30, 1991, Brinker declared a stock split, effected in the form of a 50% stock dividend to shareholders of record on November 12, 1991, payable November 26, 1991. As a result, 21.5 million shares (as adjusted to reflect subsequent stock splits) of Common Stock were issued, and cash was paid in lieu of fractional shares.

    On March 25, 1991, Brinker completed a public offering of Common Stock in which 4.4 million shares (as adjusted to reflect subsequent stock splits) were issued. Net proceeds to Brinker were approximately $41,000,000.

    On February 20, 1991, Brinker declared a stock split, effected in the form of a 50% stock dividend to shareholders of record on March 4, 1991, payable
March 14, 1991. As a result, 19.7 million shares (as adjusted to reflect subsequent stock splits) of Common Stock were issued, and cash was paid in lieu of fractional shares.


    (B)  1983 AND 1992 EMPLOYEE INCENTIVE STOCK OPTION PLANS


    In accordance with the Incentive Stock Option Plans adopted in October 1983 and November 1992, options to purchase approximately 12.9 million shares of Brinker's Common Stock may be granted to officers, directors, and key employees. Options were granted at market value on the date of grant, are exercisable beginning one year from the date of grant, with various vesting periods, and expire ten years from the date of grant. Option prices under these plans range from $1.27 to $19.33.


    Transactions during fiscal 1993, 1992, and 1991 were as follows (In thousands, except option prices):

                                                                             1993       1992       1991
                                                                           ---------  ---------  ---------
Options outstanding at beginning of year.................................      6,498      6,318      6,056
Granted..................................................................      1,539      1,277      1,634
Exercised................................................................     (1,562)      (944)    (1,080)
Canceled.................................................................       (191)      (153)      (292)
                                                                           ---------  ---------  ---------
Options outstanding at end of year.......................................      6,284      6,498      6,318
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
Option price range for options granted during                                 $18.95     $11.22     $10.89
 the year................................................................         to         to         to
                                                                              $19.33     $14.55     $10.89
Options exercisable at end of year.......................................      2,702      3,059      2,957
Options available for grant at end of year...............................        330      1,677      1,281

    (C)  1984 NON-QUALIFIED STOCK OPTION PLAN

    In accordance with the Non-Qualified Stock Option Plan adopted in December 1984, options to purchase approximately 5.0 million shares of Brinker's Common Stock were authorized for grant. Options were granted at market value on the date of grant, are exercisable beginning one year from the date of grant, with various vesting periods, and expire ten years from the date of grant. Option prices under this plan range from $.35 to $5.30.

    On November 30, 1989, the Non-Qualified Stock Option Plan was terminated. Consequently, no options were granted subsequent to fiscal 1990. Options granted prior to the termination of this plan remain exercisable through June 1999.

                          BRINKER INTERNATIONAL, INC.

(7) SHAREHOLDERS' EQUITY (CONTINUED)
    Transactions during fiscal 1993, 1992, and 1991 were as follows (In thousands):

                                                                               1993       1992       1991
                                                                             ---------  ---------  ---------
Options outstanding at beginning of year...................................      2,741      2,871      3,663
Exercised..................................................................     (1,871)      (127)      (792)
Canceled...................................................................        (12)        (3)    --
                                                                             ---------  ---------  ---------
Option outstanding at end of year..........................................        858      2,741      2,871
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------
Options exercisable at end of year.........................................        858      2,741      2,385

    (D)  1991 NON-EMPLOYEE STOCK OPTION PLAN

    In accordance with the Stock Option Plan for Non-Employee Directors and Consultants adopted in May 1991, options to purchase 337,500 shares of Brinker's Common Stock were authorized for grant. Options were granted at market value on the date of grant, are exercisable beginning two years from the date of grant, with a three year vesting period, and expire ten years from the date of grant. Options prices under this plan range from $11.22 to $14.67.

    Transactions during fiscal 1993 and 1992 were as follows (In thousands, except option prices):

                                                                                       1993       1992
                                                                                     ---------  ---------
Options outstanding at beginning of year...........................................         80     --
Granted............................................................................         27         80
                                                                                     ---------  ---------
Options outstanding at end of year.................................................        107         80
                                                                                     ---------  ---------
                                                                                     ---------  ---------
Option price for options granted during the year...................................     $14.67     $11.22
Options exercisable at end of year.................................................     --         --
Options available for grant at end of year.........................................        231        258

(8) LEASES

    (A)  CAPITAL LEASES

    Brinker leases certain buildings under various leases which are classified as capital leases. The asset value of $6,900,000 at June 30, 1993 and 1992, and the related accumulated amortization of $4,700,000 and $4,500,000 at June 30, 1993 and 1992, respectively, are included in Property and Equipment.

    (B)  OPERATING LEASES

    Brinker leases restaurant facilities and certain equipment under operating leases having terms expiring at various dates through fiscal 2013. The restaurant leases have renewal clauses of 5 to 30 years at the option of Brinker and have provisions for contingent rent based upon a percentage of gross sales, as defined in the leases. Rent expense for the fiscal 1993, 1992, and 1991 was $25,300,000, $22,500,000, and $21,200,000, respectively. Contingent rent included in rent expense for the fiscal 1993, 1992, and 1991 was $2,200,000, $1,600,000, and $1,400,000, respectively.

                          BRINKER INTERNATIONAL, INC.

(8) LEASES (CONTINUED)
    (C)  COMMITMENTS

    At June 30, 1993, future minimum lease payments on capital and operating leases were as follows (In thousands):

                                                                                  CAPITAL    OPERATING
FISCAL YEAR                                                                       LEASES      LEASES
- -------------------------------------------------------------------------------  ---------  -----------
1994...........................................................................  $     690  $    21,858
1995...........................................................................        720       21,792
1996...........................................................................        723       21,843
1997...........................................................................        718       21,981
1998...........................................................................        657       21,557
Thereafter.....................................................................      3,540      167,063
                                                                                 ---------  -----------
  Total minimum lease payments.................................................      7,048  $   276,094
                                                                                            -----------
                                                                                            -----------
  Imputed interest (average rate of 11.5%).....................................      2,992
                                                                                 ---------
  Present value of minimum payments............................................      4,056
  Less current installments....................................................        268
                                                                                 ---------
  Long-term Debt...............................................................  $   3,788
                                                                                 ---------
                                                                                 ---------

    In July 1993, Brinker entered into operating lease agreements with unaffiliated groups to begin leasing certain restaurant sites. These unaffiliated groups have committed to make available up to $30,000,000 for the development of restaurants to be leased by Brinker for up to 5 years. The agreements with these groups expire in fiscal 1998, and do not provide for renewal. Upon expiration, Brinker may either purchase the properties or allow the lessor to sell the restaurants to an unrelated party and guarantee the residual value of approximately $25,500,000.

    At June 30, 1993, Brinker had entered into other lease agreements for restaurant facilities currently under construction or yet to be constructed. In addition to a base rent, the leases also contain provisions for additional contingent rent based upon gross sales, as defined in the leases. Classification of these leases as capital or operating has not been determined as construction of the leased properties has not been completed.

(9) SAVINGS PLANS

    Effective January 1, 1993, Brinker established the Brinker Savings Plan I ("Plan I"), a qualified defined contribution retirement plan covering salaried employees who have completed one year or 1,000 hours of service. Plan I allows eligible employees to defer receipt of up to 20% of their compensation and contribute such amounts to various investment funds. Brinker matches 25% of the first 5% an employee contributes with Brinker Common Stock. Employee contributions vest immediately while Brinker contributions vest 25% annually beginning in the participants' second year of eligibility since plan inception. In fiscal 1993, Brinker contributed approximately $173,000 (which was used to purchase 8,162 shares of Brinker's Common Stock) and incurred approximately $48,000 in administrative fees.


    Effective January 1, 1993, Brinker established the Brinker Savings Plan II ("Plan II"), a non-qualified defined contribution retirement plan covering highly compensated employees, as defined in the plan. Plan II allows eligible employees to defer receipt of up to 20% of their base compensation and 100% of their eligible bonuses, as defined in the plan, and contribute such amounts to various investment funds. Brinker matches 25% of the first 5% a non-officer contributes with Brinker Common Stock while Officers' contributions are matched at the same rate with cash. Employee contributions vest immediately while
Brinker   contributions  vest  25%  annually   beginning  in  the  participants'

                          BRINKER INTERNATIONAL, INC.

(9) SAVINGS PLANS (CONTINUED)
second year of employment since plan inception. In fiscal 1993, Brinker contributed approximately $69,000 (of which approximately $49,000 was used to purchase 2,373 shares of Brinker's Common Stock) and incurred approximately $48,000 in administrative fees. Brinker has a Rabbi Trust to fund Plan II obligations. As of June 30, 1993, assets of the trust aggregated approximately $566,000 and are included in Other Assets. The aggregate market value of these assets at June 30, 1993, exceeded aggregate cost by approximately $30,000.

(10) CONTINGENCIES
    Brinker is engaged in various legal proceedings and has certain unresolved claims pending. The ultimate liability, if any, for the aggregate amounts claimed cannot be determined at this time. However, management of Brinker, based upon consultation with legal counsel, is of the opinion that there are not matters pending or threatened which are expected to have a material adverse effect on Brinker's consolidated financial condition or results of operations.

(11) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
    The following summarizes the unaudited consolidated quarterly results of operations for fiscal 1993 and 1992 (In thousands, except per share amounts):

                                                                             YEAR ENDED JUNE 30, 1993
                                                                --------------------------------------------------
                                                                                  QUARTER ENDED
                                                                --------------------------------------------------
                                                                 SEPT. 30      DEC. 31     MARCH 31      JUNE 30
                                                                -----------  -----------  -----------  -----------
Revenues......................................................  $   151,176  $   151,949  $   164,713  $   185,105
                                                                -----------  -----------  -----------  -----------
Costs and Expenses:
  Cost of Sales...............................................       41,583       41,910       45,599       51,680
  Restaurant Expenses.........................................       77,416       77,019       82,443       92,281
  Depreciation and Amortization...............................        8,356        8,728        9,370       10,246
  General and Administrative..................................        7,985        8,701        8,306        9,168
  Other, Net..................................................         (775)        (679)      (1,057)      (1,150)
                                                                -----------  -----------  -----------  -----------
    Total Costs and Expenses..................................      134,565      135,679      144,661      162,225
                                                                -----------  -----------  -----------  -----------
Income Before Provision for Income Taxes......................       16,611       16,270       20,052       22,880
Provision for Income Taxes....................................        5,773        5,644        7,228        8,235
                                                                -----------  -----------  -----------  -----------
    Net Income................................................  $    10,838  $    10,626  $    12,824  $    14,645
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Primary Net Income Per Share..................................  $      0.15  $      0.15  $      0.18  $      0.20
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Primary Weighted Average Shares Outstanding...................       70,466       70,937       71,721       72,161
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------

                          BRINKER INTERNATIONAL, INC.

(11) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (CONTINUED)

                                                                             YEAR ENDED JUNE 30, 1992
                                                                --------------------------------------------------
                                                                                  QUARTER ENDED
                                                                --------------------------------------------------
                                                                 SEPT. 30      DEC. 31     MARCH 31      JUNE 30
                                                                -----------  -----------  -----------  -----------
Revenues......................................................  $   124,099  $   122,007  $   131,895  $   141,259
                                                                -----------  -----------  -----------  -----------
Costs and Expenses:
  Cost of Sales...............................................       34,563       33,683       36,357       39,030
  Restaurant Expenses.........................................       64,133       63,941       68,118       72,232
  Depreciation and Amortization...............................        6,334        6,582        7,016        7,339
  General and Administrative..................................        6,988        7,079        7,119        7,449
  Other, Net..................................................         (767)        (759)        (875)        (824)
                                                                -----------  -----------  -----------  -----------
    Total Costs and Expenses..................................      111,251      110,526      117,735      125,226
                                                                -----------  -----------  -----------  -----------
Income Before Provision for Income Taxes......................       12,848       11,481       14,160       16,033
Provision for Income Taxes....................................        4,432        3,961        4,885        5,532
                                                                -----------  -----------  -----------  -----------
    Net Income................................................  $     8,416  $     7,520  $     9,275  $    10,501
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Primary Net Income Per Share..................................  $      0.12  $      0.11  $      0.13  $      0.15
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Primary Weighted Average Shares Outstanding...................       69,411       69,956       70,430       70,247
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------

(12) SUBSEQUENT EVENTS (UNAUDITED)
    Effective July 1, 1993, Brinker adopted a 52 week fiscal year ending on the last Wednesday in June. Most retailing and restaurant companies operate on an accounting calendar that is measured in weeks rather than months. Thus, a normal fiscal year only contains 364 days. Every fifth or sixth year, lost days are recaptured by having a 53 week fiscal year. This change enhances Brinker's ability to measure comparative operating results. The impact of this change was not significant.

    Effective July 1, 1993, Brinker prospectively revised its policy for capitalizing and amortizing pre-opening costs associated with the opening of new restaurant sites. The amortization period was reduced from 24 months to 12 months. Capitalized pre-opening costs include the direct and incremental costs typically associated with the opening of a new restaurant which primarily consist of costs incurred to develop new restaurant management teams, travel and lodging for both the training and opening unit management teams, and the food, beverage, and supplies costs incurred to perform role play testing of all equipment, concept systems, and recipes. The impact of the change in accounting policy did not have a material impact on Brinker's consolidated financial statements.

    Effective July 1, 1993, Brinker adopted SFAS No. 109, and the impact on Brinker's consolidated financial statements was not material.

    Effective October 7, 1993, Brinker acquired the assets of a franchisee, which operated four Chili's restaurants in Pennsylvania and Ohio, for approximately $8,165,000 in cash. The acquisition was accounted for as a purchase. Goodwill of approximately $6,941,000, representing the excess of cost over the fair value of the assets acquired, was recorded in connection with the acquisition and is included in Other Assets. Goodwill is being amortized on a straight-line basis over 30 years.

    On November 4, 1993, Brinker approved an amendment to its Certificate of Incorporation which increased the number of authorized shares of Brinker Common Stock from 50,000,000 to 100,000,000.


    On March 9, 1994, Brinker declared a stock split in the form of a 50% stock dividend to shareholders of record on March 21, 1994, payable March 30, 1994. As a result, 23.2 million shares of Common Stock were issued, and cash was paid in lieu of fractional shares.

                                                                      APPENDIX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                          BRINKER INTERNATIONAL, INC.
                            (A DELAWARE CORPORATION)
                             RIO ACQUISITION CORP.
                             (A TEXAS CORPORATION)
                                      AND
                           ON THE BORDER CAFES, INC.
                             (A TEXAS CORPORATION)

   DATED: AS OF JANUARY 24, 1994 AND CONFORMED TO REFLECT AMENDMENTS THROUGH THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND THE THREE-FOR-TWO STOCK SPLIT
              OF THE BRINKER COMMON STOCK EFFECTED MARCH 30, 1994

    This Amended and Restated Agreement and Plan of Merger (the "Agreement") is made as of the 24th day of January, 1994, among Brinker International, Inc., a Delaware corporation (the "Parent"); Rio Acquisition Corp., a Texas corporation (the "Subsidiary"), which is wholly owned, directly or indirectly, by the Parent; and On The Border Cafes, Inc., a Texas corporation (the "Company"). The Agreement reflects amendments through April 22, 1994.


    In consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

    1.1. MERGER. In accordance with the provisions of the business corporation laws of the State of Texas, at the Effective Date (as hereinafter defined), the Subsidiary shall be merged (the "Merger") into the Company, and the Company shall be the surviving corporation (the "Surviving Corporation") and as such shall continue to be governed by the laws of the State of Texas.

    1.2. CONTINUING OF CORPORATE EXISTENCE. Except as may otherwise be set forth herein, the corporate existence and identity of the Company, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of the Subsidiary, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of the Company, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of the Subsidiary shall thereafter cease except to the extent continued by statute.

    1.3. EFFECTIVE DATE. The Merger shall become effective upon the occurrence of the issuance of the certificate of merger (the "Effective Date") by the Secretary of State of the State of Texas upon filing on the Closing Date (as defined herein) of the Articles of Merger with the Secretary of State of the State of Texas pursuant to Article 5.04 of the Texas Business Corporation Act ("TBCA").

    1.4.  CORPORATE GOVERNMENT.

    (a) The Articles of Incorporation of the Company, as in effect on the Effective Date, shall continue in full force and effect and shall be the Articles of Incorporation of the Surviving Corporation.

    (b) The Bylaws of the Company, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

    (c) The members of the Board of Directors and the officers of the Surviving Corporation shall be the persons holding such offices in the Subsidiary as of the Effective Date.

    1.5. RIGHTS AND LIABILITIES OF THE SURVIVING CORPORATION. The Surviving Corporation shall have the following rights and obligations:

        (a) The Surviving Corporation shall have all the rights, privileges immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Texas.

        (b) The Surviving Corporation shall possess all of the rights, privileges immunities and franchises, of either a public or private nature, of the Company and the Subsidiary and all property, real, personal and mixed, and all debts due on whatever account, including subscription to shares, and all other choses in action, and every other interest of or belonging or due to the Company and the Subsidiary shall be taken and deemed to be transferred or invested in the Surviving Corporation without further act or deed.

        (c) At the Effective Date, the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of the Company and the Subsidiary and any claim existing or action or proceeding pending by or against the Subsidiary or the Company may be prosecuted as if the Merger had not occurred, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of the Subsidiary or the Company shall be impaired by the Merger.

    1.6. CLOSING. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Parent in Dallas, Texas commencing at 10:00 a.m., local time, on (i) the date on which the Special Meeting of the Company's Shareholders described in Section 6.3 occurs or (ii) as soon as possible thereafter when each of the other conditions set forth in Articles 8 and 9 have been satisfied or waived, and shall proceed promptly to conclusion, or at such other place, time and date as shall be fixed by mutual agreement between Parent and the Company. The day on which the Closing shall occur is referred to herein as the "Closing Date." Each party will cause to be prepared, executed and delivered Articles of Merger to be filed with the Secretary of State of Texas and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

    1.7. TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

    1.8. POOLING OF INTERESTS. It is the intention of the parties hereto that the Merger will be treated for financial reporting purposes as a pooling of interests.

                                   ARTICLE 2.

                   CONVERSION OF SHARES; TREATMENT OF OPTIONS

    2.1.   CONVERSION  OF SHARES.   The  manner and  basis of  converting common
stock, $.02 par value, of the Company (the "Company Common Stock") into common stock, $.10 par value, of Parent ("Parent Common Stock"), shall be as follows:

        (a) Except as provided in Section 2.3, each share of Company Common Stock which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of Parent Common Stock as follows:

           (i) If the average closing price of Parent Common Stock as reported for the New York Stock Exchange -- Composite Transactions in The Wall Street Journal, Southwest Edition, for each of the ten trading days ending on the date which is five trading days before the Effective Date (the "Determination Price") is between $28.583 and $32, inclusive, each share of Company Common Stock issued and outstanding immediately prior to the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, shall automatically be converted into .301171 fully paid and nonassessable shares of Parent Common Stock;

           (ii) If the Determination Price is less than $28.583 per share, each share of Company Common Stock issued and outstanding immediately prior to the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into such number of fully paid and nonassessable shares of Parent Common Stock as is equal to the quotient of (X) 8.608472 divided by (Y) the Determination Price; provided, however, that in the event that such number would exceed .3472325, the Company and the Parent will either
       (i) mutually determine in good faith the number of shares of Parent Common Stock to be issued or (ii) terminate this Agreement without liability to the other except as provided in Section 11.2(b); and

          (iii) If the Determination Price is more than $32 per share, each share of Company Common Stock issued and outstanding immediately prior to the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, shall automatically be converted into such number of fully paid and nonassessable shares of Parent Common Stock as is equal to the quotient of (X) 9.637473 divided by (Y) the Determination Price.

        (b) Each share of Common Stock, $.10 par value, of the Subsidiary which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of newly issued Company Common Stock.

        (c) Each share of Company Common Stock held by the Company in its treasury or by On The Border Corporation shall not be cancelled and will continue to be held by the Company or by On The Board Corporation, as applicable.

    2.2. FRACTIONAL SHARES. No scrip or fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Date would otherwise be entitled at the Effective Date shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled, after the later of (a) the Effective Date or (b) the surrender of such shareholder's "Certificate" (as defined in Section 2.5) or Certificates that represent such shares of Company Common Stock, to receive from Parent an amount in cash in lieu of such fractional share, based on the Determination Price. Parent will make available to the "Exchange Agent" (as defined in Section 2.5) the cash necessary for the purpose of paying cash for fractional shares.

    2.3. DISSENTING SHARES. To the extent that appraisal rights are available under the TBCA, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Date and that have not been voted for adoption of the Merger and with respect of which appraisal rights have been properly demanded in accordance with the applicable provisions of the TBCA ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Sections 2.1 and 2.2 at or after the Effective Date unless and until the holder of such shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the TBCA) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the TBCA) or becomes ineligible for such appraisal, then, as of the Effective Date or the occurrence of such event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Sections 2.1 and 2.2. If any holder of Company Common Stock shall assert the right to be paid the fair value of such Company Common Stock as described above, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. After the Effective Date, the Parent will cause the Surviving Corporation to pay its statutory obligations to holders of Dissenting Shares.

    2.4. STOCK OPTIONS, WARRANTS AND DEBENTURES. (a) At the Effective Date, Parent shall assume all of the Company's rights and obligations under stock options granted by the Company pursuant to the Company's Amended and Restated Stock Option Plan (the "Stock Option Plan") which are outstanding and unexercised at the Effective Date (the "Options"). Such Options shall be assumed in accordance with their terms and conditions as in effect at the Effective Date (and the terms and conditions of the applicable plan), except that (i) all actions to be taken thereunder by the Board of Directors of the Company or a committee thereof shall be taken by the Board of Directors of Parent or a committee thereof, (ii) each Option shall thereafter evidence the right to purchase only the number of whole shares of Parent Common Stock (rounded down) which would have been issued if the shares of Company Common Stock represented by such Option had been outstanding at the Effective Date, (iii) the new option price for each share of Parent Common Stock shall be determined by multiplying

(X) the option price immediately prior to the Effective Date times (Y) the number of shares of Company Common Stock into which the Option was exercisable immediately prior to the Effective Date and dividing such product by (Z) the number of shares of Parent Common Stock into which such Option is exercisable (as adjusted pursuant to clause (ii) above), (iv) each reference in the Stock option agreements executed in connection with the Stock Option Plan relating to the Company shall refer to Parent and (v) all other references in the Options to the Company and Company Common Stock shall be deemed to be references to Parent and Parent Common Stock, respectively. Notwithstanding the provisions set forth in clause (iii) above, with respect to each incentive stock option, if the new option price calculated pursuant to clause (iii) would cause any incentive stock option not to satisfy the requirements of Regulation 1.425-1(a)(1)(i) of the Code, the new exercise price with respect to that option will be the minimum price that it could be and still satisfy the requirements of that Regulation. Parent agrees to take such other steps as are necessary to ensure that the incentive stock options remain incentive stock options.

    (b) It is intended that the assumed Options, as set forth herein, shall not give to any holder thereof any benefits in addition to those which such holder had prior to the assumption of the Option. Parent shall take all necessary corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Options. As soon as practicable after the Effective Date, Parent shall file a registration statement, or an amendment to an existing registration statement, under the Securities Act of 1933, as amended (the "Securities Act") on Form S-8 (or other successor form) with respect to the shares of Parent Stock subject to such Options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such Options remain outstanding. In addition, Parent will cause such shares to be listed on the New York Stock Exchange, Inc. ("NYSE"). As soon as practicable after the Effective Date, Parent shall deliver to each holder of an Option an appropriate written notice setting forth Parent's assumption of the Option in accordance with the terms of this section.

    (c) Parent hereby acknowledges that the Merger is a "Change in Control" (as described in the Options) which will cause all Options to become immediately exercisable as to all of the shares of Parent Common Stock subject thereto.

    (d) Approval by the shareholders of the Company and Subsidiary of this Agreement shall constitute authorization and approval of any and all of the actions described in this Section 2.4. Immediately after the Effective Date, Parent will cause the sole shareholder of the Surviving Corporation to approve the amendment to the Stock Option Plan previously adopted by the Company's Board of Directors which allows grants of options to consultants.

    (e) At the Effective Date, the Company's outstanding warrants (the "Warrants") to purchase shares of the Company Common Stock and Senior
Subordinated Convertible Debentures (the "Debentures") shall continue to be obligations of the Company in accordance with their terms and conditions as in effect at the Effective Date; provided, however, upon the exercise of such Warrants and the conversion of such Debentures after the Effective Date the holders thereof shall receive such number of shares of Parent Common Stock as such holders would have received if they had exercised such Warrants or converted such Debentures into Company Common Stock immediately prior to the Effective Date. In addition, Parent shall assume the obligations and rights with respect to the Parent Common Stock issued upon the exercise of the Warrants and the conversion of the Debentures (including, but not limited to, the obligations to register such Parent Common Stock under federal and state securities laws) from time to time after the Effective Date that the Company currently has with respect to the Company Common Stock.

    2.5.  EXCHANGE AGENT.

    (a) Parent shall authorize Chemical Shareholder Services Group, Inc., or such other firm as is reasonably acceptable to the Company, to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Effective Date, Parent shall deposit or shall cause to be deposited in trust with the Exchange Agent certificates representing the number of whole shares of Parent Common

Stock to which the holders of Company Common Stock (other than holders of Dissenting Shares) are entitled pursuant to this Article 2, together with cash sufficient to pay for fractional shares then known to Parent (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from Parent, deliver the number of shares of Parent Common Stock and pay the amounts of cash provided for in this Article 2 out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by Parent and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by Parent, the Subsidiary and the Company prior to the Effective Date.

    (b) As soon as practicable after the Effective Date, the Exchange Agent shall mail and otherwise make available to each record holder (other than holders of Dissenting Shares) who, as of the Effective Date, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Date represented shares of Company Common Stock (the "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof, which letter of transmittal shall comply with all applicable rules of the NYSE. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of this Article 2, and (ii) as to any fractional share, a check representing the cash consideration to which such holder shall have become entitled pursuant to Section 2.2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Parent shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock; provided, however, that such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided further, however, that Parent shall not pay any transfer or other tax if the obligation to pay such tax under applicable law is solely that of the shareholder or if payment of any such tax by Parent otherwise would cause the Merger to fail to qualify as a tax free reorganization under the Code. If any portion of the consideration to be received pursuant to this Article 2 upon exchange of a Certificate (whether a certificate representing shares of Parent Common Stock or a check representing cash for a fractional share) is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock or a check representing cash for a fractional share to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Date until surrender in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing treasury shares of the Company and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.2. No dividends that are otherwise payable on the Parent Common Stock will be paid to persons entitled to receive Parent Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name the Parent Common Stock shall be issued any dividends on such Parent Common Stock that shall have a record date on or after the Effective Date and prior to such surrender. If the payment date for any such dividend is after the date of such surrender, such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. All payments in respect of shares of Company Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

    (c) In the case of any lost, mislaid, stolen or destroyed Certificates, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in this Article 2, to deliver to Parent a bond in such reasonable sum as Parent may direct as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

    (d) After the Effective Date, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the consideration described in this Article 2.

    (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Date shall be returned to the Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with Section 2.5(b) shall thereafter look only to Parent for issuance of the number of shares of Parent Common Stock and other consideration to which such holder has become entitled pursuant to this Article 2; provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    2.6.   ADJUSTMENT.  If,  between the date of  this Agreement and the Closing
Date or the Effective Date, as the case may be, (i) the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any classification, recapitalization, split-up, combination, exchange of shares, or readjustment or a stock dividend thereon shall be declared with a record date within such period or (ii) the Company shall have issued additional shares of Company Common Stock (other than upon the exercise of the Options or Warrants or the conversion of the Debentures), or options or warrants to purchase the same, or securities convertible into the same, the number of shares of Parent Common Stock issued pursuant to the Merger shall be adjusted to accurately reflect such change (it being acknowledged that the Company elsewhere herein covenants not to take any of the actions described in (i) or (ii) above).

                                   ARTICLE 3.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth on the Company's Disclosure Schedule as such Disclosure Schedule may be amended or supplemented from time to time within the 20-day period commencing on the date hereof, the Company hereby represents and warrants to Parent and Subsidiary as follows:

    3.1. ORGANIZATION AND GOOD STANDING OF THE COMPANY. Each of the Company and the "Company Subsidiaries" (as defined in Section 3.2) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

    3.2. CAPITAL STOCK OF COMPANY SUBSIDIARIES AND OTHER OWNERSHIP INTERESTS. The Company's Disclosure Schedule sets forth a true and complete list of all corporations, partnerships and other entities in which the Company owns any equity interest (the "Company Subsidiaries"), the jurisdiction in which each Company Subsidiary is incorporated or organized, and all shares of capital stock or other ownership interests authorized, issued and outstanding of each Company Subsidiary. The shares of capital stock or other equity interests of each Company Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. All shares of capital stock or other equity interests of each Company Subsidiary owned by the Company or any of its subsidiaries are set forth on the Company's Disclosure Schedule and are owned by the Company, either directly or indirectly, free and clear of all liens, encumbrances, equities or claims.

    3.3. FOREIGN QUALIFICATION. The Company and each of the Company Subsidiaries are duly qualified or licensed to do business and are in good standing as a foreign corporation in every jurisdiction where the failure so to qualify could have a material adverse effect on the business, operations, assets or financial condition of the Company and the Company Subsidiaries taken as a whole. The Company's Disclosure Schedule contains a true and correct list of all jurisdictions in which the Company and each of the Company Subsidiaries are qualified to do business as a foreign corporation.

    3.4. CORPORATE POWER AND AUTHORITY. Each of the Company and the Company Subsidiaries has the corporate power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets and to carry on its business as currently being conducted. The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement and the Merger by its shareholders, to perform its obligations under this Agreement and the other documents executed or to be executed by the Company in connection with this Agreement and to consummate the Merger.

    3.5. BINDING EFFECT. This Agreement and the other documents executed or to be executed by the Company in connection with this Agreement have been or will have been duly executed and delivered by the Company and are or will be, when executed and delivered, the legal, valid and binding obligations of the Company enforceable in accordance with their terms except that:

        (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

        (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

        (c) rights to indemnification may be limited by considerations of public policy.

    3.6. ABSENCE OF RESTRICTIONS AND CONFLICTS. Subject only to the approval of the adoption of this Agreement and the Merger by the Company's shareholders, the execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles or Certificate of Incorporation or Bylaws of the Company or any Company Subsidiary, (ii) any "Material Contract" (as defined in Section 3.16), (iii) any judgment, decree or order of any court or governmental authority or agency to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to the Company or any Company Subsidiary. Except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act, the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and applicable state securities laws and liquor control laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to the Company or any of the Company Subsidiaries is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the transactions contemplated hereby and the ownership and operation by the Company of its business and properties after the Effective Date in substantially the same manner as now owned and operated.

    3.7.  CAPITALIZATION OF THE COMPANY.

    (a) The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $.02 par value and 1,000,000 shares of preferred stock, $.01 par value. As of the date hereof, there were (i) 3,209,169 shares of Company Common Stock issued and outstanding and no shares of the Company's preferred stock outstanding, (ii) 376,250 shares of Company Stock reserved for issuance upon the exercise of outstanding options granted under the Stock Option Plan, (iii) 32,292 shares authorized for issuance upon the exercise of the Warrants, (iv) 150,000 shares reserved for issuance upon the conversion of the Debentures and (v) 1,066,383 shares of common stock held in the Company's treasury. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

    (b) To the Company's knowledge, there are no voting trusts, shareholder agreements or other voting arrangements by the shareholders of the Company.

    (c) Except as set forth in subsection (a) above, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating the Company or any of the Company Subsidiaries to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of the Company or the Company Subsidiaries.

    3.8 COMPANY SEC REPORTS. The Company has made available to Parent and the Subsidiary (i) the Company's Annual Reports on Form 10-K, including all exhibits filed thereto and items incorporated therein by reference, (ii) the Company's Quarterly Reports on Form 10-Q, including all exhibits thereto and items incorporated therein by reference, (ii) proxy statements relating to the Company's meetings of shareholders and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof), filed by the Company with the Securities and Exchange Commission (the "SEC") since June 30, 1992, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since June 30, 1992, the Company has filed all material forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder.

    3.9. FINANCIAL STATEMENTS AND RECORDS OF THE COMPANY. The Company has made available to Parent and the Subsidiary true, correct and complete copies of the following financial statements (the "Company Financial Statements"):

        (a)  the  consolidated balance  sheets of  the  Company and  the Company
    Subsidiaries as of December 28, 1992 and December 30, 1991 and the consolidated statements of income, shareholders' equity and cash flows for the fiscal years then ended, including the notes thereto, in each case examined by and accompanied by the report of Coopers & Lybrand; and

        (b) the unaudited balance sheet of the Company as of September 6, 1993 (the "Company Balance Sheet"), with any notes thereto, and the related unaudited statement of income for the 36-week period then ended.

The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries and present fairly, in all material respects, the assets, liabilities and financial position of the Company as of the dates thereof and the results of operations and changes in financial position thereof for the periods then ended, in each case in conformity with generally accepted accounting principles, consistently applied, except as noted therein. Since December 28, 1992, there has been no change in accounting principles applicable to, or methods of accounting utilized by, the Company, except as noted in the Company Financial Statements. The books and records of the Company have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of the Company set forth in the Company Financial Statements.

    3.10. ABSENCE OF CERTAIN CHANGES. Since September 6, 1993 and except as otherwise set forth on the Company's Disclosure Schedule, the Company and the Company Subsidiaries have not (except as may result from the transactions contemplated by this Agreement):

        (a) suffered any material adverse change in the business, results of operations, working capital, assets, liabilities or condition (financial or otherwise) or the manner of conducting the business of the Company and the Company Subsidiaries taken as a whole;

        (b) suffered any damage or destruction to or loss of the assets of the Company or any Company Subsidiary, whether or not covered by insurance, which property or assets are material to the operations or business of the Company and the Company Subsidiaries taken as a whole;

        (c) forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims (except as set forth on the Company's Disclosure Schedule);

        (d) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into in the ordinary course of business;

        (e) written up, written down or written off the book value of any material amount of assets;

        (f) declared, paid or set aside for payment any dividend or distribution with respect to the Company's capital stock;

        (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of the Company's capital stock or securities (other than shares issued upon exercise of the Options or the Warrants or upon conversion of the Debentures) or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

        (h) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in accordance with established policies, practices or requirements and except as provided in
    Section 7.1 hereof;

        (i) entered into any employment, consulting, compensation or collective bargaining agreement with any person or group;

         (j) entered into, adopted or amended any employee benefit plan;

        (k) entered into any transaction other than in the ordinary course of business; or

        (l) entered into any agreement to do any of the foregoing.

    3.11.  NO  MATERIAL UNDISCLOSED LIABILITIES.   There are  no liabilities  or
obligations of the Company or the Company Subsidiaries of any nature, whether absolute, accrued, contingent, or otherwise, other than:

        (a) the liabilities and obligations that are fully reflected, accrued, or reserved against on the Company Balance Sheet, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since September 6, 1993;

        (b) liabilities or obligations not required to be disclosed in financial
    statements  prepared  in  accordance  with  generally  accepted   accounting
    principles; or

        (c) liabilities which in the aggregate are not material to the business and operations of the Company and the Company Subsidiaries taken as a whole.

    3.12. TAX RETURNS; TAXES. Each of the Company and the Company Subsidiaries have duly filed all federal, state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are true and correct in all material respects;

have either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by the Company or the Company Subsidiaries with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against the Company or the Company Subsidiaries, nor has the Company or the Company Subsidiaries received notice of any such deficiency, delinquency or default. The Company and the Company Subsidiaries have no material tax liabilities other than those reflected on the Company Balance Sheet and those arising in the ordinary course of business since the date thereof. The Company will make available to Parent true, complete and correct copies of the Company's consolidated federal tax returns for the last five years and make available such other tax returns requested by Parent.

    3.13.  TITLE TO PROPERTIES.

    (a) The Company and the Company Subsidiaries have good and marketable title to or valid leasehold interests in their respective properties (the "Real Estate") reflected on the Company Balance Sheet or acquired after the date thereof (other than personal properties sold or otherwise disposed of in the ordinary course of business), and all of such properties and all assets purchased by the Company since the date of the Company Balance Sheet are free and clear of any lien, claim or encumbrance, except as reflected in the Company Balance Sheet or notes thereto and except for:

        (i) liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

        (ii) statutory liens incurred in the ordinary course of business that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

       (iii) landlord liens contained in leases entered in the ordinary course of business; and

       (iv) other liens, claims or encumbrances that, in the aggregate, do not materially subtract from the value of, or materially interfere with, the present use of, the Real Estate.

Except for those assets acquired since the date of the Company Balance Sheet, all properties and assets material to the present operations of the Company are owned or leased by the Company and are reflected on the Company Balance Sheet and notes thereto in the manner and to the extent required by generally accepted accounting principles.

    (b) (i) Applicable zoning ordinances permit the operation of an On the Border restaurant at the Real Estate; (ii) the Company has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to operate such a restaurant; (iii) the Real Estate is not located within a flood or lakeshore erosion hazard area; and
(iv) neither the whole nor any portion of the Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received; except in each case where the failure of such provisions to be true and correct would not have a material adverse effect on the business and operations of the Company. No such condemnation, requisition or taking is threatened or contemplated to the Company's knowledge, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect the Real Estate. To the knowledge of the Company, the Real Estate has not been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in the Real Estate.

    (c) The Company has received no notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Real Estate.

    (d) To the knowledge of the Company, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, the Real Estate which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter. The Company has delivered or will deliver to the Purchaser a true and correct copy of any environmental assessment of the Real Estate.

    3.14. CONDITION OF TANGIBLE ASSETS. The tangible assets of the Company and the Company Subsidiaries that are material to the business and operations of the Company and the Company Subsidiaries taken as a whole are in good condition and repair, subject only to ordinary wear and tear, and are adequate for the uses to which they are being put or would be put in the ordinary course of their businesses.

    3.15 INTELLECTUAL PROPERTY. Set forth on the Company's Disclosure Schedule are the permits, licenses and registrations to use the trade or service marks, copyrights, patents, recipes (including but not limited to current recipes in use, previously developed recipes not currently in use and recipes currently under development, in each case to the extent the same exist), processes, operational manuals, techniques and similar property (including applications therefor) described thereon (collectively, the "Proprietary Assets"). The Company and the Company Subsidiaries own all of the Proprietary Assets necessary to operate their respective businesses except as otherwise noted on the Company's Disclosure Schedule. The Company and the Company Subsidiaries have the right to use the Proprietary Assets and the On the Border concept without infringing or violating the rights of any other person. No claim has been asserted by any person challenging the validity of the Proprietary Assets or the use thereof by the Company. The Proprietary Assets used by the Company and the Company Subsidiaries in their operations may continue to be so used without the consent of, or payment of consideration to, any other person.

    3.16. MATERIAL CONTRACTS. The Company's Disclosure Schedule contains a complete and accurate lists of all of the following categories of contracts and commitments, including summaries of oral contracts (collectively, the "Material Contracts"), to which the Company or any of the Company Subsidiaries are a party or bound:

        (a) contracts or commitments which have been made by the Company or the Company Subsidiaries granting any person any right to develop, franchise, license, own, manage or operate the Company's restaurants currently existing or under development;

        (b) contracts with any labor union; employee benefit plans or contracts; and employment, consulting, or similar contracts, including confidentiality agreements;

        (c) leases, whether as lessor or lessee; loan agreements, mortgages, indentures, instruments of indebtedness, or commitments in each case involving indebtedness for borrowed money or money loaned to others in excess of $25,000; agreements, instruments and documents relating to the purchase of real estate; and guaranty or suretyship, performance bond, indemnification, or contribution agreements involving obligations in excess of $25,000;

        (d) contracts with suppliers that involve aggregate payments by the Company of more than $75,000 or which cannot be terminated without penalty with 30 days' prior notice; and marketing agreements;

        (e) insurance policies; and

        (f) other material contracts not made in the ordinary course of business or that are material to the operations, business, or financial condition of the Company.

The Company will furnish or make available accurate and complete copies of the Material Contracts to Parent. All the Material Contracts are valid, binding and enforceable. There is not under any of the Material Contracts any existing breach, default or event of default by the Company or any of the Company
Subsidiaries nor event that with notice or lapse of time or both would constitute a breach, default or event of default by the Company or any of the Company Subsidiaries nor does the Company know of, and the Company has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of the Company and the Company Subsidiaries taken as a whole.

    3.17. LITIGATION AND GOVERNMENT CLAIMS. There is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, or any pending change in any environmental, liquor control, zoning or building laws, regulations or ordinances against the Company or the Company Subsidiaries to which their businesses or assets are subject which would, severally or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of the Company and the Company Subsidiaries taken as a whole. To the knowledge of the Company, there are no such proceedings threatened or contemplated, or any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against the Company or the Company Subsidiaries which would, severally or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of the Company and the Company Subsidiaries taken as a whole. Neither the Company nor the Company Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of the Company, any governmental restriction applicable to the Company or any Company Subsidiary which is reasonably likely (i) to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of the Company and the Company Subsidiaries taken as a whole or (ii) to cause a material limitation on Parent's ability to operate the business of the Company after the Closing.

    3.18. INSURANCE. The Company's Disclosure Schedule contains a true and complete list of its current insurance coverages, including names of carriers and amounts of coverage. The Company and the Company Subsidiaries have been and are insured by financially sound and reputable insurers with respect to its properties and the conduct of their business in such amounts and against such risks as are reasonable in relation to their respective businesses, and they will maintain such insurance at least through the Effective Date.

    3.19. COMPLIANCE WITH LAWS. The Company and the Company Subsidiaries each have all material authorizations, approvals, licenses and orders to carry on their respective businesses as they are now being conducted, to own or hold under lease the properties and assets they own or hold under lease and to perform all of their obligations under the agreements to which they are a party. The Company and the Company Subsidiaries have been and are, to the knowledge of the Company, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which their respective businesses and their employment of labor or their use or occupancy of properties or any part hereof are subject, the failure to obtain or the violation of which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of the Company and the Company Subsidiaries taken as whole.

    3.20.  EMPLOYEE BENEFIT PLANS.

        (a) Neither the Company, any of the Company Subsidiaries nor any other corporation or trade or business under common control with the Company (an "ERISA Affiliate") as determined under section 414(b), (c) or (m) of the Code, sponsors, maintains or otherwise is a party to, or is in material default under, or has any accrued obligations under any "employee welfare benefit plan" within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any "employee pension benefit plan" within the meaning of section 3(2) of ERISA, (such plans being hereinafter referred to collectively as the "ERISA Plans"), or any other employee benefit or insurance plan, agreement or arrangement ("Other Plans" and, together with ERISA Plans, the "Plans"). Except as required by law, neither the Company, the Company Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Plan or modify or change any existing Plan that would affect any present or former employee of the Company or the Company Subsidiaries, or such present or former employee's dependents or beneficiaries.

        (b) Neither the Company, the Company Subsidiaries nor any ERISA Affiliate has ever sponsored, adopted, maintained or been obligated to contribute to a single employer, multiple employer or multi-employer defined benefit pension plan which is or ever was subject to the provisions of Title IV of ERISA.

        (c) Neither the Company, the Company Subsidiaries nor any ERISA Affiliate has ever sponsored, adopted, maintained or been obligated to contribute to an ERISA Plan which is or ever was subject to the minimum funding standards of section 302 of ERISA and section 412 of the Code, and the Company, the Company Subsidiaries and the ERISA affiliates have made all required contributions to all Plans and no accumulated funding deficiencies exist with respect to any Plan.

        (d) Each of the Plans has been maintained and administered in all material respects in accordance with all applicable laws, including but not limited to, the Age Discrimination in Employment Act, as amended, Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), ERISA, the Americans with Disabilities Act and the Code. All reports required by any governmental agency with respect to each of the Plans have been timely filed.

        (e) Each of the Plans which is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified, both as to form and operation, other than amendments retroactively effective to bring the Plans into compliance with the Code, the time for which not having yet expired, and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of each of the Plans and each amendment thereto, have been obtained.

        (f) The Company and the Company Subsidiaries are not now, and have not been, a part of (i) a controlled group of corporations within the meaning of section 414(b) of the Code, or (ii) a group of trades or business under common control within the meaning of section 414(c) of the Code.

        (g) Neither the Company, the Company Subsidiaries nor any ERISA Affiliate has provided or is obligated to provide any post-retirement medical benefits to any present or former employee of the Company, the Company Subsidiaries or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries except to the extent required by COBRA.

        (h) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of Parent or Company, as of the Effective Date, under any such insurance policy or ancillary agreement with respect to such insurance.

        (i) There are no pending and, to the best knowledge of the Company, there are no threatened or anticipated, claims with respect to any of the Plans by any employee or beneficiary covered under any such Plan (other than routine claims for benefits).

         (j) A true and complete copy of each Plan will be furnished or made available to Parent together with the most recent favorable determination letter, if any, with respect thereto, the Summary Plan Description relating to each ERISA Plan, and the two most recent annual reports (on Form 5500 series) required to be filed with respect thereto.

        (k) No event has occurred or, to the knowledge of the Company, is threatened or about to occur that would constitute a reportable event within the meaning of Section 4043(b) of ERISA, and no notice of termination has been filed by a plan administrator pursuant to Section 4041 of ERISA or issued by the Pension Benefit Guaranty Corporation pursuant to Section 4042 of ERISA with respect to any ERISA Plan, and no "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to the Plans, excluding transactions effected pursuant to statutory or administrative exemption.

        (l) No condition exists which would justify the attachment of any material liens to the assets of the Company, the Company Subsidiaries or after the Effective Date the Parent as a result of the funding or administration of any Plans.

    3.21. LABOR RELATIONS. Each of the Company and the Company Subsidiaries is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the EEOC or EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against the Company or any of the Company Subsidiaries pending before the National Labor Review Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or involving or affecting the Company or any of the Company Subsidiaries and no National Labor Review Board representation question exists respecting their respective employees. No grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on the Company or any of the Company Subsidiaries.

    3.22. BROKERS AND FINDERS. None of the Company, the Company Subsidiaries or, to the Company's knowledge, any of their respective officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby, except that the Company has engaged Armata Partners.

    3.23. ACCURACY OF INFORMATION FURNISHED. No representation or warranty in this Agreement nor any information relating to the Company and the Company Subsidiaries which is delivered by the Company to Parent contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not false or misleading. The Company has disclosed, or will disclose in the Company's Disclosure Schedule, to Parent all facts known to it that are material to the business, operations, financial condition or prospects of the Company and the Company Subsidiaries taken as a whole.

                                   ARTICLE 4.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

    Parent and Subsidiary represents and warrants to the Company as follows:

    4.1.    ORGANIZATION  AND GOOD  STANDING  OF  PARENT.   Each  of  Parent and
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

    4.2. FOREIGN QUALIFICATION. Parent is duly qualified or licensed to do business and in good standing as a foreign corporation in every jurisdiction where the failure so to qualify could have a material adverse effect on its business, operations, assets, or financial condition.

    4.3. POWER AND AUTHORITY. Each of Parent and Subsidiary has the corporate power and authority and all licenses and permits required by governmental authorities to own, lease, and operate its properties and assets and to carry on its business as currently being conducted.

    4.4. CORPORATE AUTHORITY AND VALIDITY. Each of Parent and Subsidiary has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other documents executed or to be executed by Parent or Subsidiary in connection with this Agreement and to consummate the Merger. The execution, delivery, and performance by Parent and Subsidiary of this Agreement and the other documents executed or to be executed by Parent or Subsidiary, as applicable, in connection with this Agreement have been duly authorized by all necessary corporate action.

    4.5. BINDING EFFECT. This Agreement and the other documents executed or to be executed by Parent and Subsidiary in connection with this Agreement have been or will have been duly executed and delivered by Parent and Subsidiary and are or will be, when executed and delivered, the legal, valid, and binding obligations of Parent and Subsidiary, enforceable in accordance with their terms except that:

        (a) enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights;

        (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

        (c) rights to indemnification may be limited by considerations of public policy.

    4.6. COMPLIANCE WITH OTHER INSTRUMENTS. Neither the execution and delivery by Parent or Subsidiary of this Agreement nor the consummation by them of the transactions contemplated hereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim, or encumbrance upon any property or asset of Parent or Subsidiary pursuant to, the Certificate or Articles of Incorporation or Bylaws of Parent or Subsidiary, or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment, order, injunction, or decree by which Parent or Subsidiary is bound, to which they are a party, or to which their assets are subject.

    4.7.  CAPITALIZATION  OF PARENT.   The  authorized capital  stock of  Parent
consists of 100,000,000 shares of Parent Common Stock, $0.10 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value, of which 69,206,884 shares of Parent Common Stock and no shares of Preferred Stock were issued and outstanding as of December 31, 1993. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The shares of Parent Common Stock to be issued at the Closing, when issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable.

    4.8. SEC REPORTS. Parent has furnished to the Company true and complete copies of its Annual Report on Form 10-K for the year ended June 30, 1993, its proxy statement for its 1993 annual meeting of shareholders, and its report on Form 10-Q for the 13-week period ended September 29, 1993. Such documents did not, on the date of filing in the case of such reports, or on the date of mailing in the case of a proxy statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has filed all material documents required to be filed by it with the SEC and all such documents complied as to form with the applicable requirements of law. All financial statements and schedules included in the documents referred to in this Section 4.8 were prepared in accordance with generally accepted accounting principles, applied on a consistent basis except as noted therein, and fairly present the information purported to be shown therein.

    4.9. LITIGATION AND GOVERNMENT CLAIMS. There is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against Parent which would, severally or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of Parent and its subsidiaries, taken as a whole. There are no such proceedings threatened or, to the knowledge of Parent, contemplated, or any unasserted claims (whether or not the potential claimant may be aware of the claim), which might, severally or in the aggregate have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of Parent and its subsidiaries, taken as a whole.

    4.10. NECESSARY APPROVALS AND CONSENTS. Except for compliance with the applicable requirements of the HSR Act, the Securities Act, the Exchange Act and applicable state securities laws and liquor control laws, no authorization, consent, permit, or license or approval of, or declaration, registration, or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by Parent of this Agreement and the other agreements executed or to be executed by it in connection with this Agreement and the consummation by Parent of the transactions contemplated by this Agreement.

    4.11. BROKERS AND FINDERS. None of the Parent and the Subsidiary or, to the Parent's and the Subsidiary's knowledge, any of their respective officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby, except that the Parent has engaged Montgomery Securities.

    4.12.  NO  MATERIAL UNDISCLOSED LIABILITIES.   There are  no liabilities  or
obligations of Parent or the Subsidiary of any nature, whether absolute, accrued, contingent, or otherwise, other than:

        (a) the liabilities and obligations that are fully reflected, accrued, or reserved against on Parent's balance sheet dated September 29, 1993, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since September 29, 1993;

        (b) liabilities or obligations not required to be disclosed in financial
    statements  prepared  in  accordance  with  generally  accepted   accounting
    principles; or

        (c) liabilities which in the aggregate are not material to the business and operations of Parent.

    4.13. ACCURACY OF INFORMATION FURNISHED. No representation or warranty in this Agreement nor any information relating to Parent and the Subsidiary which is delivered by Parent to the Company contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not false or misleading. Parent has disclosed to the Company all facts known to it that are material to the business, operations, financial condition or prospects of the Parent.

                                   ARTICLE 5.

                   JOINT COVENANTS OF THE COMPANY AND PARENT

    The Company and Parent, jointly and severally, covenant with each other as follows:

    5.1. NOTICE OF ANY MATERIAL CHANGE. Each of the Company and Parent shall, promptly after the first notice or occurrence thereof but not later than the Closing Date, advise the other in writing of any event or the existence of any state of facts that:

        (a) would make any of its representations and warranties in this Agreement untrue in any material respect; or

        (b) would otherwise constitute a material adverse change in the business, results of operation, working capital, assets, liabilities or condition (financial or otherwise) of Parent or the Company and their respective subsidiaries, taken as a whole.

    5.2. COOPERATION. Each of the parties hereto shall, and shall cause each of its affiliates to, use its best efforts to:

        (a) proceed promptly to make or give the necessary applications, notices, requests, and filings to obtain at the earliest practicable date and, in any event, before the Closing Date, the approvals, authorizations, and consents necessary to consummate the transactions contemplated by this Agreement;

        (b) cooperate with and keep the other informed in connection with this Agreement; and

        (c) take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and use its best efforts and diligently attempt to satisfy, to the extent within its control, all conditions precedent to the obligations to close this Agreement.

    5.3 ANTITRUST LAWS. As soon as practicable but in no event later than 15 days from the date hereof, each of Parent and the Company shall make any and all filings which are required under the HSR Act. Each of Parent and the Company will assist the other as may be reasonably requested in connection with the preparation of such filings.

    5.4 POOLING. From and after the date hereof and until the Effective Date, neither the Parent nor the Company nor any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of Parent's acquisition of the Company as a "pooling of interest" for accounting purposes or (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

    5.5.  REGISTRATION STATEMENT AND PROXY STATEMENT.

        (a) Parent shall promptly file a registration statement on Form S-4 (which registration statement, in the form it is declared effective by the SEC, together with any and all amendments and supplements thereto and all information incorporated by reference therein, is referred to herein as the "Registration Statement") under and pursuant to the provisions of the Securities Act for the purpose of registering the Parent Common Stock to be issued in the Merger and issuable upon conversion of the Debentures in accordance with the provisions of this Agreement. Parent will use its best efforts to receive and respond to the comments of the SEC, and the Company shall promptly mail to the shareholders of the Company the proxy statement of the Company in its definitive form contained in the Registration Statement (the "Proxy Statement"). Such Proxy Statement shall also serve as the prospectus to be included in the Registration Statement.

        (b) Each of Parent and the Company agrees to provide as promptly as practicable to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party, may be required or appropriate for inclusion in the Registration Statement and the Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement and the Proxy Statement.

        (c) At the time the Registration Statement becomes effective and at the Effective Date, as such Registration Statement is then amended or supplemented, and at the time the Proxy Statement is mailed to the Company's shareholders, such Registration Statement and Proxy Statement will (i) not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary and (ii) comply in all material respects with the provisions of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, no representation is made by Parent or the Company with respect to statements made in the Registration Statement and Proxy Statement based on information supplied by the other party expressly for inclusion or incorporation by reference in the Proxy Statement or Registration Statement or information omitted with respect to the other party.

                                   ARTICLE 6.

                            COVENANTS OF THE COMPANY

    The Company covenants and agrees with Parent as follows:

    6.1. ACCESS; CONFIDENTIALITY. During the period pending the Closing Date, the Company shall afford to Parent and to Parent officers, employees, accountants, counsel, and other authorized representatives, full access during regular business hours to its assets, properties, books, contracts, commitments and records and will furnish or use its best efforts to cause representatives to furnish promptly to Parent such additional financial and operating data and other documents and information (certified if requested and reasonably susceptible to certification) relating to its business and properties as Parent or its duly authorized representatives may from time to time reasonably request.

    6.2. CONDUCT OF BUSINESS PRIOR TO CLOSING DATE. During the period pending the Closing Date, the Company:

        (a) shall conduct its operations in the ordinary and usual course of business consistent with past and current practices, and shall use its best efforts to maintain and preserve intact its business organization and goodwill, to retain the services of its key officers and employees, and to maintain satisfactory relationships with suppliers, distributors, and others having business relationships with it;

        (b) shall confer with one or more representatives of Parent as reasonably requested to report material operational matters and the general status of ongoing operations;

        (c) shall notify Parent of any emergency or other change in the normal course of the Company business and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to the Company business or properties including, without limitation, complaints, investigations or hearings relating to any liquor licenses or permits held by the Company or to the transfer to or assumption by Parent of such licenses or permits;

        (d) other than pursuant to the exercise of Options or Warrants outstanding on the date hereof or the conversion of the Debentures, not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of the Company or any of the Company Subsidiaries or rights or obligations convertible into or exchangeable for any shares of the capital stock of the Company or any of the Company Subsidiaries and not alter the terms of any presently outstanding options or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of the Company or any of the Company Subsidiaries;

        (e) shall not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of the Company (other than scheduled payments with respect to the Debentures) and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of the Company or any of the Company Subsidiaries or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of the Company and the Company Subsidiaries;

        (f) shall not enter into any development or franchise agreements, other than agreements with its existing franchisees which are consistent with the terms and provisions in effect as of the date hereof contained in the Company's existing development or franchise agreements;

        (g) shall not enter into any agreements, contracts or understandings with respect to the construction, development or acquisition of any restaurants or related properties without prior consultation with Parent;

        (h) shall not settle, compromise or discharge any lawsuit, claim or proceeding or enter into an agreement to do any of the foregoing where the proposed settlement amount exceeds $25,000 without the written consent of Parent (which consent shall not be unreasonably withheld or delayed); or

        (i) shall not intentionally take any action that, and shall not intentionally fail to take any action the failure to take which, would cause or permit its representations and warranties contained in this Agreement to be untrue in any material respect at the Closing.

    6.3. SHAREHOLDER MEETING. The Company shall as soon as practicable take all steps necessary to duly call, give notice of, convene and hold, as soon as practicable and in any event within 40 days of clearance by the SEC of the Registration Statement, a special meeting of its shareholders for the purpose of adopting and approving the Merger and all actions that require the approval of the Company's shareholders under applicable law. The Board of Directors of the Company has determined by the unanimous vote of all of its directors that the Merger is advisable and in the best interests of its shareholders and, to the extent consistent with their fiduciary obligations, will unanimously recommend to the shareholders the adoption and approval of the Merger and the transactions contemplated hereby. The Company will use its best efforts to solicit from its shareholders proxies in favor of approving the Merger. Without limiting the generality of the foregoing, if, at the special meeting of the shareholders, less than the number of shares of Company Common Stock required to duly approve this Agreement and the Merger would be voted in favor thereof, at the request of the Parent, the Company will adjourn the special meeting on one or more occasions to a convenient date not later than 30 days after the original date of the special meeting and will continue to solicit proxies until such date.

    6.4.  COMPANY AFFILIATES.

        (a) The Company hereby represents that Frederick G. Molsen, David deN. Franklin, Stephen D. Fenstermacher and Paul Heyd have agreed to vote all shares of Company Common Stock held directly or indirectly by them in favor of the adoption and approval of this Agreement and the transactions contemplated hereby and the Company shall provide to Parent evidence of such agreements, in form and substance reasonably satisfactory to the Parent.

        (b) Each of Frederick G. Molsen, David deN. Franklin and Stephen D. Fenstermacher (collectively, the "Affiliates") of the Company have agreed that, until such time as financial results of Parent covering at least thirty days of combined operations of Parent and the Company subsequent to the Closing Date have been published, such Affiliate will not sell or otherwise dispose of any shares of Parent Common Stock issued pursuant to the Merger and held by him or his affiliates as of the Closing Date or any of such shares thereafter acquired by him or his affiliates at any time or from time to time prior to the date of such publication. Parent will give instructions to its transfer agent with respect to the shares of Parent Common Stock issued pursuant to the Merger and owned by each Affiliate (and to each other person as to whom counsel to the Company and the Parent reasonably believes to be an "affiliate" within the meaning of the Securities Act), to the effect that no transfer of such shares shall be effected until the date on which the requisite financial results have been published.

    6.5. NO SOLICITATIONS. From the date hereof until the Effective Date or until this Agreement is terminated or abandoned as provided in this Agreement, neither the Company nor any of the Company Subsidiaries shall directly or indirectly (i) solicit or initiate discussion with or (ii) enter into negotiations or agreements with, or furnish any information that is not publicly available to, any corporation, partnership, person or other entity or group (other than Parent, an affiliate of Parent or their authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (the "Acquisition Proposal") involving the Company or any of the Company Subsidiaries, and the Company will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence; provided, however, that the Company, its officers, directors, advisors and its financial and legal representatives and consultants shall not be prohibited from taking any action described in (ii) above to the extent such action is taken by, or upon the authority of, the Board of Directors of the Company in the exercise of good faith judgment as to its fiduciary duties to the shareholders of the Company, which judgment is based upon the written advice of independent, outside legal counsel that a failure of the Board of Directors of the Company to take such action would be likely to constitute a breach of its fiduciary duties to such shareholders. The Company will notify Parent promptly in writing if the Company becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, the Company with respect to an Acquisition Proposal. Each time, if any, that the Board of Directors of the Company determines, upon written advice of such legal counsel and in the exercise of its good faith judgment as to its fiduciary duties to shareholders, that it must enter into negotiations with, or furnish any information that is not publicly available to, any corporation, partnership, person or other entity or group (other than Parent, an affiliate of Parent or their authorized representatives) concerning any Acquisition Proposal, the Company will give Parent prompt notice of such determination (which shall include a copy of the written advice of such legal counsel).

                                   ARTICLE 7.
                              COVENANTS OF PARENT

    Parent covenants and agrees with the Company as follows:

    7.1. CERTAIN ARRANGEMENTS. Parent acknowledges and consents to the transactions contemplated by those certain letter agreements dated as of the date hereof between the Company and each of Mr. Stephen D. Fenstermacher and Mr. Ned R. Lidvall, executive officers of the Company, pursuant to which the Company agreed to pay to each such officer prior to the Effective Date a bonus for services rendered to the Company for periods prior to the Effective Date. Promptly after the Effective Date, Parent will cause the Company to agree to pay certain severance amounts to each such officer if his employment is terminated during the one-year period commencing on the Effective Date, subject to certain exceptions.

    7.2. LISTING APPLICATION. Parent will file a listing application with the NYSE to approve for listing, subject to official notice of issuance, the shares of the Parent Common Stock to be issued in the

Merger and shares issuable upon exercise of the Options and Warrants and conversion of the Debentures. Parent shall use its reasonable efforts to cause such shares of the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Date.

    7.3. ACCESS; CONFIDENTIALITY. During the period pending the Closing Date, the Parent shall use its best efforts to cause its representatives to furnish promptly to the Company access to financial and operating data and other documents and information relating to its business and properties as the Company or its duly authorized representatives may from time to time reasonably request. The Company shall cause all information obtained by it or its representatives pursuant to this Agreement or in connection with the negotiation hereof to be treated as proprietary and confidential (other than information that is a matter of public knowledge or is already known by the Company) and shall not use in its business or for any other purpose or disclose, or knowingly permit others to use or disclose, any such information in a manner detrimental to Parent. If for any reason the transactions contemplated by this Agreement are not consummated, the Company will return all copies of written confidential information to Parent (except for that portion which consists of analyses, compilations, forecasts, studies or other documents prepared by the Company or its representatives, which will be destroyed upon receipt of Parent's written request).

                                   ARTICLE 8.
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

    Except as may be waived by the Company, the obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

    8.1. COMPLIANCE. Parent shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by Parent on or before the Closing Date.

    8.2. REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by Parent in this Agreement and in all certificates and other documents delivered by Parent to the Company pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

    8.3. OPINION. The Company shall have received the opinions of Roger F. Thomson, Esq., Senior Vice President and General Counsel for Parent, and Crouch & Hallett, L.L.P., special counsel for Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company and its counsel, as to certain matters specified in Sections 4.1 through 4.7 and 4.9 and as to certain matters with respect to the Registration Statement

    8.4. MATERIAL ADVERSE CHANGES. Subsequent to September 29, 1993, there shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of Parent and its subsidiaries, taken as a whole.

    8.5. NYSE LISTING. The Parent Common Stock issuable pursuant to the Merger and pursuant to the exercise of the Options and Warrants and the conversion of the Debentures after the Effective Date shall have been authorized for listing on the NYSE.

    8.6. CERTIFICATES. The Company shall have received a certificate or certificates, executed on behalf of Parent by an executive officer of Parent, to the effect that the conditions contained in Sections 8.2 and 8.4 hereof have been satisfied.

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
    8.7. SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock.

    8.8. TAX OPINIONS. The Company shall have received the opinion of Crouch & Hallett, L.L.P., special counsel for Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company substantially to the effect that, on the basis of facts and representations set forth in such opinion consistent with the state of facts existing at the Effective Date, for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368(a)(2)(E) of the Code and that no gain or loss will be recognized by the Company's shareholders (other than those shareholders who receive cash for Dissenting Shares) as a result of the Merger (except gain or loss will be recognized on the receipt of cash, if any, received by Dissenting Shareholders or in lieu of fractional shares) and the Company will not recognize gain or loss as a result of the Merger. In rendering the opinions described in the foregoing sentence, Crouch & Hallett, L.L.P. may rely, to the extent such counsel deems necessary or appropriate, upon the opinions of such other counsel and upon representations of the managements or affiliates of the Company, Parent and the Subsidiary.

    8.9. EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order shall been issued by the SEC or any other governmental authority suspending the effectiveness of the
Registration Statement or preventing or suspending the use thereof or any related prospectus.

    8.10. CONSENTS; LITIGATION. Other than the filing of Articles of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by any governmental entity, and all required third-party consents, the failure to obtain which would have a material adverse effect on Parent and its subsidiaries, including the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained. Parent shall have received all state securities or Blue Sky permits and other authorizations necessary to issue the Parent Common Stock pursuant to the Merger and the other terms of this Agreement. In addition, no action, suit or proceeding shall have been instituted before any court or other governmental entity to restrain, modify, enjoin or prohibit the carrying out of the transactions contemplated hereby.

                                   ARTICLE 9.
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT

    Except as may be waived by Parent, the obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

    9.1.  COMPLIANCE.   The  Company shall  have, or  shall have  caused to  be,
satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

    9.2.    REPRESENTATIONS  AND WARRANTIES.    All of  the  representations and
warranties made by the Company in this Agreement, the Company Disclosure Schedule, and in all certificates and other documents delivered by the Company pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof after giving effect to the delivery of the Company's Disclosure Schedule, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that if information which would constitute a breach of the representations and warranties of the Company made in this Agreement is disclosed in the Proxy Statement on the date such Proxy Statement is mailed to the Company's shareholders, then the Parent shall be deemed to have waived this condition to the performance of its obligations hereunder.

    9.3. OPINIONS. Parent shall have received the opinion of Gardere & Wynne, L.L.P., counsel for the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent and its counsel, as to certain matters specified in Sections 3.1 through 3.7 and 3.17 and as to certain matters with respect to the Proxy Statement.

    9.4. DUE DILIGENCE. Parent shall have been satisfied in its sole discretion with its due diligence review of the business, operations and records of the Company and the Company Subsidiaries; provided, however, that if Parent does not terminate this Agreement as a result of such due diligence review by March 1, 1994 this condition shall be deemed to have been fulfilled.

    9.5. MATERIAL ADVERSE CHANGES. Since September 6, 1993, except as set forth in the Company's Disclosure Schedule, there shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of the Company; provided, however, if such change is disclosed in the Proxy Statement on the date such Proxy Statement is mailed to the Company's shareholders, then Parent shall be deemed to have waived this condition to the performance of its obligations hereunder.

    9.6.     CERTIFICATES.    Parent  shall   have  received  a  certificate  or
certificates, executed on behalf of the Company, to the effect that the conditions in Sections 9.2 and 9.5 hereof have been satisfied.

    9.7. DISSENTERS' RIGHTS. No more than 5% of the outstanding shares of the Company Common Stock shall qualify as Dissenting Shares.

    9.8. CONSENTS; LITIGATION. Other than the filing of Articles of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by, any governmental entity, and all required third-party consents, the failure to obtain which would have a material adverse effect on Parent and its subsidiaries, including the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained. Parent shall have received all state securities or Blue Sky permits and other authorizations necessary to issue the Parent Common Stock pursuant to the Merger and the other terms of this Agreement. In addition, no action, suit or proceeding shall have been instituted before any court or other governmental entity to restrain, modify, enjoin or prohibit the carrying out of the transactions contemplated hereby.

    9.9. RECEIPT OF POOLING LETTER. Parent and the Company shall have received a comfort letter from KPMG Peat Marwick dated the Effective Date and addressed to Parent and the Company, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

    9.10 RECEIPT OF LETTER. Parent shall have received a letter from Coopers & Lybrand, dated the Effective Date, to the effect that nothing came to their attention as a result of certain specified procedures that caused them to believe that (i) as of a specified date not more than five days prior to the date of delivery of such letter, there have been no changes in the capital stock of the Company (except for issuances upon the exercise of the Options or Warrants or the conversion of the Debentures) or increases in long-term debt of the Company and the Company Subsidiaries as compared with the amount shown in the financial statements of the Company included in the Proxy Statement, except for changes, increases and decreases contemplated in the Company's Disclosure Schedule or the Proxy Statement, and (ii) from the period from the most recent date of the financial statements of the Company included in the Proxy Statement to such specified date, there were no decreases in revenues, income before income taxes or net income, in each case as compared with the comparable period of the prior year, except as described in such letter for changes, increases and decreases contemplated in the Company's Disclosure Schedule or the Proxy Statement.

    9.11 RELEASE BY FGM CORPORATION. Parent has received evidence reasonably satisfactory to Parent that FGM Corporation ("FGM") and all shareholders of FGM have executed a written release of all claims and causes of action which FGM and such shareholders may have against the Company, including any and all claims or causes of action as set forth in that certain letter of January 25, 1994 form FGM to the Company, but excluding any claims or causes of action for which Frederick Molsen ("Molsen") is entitled to indemnification pursuant to the Bylaws of the Company, the Indemnity Agreement between Molsen and the Company and the provisions of Article 10 of the Agreement.

                                  ARTICLE 10.
                         INDEMNIFICATION AND INSURANCE

    In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of the Company or any of the Company Subsidiaries is, or is threatened to be, made a party by reason of the fact that he or she is or was a shareholder, director, officer, employee or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Date, the Company shall indemnify and hold harmless, and from and after the Effective Date each of the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective Date), (i) if the Company (prior to the Effective Date) or the Parent or the Surviving Corporation (after the Effective Date) have not promptly assumed the defense of such matter, the Managers may retain counsel satisfactory to them, and the Company, or the Surviving Corporation and Parent after the Effective Date, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefor are received, and (ii) the Company, or the Surviving Corporation and Parent after the Effective Date, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither the Company nor the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and Parent shall have no obligation under the foregoing provisions of this Article 10 to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable,
(x) that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law, and (y) that the Company has breached a representation or warranty hereunder with respect to the same matters for which indemnification is being sought by such Manager and such Manager fails to prove that such Manager had no actual knowledge of such breach at the Effective Date. Any Manager wishing to claim indemnification under this Article 10, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Date, the Surviving Corporation and Parent, thereof (provided that the failure to give such notice shall not affect any obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby). Parent and Subsidiary agree that all rights to indemnification existing in favor of the Managers as provided in the Company's Articles of Incorporation or Bylaws as in effect or submitted for filing as of the date hereof, and in any agreement between the Company and any Manager with respect to matters occurring prior to the Effective Date shall survive the Merger. The Company will use its best efforts to continue to provide officers' and directors' liability insurance for the benefit of its current officers and directors and such persons who have served as an officer or director of the Company within the four-year period commencing on the date hereof (as such persons are designated on the Company's Disclosure Schedule) for the four-year period commencing on the Effective Date on terms consistent in scope and amount of coverage with such insurance currently maintained by the Company. Parent further covenants not to amend or repeal any provisions of the Articles of Incorporation or Bylaws of the

Company in any manner which would adversely affect the indemnification or exculpatory provisions contained therein. The provisions of this Article 10 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

                                  ARTICLE 11.
                                 MISCELLANEOUS

    11.1. TERMINATION. In addition to the provisions regarding termination set forth elsewhere herein, this Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

        (a) by mutual consent of the Company and Parent;

        (b) by Parent if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Company set forth herein, except as set forth in the Company's Disclosure Schedule or except as disclosed in the Proxy Statement on the date it is mailed to the Company's shareholders, or if there has been any material failure on the part of the Company to comply with its obligations hereunder;

        (c) by the Company if there has been a material misrepresentation or breach of warranty in the representations and warranties of Parent set forth herein or if there has been any material failure on the part of Parent to comply with its obligations hereunder;

        (d) by either Parent or the Company if the transactions contemplated by this Agreement have not been consummated by June 30, 1994, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it at or before the Closing Date;

        (e) by either the Company or Parent if the transactions contemplated hereby violate any nonappealable final order, decree, or judgment of any court or governmental body or agency having competent jurisdiction; and

        (f) by Parent if at any time it is advised by its independent public accountants that the Merger does not qualify as a pooling of interests for financial reporting purposes.

    11.2.  EXPENSES.

    (a) Except as provided in (b) and (c) below, if the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

    (b) If this Agreement is terminated by Parent pursuant to Sections 2.1(a)(ii) or 9.4, then the Parent shall promptly reimburse the Company for (X) any and all reasonable documented expenses incurred by the Company (including the fees and expenses of its representatives, agents and advisors) in connection with the transactions contemplated by this Agreement in an amount not to exceed the sum of $100,000 and (Y) the fees paid or payable to Armata Partners in connection with the transactions contemplated hereby and consistent with the terms of the agreement between the Company and Armata Partners existing as of the date hereof (such amount not to exceed $200,000).

    (c) If this Agreement is terminated as  a result of the Company's breach  of
Section 6.5, then the Company shall promptly reimburse Parent for (X) any and all reasonable documented expenses incurred by Parent (including the fees and expenses of its representatives, agents and advisors) in connection with the transactions contemplated by this Agreement in an amount not to exceed the sum of $200,000 and (Y) the fees paid or payable to Montgomery Securities in connection with the transactions contemplated hereby consistent with the terms of the agreement between the Parent and Montgomery Securities existing as of the date hereof (such amount not to exceed $200,000) plus the sum of $1.5 million.

    11.3. REMEDIES. Because a breach of the provisions of this Agreement could not adequately be compensated by money damages, the sole remedy for a breach of this Agreement resulting in the failure to consummate the transactions contemplated by this Agreement shall be as set forth in Section 11.2 hereof.

    11.4. ENTIRE AGREEMENT. This Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions; provided, however, that the Confidentiality Agreement between the Parent and the Company shall remain in full force and effect. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

    11.5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall not survive the Closing.

    11.6.    COUNTERPARTS.   This Agreement  may  be executed  in any  number of
counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

    11.7. NOTICES. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

        (i) If to the Company:

            On the Border Cafes, Inc.
           7800 Stemmons Freeway
           Suite 580
           Dallas, Texas 75247
           Attention: Stephen D. Fenstermacher

            with a copy (which shall not constitute notice) to:

            Gardere & Wynne, L.L.P.
           1601 Elm Street
           Suite 3000
           Dallas, Texas 75201
           Attention: Larry Schoenbrun

        (ii) If to Parent:

             Brinker International, Inc.
           6820 LBJ Freeway
           Dallas, Texas 75240
           Attention: Roger F. Thomson, Senior Vice President and General
             Counsel

             with a copy (which shall not constitute notice) to:

             Crouch & Hallett, L.L.P.
           717 North Harwood Street
           Suite 1400
           Dallas, Texas 75201
           Attention: Bruce Hallett

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

    11.8. SUCCESSORS AND ASSIGNS. This Agreement and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

    11.9. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas (except the choice of law rules thereof).

    11.10.  WAIVER AND OTHER ACTION.   This Agreement may be amended,  modified,
or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

    11.11. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          ON THE BORDER CAFES, INC.
                                          By: ___/s/__STEPHEN D. FENSTERMACHER__
                                                  Stephen D. Fenstermacher
                                                   CHIEF EXECUTIVE OFFICER

                                          BRINKER INTERNATIONAL, INC.
                                          By: _____/s/__RONALD A. MCDOUGALL_____
                                                     Ronald A. McDougall
                                                PRESIDENT AND CHIEF OPERATING
                                                         OFFICER

                                          RIO ACQUISITION CORP.
                                          By: _____/s/__RONALD A. MCDOUGALL_____
                                                     Ronald A. McDougall
                                                PRESIDENT AND CHIEF OPERATING
                                                         OFFICER

                                ARMATA PARTNERS



April 22, 1994


Board of Directors
On The Border Cafes, Inc.
7800 N. Stemmons Freeway
Dallas, TX 75247

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the shares of Common Stock, par value $0.02 per share (the "OTB Common Stock"), of On The Border Cafes, Inc. ("OTB") of the Merger Consideration (as hereinafter defined) to be received by such holders in the proposed merger (the "Merger") pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of January 24, 1994 (the "Merger Agreement"), by and among OTB, Brinker International, Inc. ("Brinker") and Rio Acquisition Corp. ("Rio"), a wholly-owned subsidiary of Brinker.


    Under the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of OTB Common Stock will be converted into the right to receive Brinker shares based on the following variables. The number of shares will be based on the average closing price (the "Determination Price") of Brinker Common Stock for the ten trading day period ending five trading days prior to the effective time of the Merger. The amount of shares of Common Stock, par value $.10 per share, of Brinker (the "Brinker Common Stock") to be received by holders of OTB Common Stock (the "Merger Consideration") will be determined as follows: (i) if the Determination Price is between $28.583 and $32.00 inclusive, each share of OTB Common Stock will convert into .301171 shares of Brinker Common Stock; (ii) if the Determination Price is more than $32.00, each share of OTB Common Stock will convert into the number of shares of Brinker Common Stock equal to the quotient of 9.637473 divided by the Determination Price; (iii) if the Determination Price is less than $28.583 but equal to or greater than $24.79167, each share of OTB Common Stock will convert into the number of shares of Brinker Common Stock equal to the quotient of 8.608472 divided by the Determination Price, and (iv) if the Determination Price is less than $24.79167, OTB and Brinker will either mutually determine in good faith the number of shares of Brinker Common Stock to be issued to the holders of OTB Common Stock or terminate the Merger Agreement.


    Armata Partners, L.P. ("Armata"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. We will receive a fee for rendering this opinion. Armata has not performed other investment banking and financial advisory services for OTB.

    In connection with our opinion, we have reviewed the Merger Agreement, related documents and the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") included in the Registration Statement of Brinker on Form S-4 as filed with the Securities and Exchange Commission. We also have reviewed certain financial and other information of OTB and Brinker that was publicly available or furnished to us by OTB and Brinker, including certain internal financial analyses, reports and other information prepared by their respective managements and representatives. We have held discussions with various members of senior management of OTB and Brinker concerning each company's historical and current operations, financial condition and prospects. We have also held discussions with senior management of OTB and Brinker concerning the strategic and operating benefits anticipated from the Merger. In addition, we have (i) reviewed the prices and trading histories of the common stock of OTB and Brinker and compared those prices and trading histories with those of publicly traded companies we deemed relevant; (ii) compared the financial positions and operating results of OTB and Brinker with those of publicly traded companies we deemed relevant; (iii) compared certain financial terms of the Merger to certain financial terms of selected other business combinations we deemed relevant; (iv) conducted such other financial studies, analyses and investigations and reviewed such other factors as we deemed appropriate for purposes of this opinion.

    We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of OTB, we have assumed that such information reflects the best currently available estimates and judgments of management of OTB as to the likely future financial performance of OTB. In addition, we have not made an independent evaluation or appraisal of the assets of OTB, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter. Furthermore, we express no opinion as to the price or trading range at which shares of Brinker Common Stock will trade following the Merger.

    It is understood that this letter is for the information of the Board of Directors of OTB only and may not be used for any other purpose without our prior written consent; provided, however, this letter may be reproduced in full in the Proxy Statement/Prospectus.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Merger by the holders of OTB Common Stock is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          ARMATA PARTNERS, L.P.

                                                                      APPENDIX C

            CERTAIN PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT

    5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS. A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

        (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

        (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

        (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.


     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.



    5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS. A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:


        (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

        (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

        (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

        (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.


     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.


     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.


     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.


     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.


    G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

    5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS. A. Any shareholder who has demanded payment for his shares in accordance with either
Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.



     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

    Article Ninth of the registrant's Certificate of Incorporation provides that no director shall be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty, provided that the liability of a director is not limited (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) any transaction from which such director derived an improper personal benefit.

    Article VI, Section 2 of the registrant's bylaws provides, in general, that the registrant shall indemnify its directors and officers under the circumstances defined in Section 145. The registrant has obtained an insurance policy insuring the directors and officers of the registrant against certain liabilities, if any, that arise in connection with the performance of their duties on behalf of the registrant and its subsidiaries.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A)  EXHIBITS

      2.1         --  Amended and Restated  Agreement and Plan  of Merger, dated  as of January  24,
                      1994,  by and among  the Registrant, Rio  Acquisition Corp. and  On The Border
                      Cafes, Inc. (included as Appendix A to the Prospectus)(1)
      2.2         --  Option Agreement, dated as of January  24, 1994, by and among Rio  Acquisition
                      Corp., Frederick G. Molsen and David deN. Franklin(1)
      3.1         --  Certificate of Incorporation of the registrant, as amended(1)
      3.2         --  Bylaws of the registrant(2)
      5.1         --  Opinion of Crouch & Hallett, L.L.P.(1)
      8.1         --  Tax opinion of Crouch & Hallett, L.L.P.(1)

     23.1         --  Consent  of Crouch &  Hallett, L.L.P. (included in  opinions filed as Exhibits
                      5.1 and 8.1 hereto)
     23.2         --  Consent of KPMG Peat Marwick (included as S-8)(3)
     23.3         --  Consent of Coopers & Lybrand (included as S-2)(3)
       24         --  Power of Attorney (Set forth on II-4)

- ------------------------
(1)  Previously filed.
(2) Filed as an exhibit to Registration Statement No. 2-87736 on Form S-1 and incorporated herein by reference.
(3)  Filed herewith.


    (B)  FINANCIAL STATEMENT SCHEDULES

(A)  OTB
IV                --  Indebtedness of and to Related Parties
V                 --  Property and Equipment
VI                --  Accumulated Depreciation and Amortization of Property and Equipment
IX                --  Short-term Borrowings
X                 --  Income Statement Information
(B)  BRINKER
I                 --  Marketable Securities -- Other Investments
V                 --  Property and Equipment
VI                --  Accumulated Depreciation and Amortization of Property and Equipment
IX                --  Short-term Borrowings
X                 --  Income Statement Information

    All other schedules are omitted as the required information is inapplicable or the information is presented in the financial statements, related notes or other shcedules.

ITEM 22.  UNDERTAKINGS.

    (a) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 in this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on the 15th day of April, 1994.


                                          BRINKER INTERNATIONAL, INC.

                                          By: ______/s/__DEBRA L. SMITHART______
                                                     Debra L. Smithart,
                                                  EXECUTIVE VICE PRESIDENT
                                                 AND CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to this registration statement has been signed below by the following persons in the capacities indicated on April 15, 1994.



                      SIGNATURE                                                 TITLE
- ------------------------------------------------------  ------------------------------------------------------
                          *                               Chairman of the Board, Chief Executive Officer and
                  Norman E. Brinker                             Director (Principal Executive Officer)
                 /s/DEBRA L. SMITHART                      Executive Vice President and Director (Principal
                  Debra L. Smithart                               Financial and Accounting Officer)
                /s/RONALD A. MCDOUGALL                                         Director
                 Ronald A. McDougall
                /s/CREED L. FORD, III                                          Director
                  Creed L. Ford, III
               /s/F. LANE CARDWELL, JR.                                        Director
                F. Lane Cardwell, Jr.
               *By:/s/ROGER F. THOMSON
                     Roger F. Thomson
                     ATTORNEY-IN-FACT

                      SIGNATURE                                                 TITLE
- ------------------------------------------------------  ------------------------------------------------------
                 /S/ROGER F. THOMSON                                           Director
                   Roger F. Thomson
                /s/JACK W. EVANS, SR.                                          Director
                  Jack W. Evans, Sr.
                                                                               Director
                   Rae Forker Evans
                                                                               Director
                    J. Ira Harris
                                                                               Director
                   William F. Regas
                    /s/RAY L. HUNT                                             Director
                     Ray L. Hunt
                 /s/J. M. HAGGAR, JR.                                          Director
                  J. M. Haggar, Jr.
                 /s/ROGER T. STAUBACH                                          Director
                  Roger T. Staubach

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                                                              PAGE
                                                                                                            ---------
On The Border Cafes, Inc.:
  Report and Consent of Independent Auditors..............................................................        S-2
  Financial Statement Schedules for the Years Ended January 3, 1994, December 28, 1992 and December 30,
   1991:
    Schedule IV -- Indebtedness of and to Related Parties.................................................        S-3
    Schedule V -- Property and Equipment..................................................................        S-4
    Schedule VI -- Accumulated Depreciation and Amortization of Property and
                   Equipment..............................................................................        S-5
    Schedule IX -- Short-Term Borrowings..................................................................        S-6
    Schedule X -- Income Statement Information............................................................        S-7
Brinker International, Inc.:
  Report and Consent of Independent Auditors..............................................................        S-8
  Financial Statement Schedules for the Years Ended June 30, 1991, 1992, and 1993:
    Schedule I -- Marketable Securities -- Other Investments..............................................        S-9
    Schedule V -- Property and Equipment..................................................................       S-10
    Schedule VI -- Accumulated Depreciation and Amortization of Property
                   and Equipment..........................................................................       S-11
    Schedule IX -- Short-term Borrowings..................................................................       S-12
    Schedule X -- Income Statement Information............................................................       S-13

    All other schedules are omitted because they are not applicable or not required, or because the required information is included in the consolidated financial statements or notes thereto.

                         REPORT OF INDEPENDENT AUDITORS


    The  audits referred  to in  our report dated  March 16,  1994, included the related consolidated financial statement schedules as of January 3, 1994, December 28, 1992, and December 30, 1991, included in the registration statement. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                                               COOPERS & LYBRAND



Dallas, Texas
March 16, 1994



                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the inclusion in this registration statement on Form S-4 of our reports dated March 16, 1994, on our audits of the consolidated financial statements and consolidated financial statement schedules of On The Border Cafes, Inc. and Subsidiaries. We also consent to the reference to our firm under the caption "Experts."

                                                               COOPERS & LYBRAND


Dallas, Texas
April 15, 1994

                                                                     SCHEDULE IV

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES
                     INDEBTEDNESS OF AND TO RELATED PARTIES


                                                         INDEBTEDNESS OF                           INDEBTEDNESS TO
                                     --------------------------------------------------------  ------------------------
                                                                            BALANCE AT END
                                     BALANCE AT                                OF PERIOD       BALANCE AT
                                     BEGINNING                            -------------------  BEGINNING
               NAME                  OF PERIOD   ADDITIONS  DEDUCTIONS    CURRENT  NONCURRENT  OF PERIOD    ADDITIONS
- -----------------------------------  ----------  ---------  -----------   -------  ----------  ----------  ------------
Year ended December 30, 1991:
  Shareholders.....................  $  48,667   $  --      $  (48,667)   $ --     $  --       $ 348,343   $ 400,000(A)
  Knox-Travis Corporation..........     --          --          --          --        --         280,957      --
  OTB Garland, Limited.............    164,124      --         (31,568)     --       132,556      --          --
                                     ----------  ---------  -----------   -------  ----------  ----------  ------------
                                     $ 212,791   $  --      $  (80,235)   $ --     $ 132,556   $ 629,300   $ 400,000
                                     ----------  ---------  -----------   -------  ----------  ----------  ------------
                                     ----------  ---------  -----------   -------  ----------  ----------  ------------
Year ended December 28, 1992:
  Shareholders.....................  $  --       $  --      $   --        $ --     $  --       $ 656,310   $  --
  Knox-Travis Corporation..........     --          --          --          --        --         280,957      --
  OTB Garland, Limited.............    132,556      --        (132,556)     --        --          --          --
  Michael F. Fiori.................     --          --          --          --        --          --          25,000(B)
                                     ----------  ---------  -----------   -------  ----------  ----------  ------------
                                     $ 132,556   $  --      $ (132,556)   $ --     $  --       $ 937,267   $  25,000
                                     ----------  ---------  -----------   -------  ----------  ----------  ------------
                                     ----------  ---------  -----------   -------  ----------  ----------  ------------
Year ended January 3, 1994:
  Michael F. Fiori Estate..........  $  --       $  --      $   --        $ --     $  --       $  25,000   $  --
                                     ----------  ---------  -----------   -------  ----------  ----------  ------------
                                     ----------  ---------  -----------   -------  ----------  ----------  ------------


                                                     BALANCE AT END
                                                        OF PERIOD
                                                   -------------------
               NAME                  DEDUCTIONS    CURRENT  NONCURRENT
- -----------------------------------  -----------   -------  ----------
Year ended December 30, 1991:
  Shareholders.....................  $  (92,033)   $481,486 $ 174,824
  Knox-Travis Corporation..........      --        280,957     --
  OTB Garland, Limited.............      --          --        --
                                     -----------   -------  ----------
                                     $  (92,033)   $762,443 $ 174,824
                                     -----------   -------  ----------
                                     -----------   -------  ----------
Year ended December 28, 1992:
  Shareholders.....................  $ (656,310)   $ --     $  --
  Knox-Travis Corporation..........    (280,957)     --        --
  OTB Garland, Limited.............      --          --        --
  Michael F. Fiori.................      --          --        25,000
                                     -----------   -------  ----------
                                     $ (937,267)   $ --     $  25,000
                                     -----------   -------  ----------
                                     -----------   -------  ----------
Year ended January 3, 1994:
  Michael F. Fiori Estate..........  $   --        $ --     $  25,000
                                     -----------   -------  ----------
                                     -----------   -------  ----------

- ------------------------------
(A) The increase of $400,000 for the year ended December 30, 1991 relates to proceeds from new debt from shareholders.
(B) The increase of $25,000 for the year ended December 28, 1992 relates to proceeds from subordinated convertible debentures payable.

                                                                      SCHEDULE V

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES
                             PROPERTY AND EQUIPMENT

                                    BALANCE AT                                             BALANCE AT
                                    BEGINNING   ADDITIONS AT                    OTHER        END OF
          CLASSIFICATION            OF PERIOD       COST        RETIREMENTS    CHANGES       PERIOD
- ----------------------------------  ----------  -------------   -----------  -----------   -----------
Year ended December 30, 1991:
  Leasehold improvements..........  $3,543,423  $  158,195      $   --       $  --         $ 3,701,618
  Equipment and fixtures..........   2,921,357     189,988          --          --           3,111,345
                                    ----------  -------------   -----------  -----------   -----------
                                    $6,464,780  $  348,183      $   --       $  --         $ 6,812,963
                                    ----------  -------------   -----------  -----------   -----------
                                    ----------  -------------   -----------  -----------   -----------
Year ended December 28, 1992:
  Land............................  $   --      $  847,482      $  (847,482) $  --         $   --
  Leasehold improvements..........   3,701,618   1,689,354         (735,133)  400,201(1)     5,056,040
  Equipment and fixtures..........   3,111,345     269,555          --        451,132(1)     3,832,032
                                    ----------  -------------   -----------  -----------   -----------
                                    $6,812,963  $2,806,391(2)   $(1,582,615) $851,333      $ 8,888,072
                                    ----------  -------------   -----------  -----------   -----------
                                    ----------  -------------   -----------  -----------   -----------
Year ended January 3, 1994:
  Land............................  $   --      $  552,373      $   --       $  --         $   552,373
  Leasehold improvements..........   5,056,040   4,595,702          --          --           9,651,742
  Equipment and fixtures..........   3,832,032   1,826,223          --          --           5,658,255
                                    ----------  -------------   -----------  -----------   -----------
                                    $8,888,072  $6,974,298(3)   $   --       $  --         $15,862,370
                                    ----------  -------------   -----------  -----------   -----------
                                    ----------  -------------   -----------  -----------   -----------

- ------------------------
(1) Acquisition of OTB Garland, Limited on February 24, 1992 consisting of the acquisition of net assets in exchange for stock.
(2) In the year ended December 28, 1992, of the $2.8 million additions, $2.0 million related to the land purchase and construction of the North Dallas restaurant which was sold and leased back under an operating lease.
(3) In the year ended January 3, 1994, OTB entered into $984,063 of capital lease equipment additions.

                                                                     SCHEDULE VI

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES
                   ACCUMULATED DEPRECIATION AND AMORTIZATION
                           OF PROPERTY AND EQUIPMENT

                                                           ADDITIONS
                                             BALANCE AT    CHARGED TO
                                            BEGINNING OF    COST AND                    OTHER       BALANCE AT
              CLASSIFICATION                   PERIOD     EXPENSES (1)  RETIREMENTS    CHANGES     END OF PERIOD
- ------------------------------------------  ------------  ------------  -----------  -----------   -------------
Year ended December 30, 1991:
  Leasehold improvements..................  $  1,904,689  $   131,171   $   --       $  --         $   2,035,860
  Equipment and fixtures..................     1,889,647      243,795       --          --             2,133,442
                                            ------------  ------------  -----------  -----------   -------------
                                            $  3,794,336  $   374,966   $   --       $  --         $   4,169,302
                                            ------------  ------------  -----------  -----------   -------------
                                            ------------  ------------  -----------  -----------   -------------
Year ended December 28, 1992:
  Leasehold improvements..................  $  2,035,860  $   154,192   $   --       $382,088(2)   $   2,572,140
  Equipment and fixtures..................     2,133,442      283,886       --        415,946(2)       2,833,274
                                            ------------  ------------  -----------  -----------   -------------
                                            $  4,169,302  $   438,078   $   --       $798,034      $   5,405,414
                                            ------------  ------------  -----------  -----------   -------------
                                            ------------  ------------  -----------  -----------   -------------
Year ended January 3, 1994:
  Leasehold improvements..................  $  2,572,140  $   457,482   $   --       $  --         $   3,029,622
  Equipment and fixtures..................     2,833,274      432,219       --          --             3,265,493
                                            ------------  ------------  -----------  -----------   -------------
                                            $  5,405,414  $   889,701   $   --       $  --         $   6,295,115
                                            ------------  ------------  -----------  -----------   -------------
                                            ------------  ------------  -----------  -----------   -------------

- ------------------------
(1) Depreciation is provided by the straight-line method over the estimated useful lives of the assets which range from five to twenty-five years. Effective January 1, 1991, the remaining lives of certain equipment was extended from five to seven years based on a change in the estimated useful lives of the equipment. The remaining lives of leasehold improvements were extended at that time to include any renewal options on certain locations because OTB anticipates renewing such options and would forego significant economic benefits by not renewing such options.
(2) Acquisition of OTB Garland, Limited on February 24, 1992 consisting of the acquisition of net assets in exchange for stock.

                                                                     SCHEDULE IX

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES
                             SHORT-TERM BORROWINGS

                                                                                                  WEIGHTED
                                                                                                  AVERAGE
                                                                        MAXIMUM     AVERAGE       INTEREST
                                                            WEIGHTED    AMOUNT       AMOUNT       RATE
                                                BALANCE AT  AVERAGE   OUTSTANDING  OUTSTANDING    DURING
                                                  END OF    INTEREST  DURING THE   DURING THE     THE
 CATEGORY OF AGGREGATE SHORT-TERM BORROWINGS      PERIOD      RATE      PERIOD       PERIOD       PERIOD
- ----------------------------------------------  ----------  --------  -----------  ----------     ---
Year ended December 30, 1991:
  Line of credit (A)..........................     --           18  % $  100,000   $50,000(B)     18%
Year ended December 28, 1992:
  None........................................     --         --          --         --           --
Year ended January 3, 1994:
  None........................................     --         --          --         --           --

- ------------------------
(A) A $250,000 line of credit with an unrelated limited partnership of which $100,000 was drawn at December 31, 1990. The terms of the agreement included interest due quarterly through maturity at August 30, 1991, and was secured by assignment of OTB Common Stock and guarantees of certain shareholders. The line of credit was paid in full at maturity and not renewed.
(B)   The average amount outstanding during the period is calculated as follows:
      (beginning balance + ending balance)/2.

                                                                      SCHEDULE X

                   ON THE BORDER CAFES, INC. AND SUBSIDIARIES
                          INCOME STATEMENT INFORMATION

                                                                              CHARGED TO COSTS AND EXPENSES
                                                                          --------------------------------------
                                                                                       YEARS ENDED
                                                                          --------------------------------------
                                                                          JANUARY 3,  DECEMBER 28,  DECEMBER 30,
                                                                             1994         1992          1991
                                                                          ----------  ------------  ------------
Maintenance and repairs.................................................  $  551,698  $   274,352   $   436,352
Advertising costs.......................................................     935,607      458,202           N/A
Pre-opening cost amortization...........................................     532,092          N/A           N/A

- ------------------------
N/A -- Not included due to having been less than 1% of total revenue in these years.

                   REPORT AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Brinker International, Inc.:

    The audits referred to in our report dated August 6, 1993, except as to the first paragraph of Note 7, which is as of March 9, 1994, included the related financial statement schedules as of June 30, 1993, and for each of the years in the three-year period ended June 30, 1993, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

    We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                                               KPMG Peat Marwick


Dallas, Texas
April 13, 1994

                                                                      SCHEDULE I

                  BRINKER INTERNATIONAL, INC. AND SUBSIDIARIES
                   MARKETABLE SECURITIES -- OTHER INVESTMENTS
                                 JUNE 30, 1993
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                NUMBER OF
                                                                                SHARES OR   COST AND
                                                                                PRINCIPAL   CARRYING    MARKET
TYPE OF ISSUE                                                                    AMOUNTS      VALUE      VALUE
- -----------------------------------------------------------------------------  -----------  ---------  ---------
Preferred Stocks:
  Consumer Products..........................................................       24,000  $     600  $     636
  Financial Institutions.....................................................      355,000     17,366     18,059
  High Tech..................................................................       33,181      1,235      1,277
  Insurance..................................................................      103,400      2,806      2,825
  Retail.....................................................................    2,171,684      2,026      2,029
  Utilities..................................................................      140,000      3,500      3,570
Long-Term Bonds..............................................................       $2,000      1,160      1,180
                                                                                            ---------  ---------
    Total Long-Term Investments..............................................               $  28,693  $  29,576
                                                                                            ---------  ---------
                                                                                            ---------  ---------

                                                                      SCHEDULE V

                  BRINKER INTERNATIONAL, INC. AND SUBSIDIARIES
                             PROPERTY AND EQUIPMENT
                                 (IN THOUSANDS)

                                                             BALANCE AT
                                                            BEGINNING OF                             BALANCE AT
                                                               PERIOD     ADDITIONS(1) RETIREMENTS  END OF PERIOD
                                                            ------------  -----------  -----------  -------------
For the Year Ended June 30, 1991:
  Land....................................................   $   28,986    $   9,766    $  --        $    38,752
  Buildings and Leasehold Improvements....................       97,362       31,516         (664)       128,214
  Furniture and Equipment.................................       66,203       17,362       (1,009)        82,556
  Construction-in-Progress................................        6,210        1,252       --              7,462
                                                            ------------  -----------  -----------  -------------
    Total.................................................   $  198,761    $  59,896    $  (1,673)   $   256,984
                                                            ------------  -----------  -----------  -------------
                                                            ------------  -----------  -----------  -------------
For the Year Ended June 30, 1992:
  Land....................................................   $   38,752    $  25,425    $    (480)   $    63,697
  Buildings and Leasehold Improvements....................      128,214       34,876         (805)       162,285
  Furniture and Equipment.................................       82,556       32,169       (6,751)       107,974
  Construction-in-Progress................................        7,462        3,376       --             10,838
                                                            ------------  -----------  -----------  -------------
    Total.................................................   $  256,984    $  95,846    $  (8,036)   $   344,794
                                                            ------------  -----------  -----------  -------------
                                                            ------------  -----------  -----------  -------------
For the Year Ended June 30, 1993:
  Land....................................................   $   63,697    $  23,135    $  --        $    86,832
  Buildings and Leasehold Improvements....................      162,285       49,652         (158)       211,779
  Furniture and Equipment.................................      107,974       30,583       (2,341)       136,216
  Construction-in-Progress................................       10,838       17,588       --             28,426
                                                            ------------  -----------  -----------  -------------
    Total.................................................   $  344,794    $ 120,958    $  (2,499)   $   463,253
                                                            ------------  -----------  -----------  -------------
                                                            ------------  -----------  -----------  -------------

- ------------------------
(1) Additions primarily represent costs for acquiring land and constructing and equipping new restaurant facilities.

                                                                     SCHEDULE VI

                  BRINKER INTERNATIONAL, INC. AND SUBSIDIARIES
                   ACCUMULATED DEPRECIATION AND AMORTIZATION
                           OF PROPERTY AND EQUIPMENT
                                 (IN THOUSANDS)

                                                               Balance at                             Balance at
                                                              Beginning of                              End of
                                                                 Period     Additions   Retirements     Period
                                                              ------------  ----------  -----------  ------------
For the Year Ended June 30, 1991:
  Buildings and Leasehold Improvements......................   $  (18,204)  $   (5,792)  $     638   $    (23,358)
  Furniture and Equipment...................................      (34,123)     (11,417)        866        (44,674)
                                                              ------------  ----------  -----------  ------------
    Total Accumulated Depreciation and Amortization.........   $  (52,327)  $  (17,209)  $   1,504   $    (68,032)
                                                              ------------  ----------  -----------  ------------
                                                              ------------  ----------  -----------  ------------
For the Year Ended June 30, 1992:
  Buildings and Leasehold Improvements......................   $  (23,358)  $   (7,728)  $     188   $    (30,898)
  Furniture and Equipment...................................      (44,674)     (14,431)      5,386        (53,719)
                                                              ------------  ----------  -----------  ------------
    Total Accumulated Depreciation and Amortization.........   $  (68,032)  $  (22,159)  $   5,574   $    (84,617)
                                                              ------------  ----------  -----------  ------------
                                                              ------------  ----------  -----------  ------------
For the Year Ended June 30, 1993:
  Buildings and Leasehold Improvements......................   $  (30,898)  $   (9,801)  $      72   $    (40,627)
  Furniture and Equipment...................................      (53,719)     (20,690)      2,147        (72,262)
                                                              ------------  ----------  -----------  ------------
    Total Accumulated Depreciation and Amortization.........   $  (84,617)  $  (30,491)  $   2,219   $   (112,889)
                                                              ------------  ----------  -----------  ------------
                                                              ------------  ----------  -----------  ------------

                                                                     SCHEDULE IX

                  BRINKER INTERNATIONAL, INC. AND SUBSIDIARIES
                             SHORT-TERM BORROWINGS
                                 (IN THOUSANDS)

                                                     MAXIMUM       AVERAGE       WEIGHTED
                                       WEIGHTED      AMOUNT        AMOUNT         AVERAGE
                                        AVERAGE    OUTSTANDING   OUTSTANDING   INTEREST RATE
CATEGORY OF AGGREGAGE   BALANCE AT     INTEREST    DURING THE    DURING THE     DURING THE
SHORT-TERM BORROWINGS  END OF PERIOD     RATE        PERIOD      PERIOD (2)     PERIOD (3)
- ---------------------  -------------  -----------  -----------  -------------  -------------
Notes Payable
to Banks (Bank Borrowings)(1)

YEARS ENDED JUNE 30,
- ---------------------
        1991                --            --        $   9,300     $   3,600        8.340 %
        1992                --            --        $   4,000     $     612        7.094 %
        1993                --            --        $  12,650     $   3,008        3.590 %

- ------------------------
(1) Notes payable to banks represent obligations payable under line of credit agreements with local banks. Borrowings are arranged on an as needed basis at various terms.
(2) The average amount outstanding during the year represents the average monthly principal balances outstanding during the year.
(3) The weighted average interest rates during the year were computed by dividing the actual interest accrued on short-term borrowings by the average short-term borrowings.

                                                                      SCHEDULE X

                  BRINKER INTERNATIONAL, INC. AND SUBSIDIARIES
                          INCOME STATEMENT INFORMATION
                                 (IN THOUSANDS)

                                                                                  FOR THE YEARS ENDED JUNE 30,
                                                                                 -------------------------------
                                                                                   1993       1992       1991
                                                                                 ---------  ---------  ---------
Maintenance and Repairs........................................................  $  11,254  $   9,885  $   7,282
Amortization of Deferred Costs.................................................      5,447      5,112      5,562
Property Taxes.................................................................      6,781      5,209      3,750
Advertising....................................................................     22,226     17,346     14,152

                           ON THE BORDER CAFES, INC.
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 18, 1994


    The undersigned (1) acknowledges receipt of the Notice of Annual Meeting of Shareholders of On The Border Cafes, Inc., a Texas corporation (the "Company"), to be held on Wednesday, May 18, 1994, at 9:00 a.m., CDT, at the Clarion Hotel, 1241 West Mockingbird Lane, Dallas, Texas 75247, and the Proxy Statement/Prospectus in connection therewith; and (2) appoints Stephen D. Fenstermacher and Raymond E. Yoakum and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that this proxy be voted as follows:



1.         Proposal  to  approve  the  Amended  and Restated  Agreement  and  Plan  of  Merger by  and  among  the  Company, Brinker
           International, Inc. and Rio Acquisition Corp.
           / /    FOR                                         /  /   AGAINST                                         /  /    ABSTAIN
2.         Election of Directors
           / /  FOR all nominees listed below (except as marked to the contrary below).
                               Stephen D. Fenstermacher, Ned R. Lidvall, David deN. Franklin, Raymond C. Hemmig,
                             Paul S. Heyd, Frederick G. Molsen, Louis P. Neeb, R. Brooks Reed, Clark S. Willingham
            (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
           / /  WITHHOLD AUTHORITY to vote for all nominees listed above.
3.         Proposal to amend and restate the Company's Amended and Restated Stock Option Plan to permit grants of options thereunder to consultants of the Company.
           /  /    FOR                                         /  /   AGAINST                                         /  /   ABSTAIN
4.         In the discretion of the proxies, on any other matter that may properly come before the meeting or any adjournment thereof.


                         IMPORTANT: SIGN ON OTHER SIDE

                           CONTINUED FROM OTHER SIDE

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED ON THE REVERSE SIDE HEREOF AND FOR PROPOSALS 1, 3 AND 4.

    If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any adjournment thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

    The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
                                             Date: ______________________ , 1994
                                             ___________________________________
                                                 Signature of Shareholder
                                           _____________________________________
                                                 Signature of Shareholder
                                           _____________________________________
                                                   Title, if applicable

                                             Please date  this  proxy  and  sign
                                             your  name  exactly  as  it appears
                                             hereon. Where  there is  more  than
                                             one  owner, each  should sign. When
                                             signing as an attorney,
                                             administrator,  executor,  guardian
                                             or  trustee, please  add your title
                                             as   such.   If   executed   by   a
                                             corporation,  the  proxy  should be
                                             signed   by   a   duly   authorized
                                             officer.  EACH JOINT  TENANT SHOULD
                                             SIGN.
                                             PLEASE MARK, SIGN, DATE AND  RETURN
                                             YOUR PROXY PROMPTLY IN THE ENCLOSED
                                             ENVELOPE. NO POSTAGE IS REQUIRED.